Exhibit 10.6

LEASE

_____________________

TR 120 S. LASALLE CORP.
Landlord

to

THE PRIVATEBANK AND TRUST COMPANY
Tenant

Floors 2, 3 and 6 and portions of floors 1 and 4
120 South LaSalle Street,
Chicago, Illinois

Dated:  April 25, 2008

TABLE OF CONTENTS

Section Page

1	CERTAIN PROVISIONS AND DEFINITIONS.	1
2	LEASE OF LEASED PREMISES.	10
3	LANDLORD'S WORK; TENANT'S WORK.	11
3.1	Landlord's Work. .	11
3.2	Condition of Leased Premises. .	11
3.3	Tenant's Work. .	11
4	PAYMENT OF RENT.	11
5	MONTHLY BASE RENT.	12
6	ADDITIONAL RENT.	12
6.1	Additional Rent.	12
6.2	Operating Expense Adjustments.	13
6.3	Expense Adjustment..	13
(A)	Upper Level Premises Expense Adjustment..	13
(B)	Retail Premises Expense Adjustment.	14
6.4	Tax Adjustment..	15
(A)	Upper Level Premises Tax Adjustment..	15
(B)	Retail Premises Tax Adjustment..	15
(C)	Right to Contest Taxes..	16
6.5	Delay in Computing Additional Rent.	16
6.6	Review of Books and Records..	17
6.7	Controllable Operating Expense Cap..	18
7	USE OF LEASED PREMISES.	18
7.1	Use of Leased Premises..	18
7.2	Parking.	18
.7.3	Compliance with Requirements.	20
8	SERVICES.	21
8.1	General Description of Services.	21
8.2	Communications.	23
8.3	Extra or Additional Services..	24
8.4	Holidays.	25
8.5	Interruption of Services.	25
8.6	Tenant's Cooperation.	25
8.7	Excessive Use of Building Systems.	26
8.8	Security.	26
9	REPAIRS AND MAINTENANCE.	27
9.1	Tenant's Repairs and Maintenance Generally	27
9.2	Specific Items of Tenant Repair and Maintenance.	28
9.3	Landlord's Maintenance and Repair..	28
9.4	Reservation of Rights.	30
9.5	Hazardous Materials.	30
9.6	Biological Toxins	31
10	ALTERATIONS.	31
10.1	Generally.	31
10.2	Removal.	32
11	COVENANT AGAINST LIENS.	33
12	INSURANCE AND SUBROGATION.	34
12.1	Tenant's Insurance.	34
12.2	Waiver of Subrogation.	35
12.3	Landlord's Insurance.	35
12.4	Avoid Action Increasing Rates.	37
13	FIRE OR CASUALTY.	37
13.1	Generally.	37
13.2	Right To Abatement. .	38
13.3	Repair Obligations.	38
13.4	Landlord's Right to Proceeds of Tenant's Insurance..	38
14	WAIVER OF CLAIMS; INDEMNIFICATION.	39
15	NONWAIVER.	41
16	CONDEMNATION.	41
17	ASSIGNMENT AND SUBLETTING.	42
17.1	General.	42
17.2	Additional Receipts.	45
17.3	Other Limitations.	45
17.4	Lease Assumption; Subtenant Attornment	45
17.5	Intentionally Omitted.
18	SURRENDER OF POSSESSION.	46
19	HOLDING OVER.	47
20	ESTOPPEL CERTIFICATE.	47
21	MORTGAGE OR GROUND LEASE BY LANDLORD.	48
21.1	Subordination.	48
21.2	Foreclosure.	49
21.3	Superiority	49
21.4	Successor Liability	46
21.5	Recording.	49
21.6	Merger of Interest.	49
21.7	Right To Cure.	50
22	CERTAIN RIGHTS RESERVED BY LANDLORD.	50
22.1	Right of Access.	50
22.2	Pass Keys; Tenant's Secured Areas.	50
22.3	Window Coverings.	51
22.4	Heavy Items.	51
22.5	Moving Items.	51
22.6	Deliveries.	51
22.7	Showing of Leased Premises.	51
22.8	Pipes, Ducts, Wiring, etc.	51
22.9	Inspection.	51
22.1	Right To Conduct Business	52
22.11	Remodeling.	52
22.12	Naming; Signage.	52
22.13	Energy/Natural Resources Conservation.	52
22.14	Light Court	52
22.15	Non-Smoking Facility	52
23	RULES AND REGULATIONS.	53
24	DEFAULT AND REMEDIES.	53
24.1	Default and Landlord's Remedies.	53
24.2	Attorneys' Fees.	57
24.3	Rights Cumulative.	57
24.4	Late Payments.	57
25	COVENANT OF QUIET ENJOYMENT.	58
26	REAL ESTATE BROKERS.	58
27	INTENTIONALLY OMITTED.	58
28	TENANT'S EXCLUSIVE RIGHTS.	58
28.1	Tenant's Exclusive Use.	58
28.2	Name of Building.	59
28.3	Signage	60
29	NOTICES.	62
30	MISCELLANEOUS.	64
30.1	Terms.	64
30.2	Binding Effect.	64
30.3	Lease Contains All Terms.	64
30.4	Delivery For Examination.	64
30.5	Prohibition Against Recording.	64
30.6	Captions.	64
30.7	Only Landlord/Tenant Relationship.	64
30.8	Application of Payments.	65
30.9	Governing Law..	65
30.1	Partial Invalidity..	65
30.11	Interest.	65
30.12	Intentionally Omitted.	65
30.13	Counterparts.	65
30.14	Survival.	65
30.15	Time of the Essence.	65
30.16	Accord and Satisfaction	65
30.17	Landlord's Right to Perform Tenant's Duties.	66
30.18	Force Majeure.	66
30.19	Confidentiality.	66
30.2	Intentionally Omitted.	66
30.21	Advertising.	66
30.22	Waiver of Jury Trial	67
30.23	Exhibits; Schedules.	67
30.24	Possession.	64
30.25	Financial Statements.	67
30.26	Public Safety	67
30.27	Intentionally Omitted.	68
30.28	USA Patriot Act and Anti-Terrorism Laws	68
30.29	Central Loop TIF District.	68
30.3	Authority.	68
31	ADA.	69
32	EXCULPATION.	70
33	EXPANSION OPTIONS	70
34	RENEWAL OPTIONS.	75
34.1.	Renewal Options.	75
34.2.	Exercise of Option.	75
34.3.	Renewal Rent	75
34.4.	Personal Option.	75
34.5	All of the Leased Premises	75
34.6	Fair Market Rental Rate.	75
34.7	Determination Procedure.	76
35	RETAIL PREMISES RELINQUISHMENT OPTION.	78
36	TERMINATION OPTION.	79
37	UPPER LEVEL RELINQUISHMENT OPTIONS.	80
38	RIGHT OF FIRST REFUSAL	81
38.1	Right of First Refusal	81
38.2	Procedure.	81
38.3	Refusal Notice.	82
38.4	All Refusal Space	82
38.5	Delivery of Refusal Space.	83
38.6	Expansion Options.	83
39	RIGHT OF FIRST OFFER	84
39.1	Right of First Offer.	84
39.2	Procedure.	85
39.3	First Offer Notice.	85
39.4	All First Offer Space.	85
39.5	Delivery of First Offer Space.	86
40	LANDLORD DEFAULT.	86
41	CONTINGENCY.	88

Exhibits

EXHIBIT A	TOTAL RENTABLE SQUARE FEET OF LEASED PREMISES
EXHIBIT A-1	DEPICTION OF RETAIL PREMISES
EXHIBIT A-2	DEPICTION OF FOURTH FLOOR PREMISES
EXHIBIT A-2	DEPICTION OF UPPER LEVEL PREMISES

EXHIBIT B	WORKLETTER

EXHIBIT C	JANITORIAL SPECIFICATIONS

EXHIBIT D	RULES AND REGULATIONS

EXHIBIT E-1	RETAIL PREMISES ANNUAL BASE RENT ADJUSTMENTS
EXHIBIT E-2	FOURTH FLOOR PREMISES ANNUAL BASE RENT ADJUSTMENTS
EXHIBIT E-3	UPPER LEVEL PREMISES ANNUAL BASE RENT ADJUSTMENTS

EXHIBIT F	SATELLITE /COMMUNICATIONS SYSTEM

EXHIBIT G-1	GRAND BANKING HALL MAINTENANCE STANDARDS
EXHIBIT G-2	ESCALATOR MAINTENANCE STANDARDS

EXHIBIT H	FORM OF SNDA

EXHIBIT I	LIST OF TENANT'S COMPETITORS

EXHIBIT J	TENANT’S COMMENCEMENT DATE CONFIRMATION

EXHIBIT K-1	LOCATION OF TENANT'S SIGNS
EXHIBIT K-2	TENANT'S APPROVED SIGNAGE

EXHIBIT L	EXPENSE CAP EXAMPLE

EXHIBIT M                                LOCATION OF SUBSTITUTE GARAGE

EXHIBIT N                                TENANT'S ATMS

EXHIBIT O                                MEMORANDUM OF LEASE

EXHIBIT P                                GUARANTY

EXHIBIT Q                                SEVENTH FLOOR KITCHEN DEMOLITION

LEASE

THIS LEASE (this "Lease") is made as of the _______ day of ________________, 2008 ("Effective Date") between TR 120 S. LASALLE CORP., a Delaware corporation, hereinafter referred to as "Landlord", and THE PRIVATEBANK AND TRUST COMPANY, an Illinois chartered bank, hereinafter referred to as "Tenant".

Landlord and Tenant hereby covenant and agree as follows:

1. CERTAIN PROVISIONS AND DEFINITIONS.

The following provisions and definitions are an integral part of this Lease:

(a) "Additional Rent":  As defined in Article 6.

(b) "Adjustment Date":  January 1 of the calendar year following the Base Year and each successive January 1 within the Term.

(c) "Adjustment Year":  Each calendar year commencing on an Adjustment Date.

(d) "Annual Base Rent":  The rent due and payable hereunder for each Lease Year, which shall be:

(1)
For the Retail Premises (as defined in Section 1(s) below), an amount equal to the Rentable Square Feet in the Retail Premises multiplied by the rent per square foot ("Retail Rent Per Square Foot") for the particular Lease Year.  The Retail Rent Per Square Foot for the first Lease Year shall be Fifty and 00/100 Dollars ($50.00) and shall adjust thereafter in accordance with Exhibit E-1 attached hereto ("Retail Premises Annual Base Rent");

(2)
For the Fourth Floor Premises (as defined in Section 1(s) below), an amount equal to the Rentable Square Feet in the Fourth Floor Premises multiplied by the rent per square foot ("Fourth Floor Rent Per Square Foot") for the particular Lease Year.  The Fourth Floor Rent Per Square Foot for the first Lease Year shall be Sixteen and 00/100 Dollars ($16.00) and shall adjust thereafter in accordance with Exhibit E-2 attached hereto ("Fourth Floor Premises Annual Base Rent"); and

(3)
For the Upper Level Premises (as defined in Section 1(s) below), an amount equal to the Rentable Square Feet in the Upper Level Premises multiplied by the rent per square foot ("Upper Level Rent Per Square Foot") for the particular Lease Year.  The Upper Level Rent Per Square Foot for the first Lease Year shall be Twenty-Eight and 50/100 Dollars ($28.50) and shall adjust thereafter in accordance with Exhibit E-3 attached hereto ("Upper Level Premises Annual Base Rent").

The Retail Premises Annual Base Rent, Fourth Floor Premises Annual Base Rent and Upper Level Premises Annual Base Rent shall be referred to collectively as "Annual Base Rent".  The rent for any partial month at the beginning of the first (1st) Lease Year shall be added to and included in the Annual Base Rent for the first (1st) Lease Year.

(e) "Base Year":  With respect to Operating Expenses, the Base Year shall be the Calendar Year 2009.  With respect to Taxes, the Base Year shall be the product of: (i) the 2006 (payable in 2007) assessed value ($23,177,720); multiplied by (ii) the 2008 (payable in 2009) tax rate; multiplied by (iii) the 2008 (payable in 2009) equalization factor.

(f) "Brokers":  Lincoln Property Company Commercial Inc. (representing Landlord) and Colliers Bennett & Kahnweiler Inc. (representing Tenant).

(g) "Building":  The building located at 120 South LaSalle Street, Chicago, Illinois, together with all building systems located therein, all improvements from time to time located on the Land and any area servicing those improvements for which Landlord may from time to time have obligations, such as adjoining access areas, public sidewalks and other common areas and special service areas.

(h) "Commencement Date":  January 1, 2009.

(i) "Environmental Laws":  All Federal, state or local laws, statutes, ordinances, codes, rules, regulations, licenses, authorizations, decisions, orders, and injunctions, which pertain to health, safety, any Hazardous Materials, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above-ground tanks) and shall include, without limitation, the Occupational Safety and Health Act, 29 U.S.C. §§651, et seq.; the Emergency Planning and Community Rights-to-Know Act, 42 U.S.C. §§11001, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§1801, et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §§6901, et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. §§9601, et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Federal Water Pollution Control Act, 33 U.S.C. §§1251, et seq.; the Clean Air Act, 42 U.S.C. §§7401, et seq.; the Illinois Environmental Protection Act, 415 ILCS 5/1, et seq.; the Gasoline Storage Act, 430 ILCS 15/0.01, et seq.; the Municipal Code of the City of Chicago; and any other local, state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

(j) "Exclusive Use":  A full service financial institution both directly and through subsidiaries and affiliates; banking, savings and loan and trust company; mortgage company and mortgage lending; and ATM service.

(k) "Expiration Date":  December 31, 2023.

(l) "Grand Banking Hall":  The area on the Upper Level Premises identified as the "Grand Banking Hall" on Exhibit A-3 attached hereto.

(m) "Hazardous Materials":  All substances, whether solid, liquid or gaseous, which are listed, defined or regulated as "hazardous materials," "hazardous wastes" or "solid wastes," or are otherwise classified as pollutants or contaminants or any other similar substances or materials that are now or may hereafter be included under or regulated by any Environmental Law, or which are or contain asbestos, radon, any polychlorinated biphenyls, urea formaldehyde foam insulation, explosive or radioactive materials, or motor fuels or other petroleum hydrocarbons, or which cause or pose a threat to cause contamination or a nuisance on the Property or any adjacent property or are a hazard to the environment or to the health or safety of persons.

(n) "Interest Rate":  As defined in Section 24.4.

(o) "Land":  The land on which the Building is located.

(p) "Landlord's Work":  As defined in Section 3.1.

(q) "Laws":  All Environmental Laws, and all statutes, laws, ordinances, codes, rules and regulations, orders and directions of public officials or other acts having the force or effect of law, of all federal, state, county, municipal and other agencies, authorities or bodies having jurisdiction over the Leased Premises.

(r) "Lease Year":  If the Commencement Date is the first (1st) day of a calendar month, the period of twelve (12) consecutive months commencing on the Commencement Date; if the Commencement Date is not the first (1st) day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month of the Term; and, in either case, each consecutive twelve (12) month period thereafter which falls in whole or in part during the Term.

(s) "Leased Premises":  The Leased Premises consists of the following: (1) the retail space on the first (1st) floor of the Building consisting of approximately 13,140 Rentable Square Feet ("Retail Premises") as depicted on Exhibit A-1 attached hereto and made a part hereof; (2) that portion of the south side of the fourth (4th) floor of the Building consisting of approximately 10,343 Rentable Square Feet ("Fourth Floor Premises") as depicted on Exhibit A-2 attached hereto and made a part hereof; and (3) the second (2nd) floor of the Building consisting of approximately 34,189 Rentable Square Feet; the third (3rd) floor of the Building consisting of approximately 19,810 Rentable Square Feet; and the sixth (6th) floor of the Building consisting of approximately 27,967 Rentable Square Feet (collectively, the "Upper Level Premises") as depicted on Exhibit A-3 attached hereto and made a part hereof.   The Retail Premises, Fourth Floor Premises and Upper Level Premises are collectively referred to herein as the "Leased Premises" and consist of a total of 105,449 Rentable Square Feet, as more particularly described in Exhibit A.  The Leased Premises shall include any expansion of the Leased Premises pursuant to Article 33, Expansion Option, Article 38, Right of First Refusal, and Article 39, Right of First Offer of this Lease, if exercised, and the Rentable Square Feet of the Leased Premises shall be adjusted accordingly.  Any expansion of space of the Leased Premises which is above the first (1st) floor shall become part of the "Upper Level Premises" and the Rentable Square Feet of the Upper Level Premises shall be adjusted accordingly.

(t) "Material Casualty":  Damage or destruction which: (i) renders thirty percent (30%) or more of the Rentable Square Feet of the Building Untenantable (as defined below); or (ii) renders thirty percent (30%) or more of the entire Leased Premises inaccessible or impossible to occupy; or (iii) causes any damage to any portion of the Leased Premises that will require more than three hundred and sixty-five (365) days to fully repair and restore.

(u) "Monthly Base Rent": As defined in Article 5.

(v) "Mortgage":  As defined in Article 21.

(w) "Mortgagee":  As defined in Article 21.

(x) "Operating Expenses":  All expenses, costs and disbursements of every kind and nature (determined for each calendar year on an accrual basis) incurred by Landlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Property or in complying with obligations arising under this Lease and any easements, operating and other agreements affecting the Property, including, without limitation, (i) wages, salaries, fees, related taxes, insurance costs, benefits (including amounts payable under medical, pension and welfare plans and any amounts payable under collective bargaining agreements) and reimbursement of expenses of and relating to all personnel at and below the level of general manager of the Building engaged full or part-time (pro rata on time spent at the Building) in operating, repairing, managing, replacing and maintaining the Property; (ii) all supplies and materials; (iii) legal and accounting fees and expenses; (iv) cost of all utilities for the Building, such as water, sewer, power, fuel, heating (or hot water for heating), lighting, air conditioning (or chilled water for air cooling) and ventilating, to the extent not specifically directly allocated to or paid by Tenant; (v) fees and other charges payable under or in respect of all maintenance, repair, janitorial, scavenger, building security and other service agreements for or pertaining to the Property; (vi) costs of all insurance relating to the Building, its occupancy or operations and the Property, which is customary for similarly situated office buildings in the Pertinent Market (as hereinafter defined) (vii) costs of repairs and maintenance of the Property, including costs which are not capital in nature required to keep the Building safe or remove hazards therefrom; (viii) costs of compliance with Laws; and (ix) management fees and reimbursed expenses of Landlord or Landlord's managing agent and administrative expenses not borne by Landlord's managing agent (not to exceed three percent (3%) of total collections).  Specifically excluded from Operating Expenses (to the extent provided below) shall be the following:

(1) Taxes (provided, however, if Landlord incurs any penalties as a direct result of Tenant's Default under this Lease, said penalties so incurred shall be payable directly by Tenant to Landlord immediately upon Landlord's written demand therefor);

(2) Costs of improvements to any tenant's premises, or any architectural, engineering or legal fees, relocation expense or any permit or similar fees or charges associated with such improvements;

(3) Principal or interest payments on loans, and other debt costs, including loans secured by mortgages or trust deeds on the Property, and ground lease payments, if any;

(4) Costs of capital improvements, except that Operating Expenses shall include (i) the cost during the Term, as reasonably amortized by Landlord pursuant to sound management and accounting principles consistently applied, with interest on the unamortized amount at the Interest Rate, of any capital improvements which are intended to reduce any component cost included within Operating Expenses (and which, at such time, a prudent owner of an office building in downtown Chicago, Illinois would reasonably determine would be likely to so reduce) and (ii) the cost of any capital improvements which are intended to keep the Property in compliance with any and all Laws enacted, or are first interpreted to apply to the Building, after the date of this Lease; provided, however, that any capital improvements that are planned or initiated by Landlord prior to the Commencement Date shall not be included in Operating Expenses;

(5) Depreciation or amortization of any improvements or equipment, except as specifically set forth in this Lease;

(6) Costs of repairs, alterations or replacements caused by casualty losses to the extent of insurance proceeds collected by Landlord, which Landlord shall use commercially reasonable efforts to collect, or the insurance proceeds that Landlord would have collected if Landlord had carried the insurance required of Landlord under this Lease;

(7) Costs of repairs, alterations or replacements caused by the exercise of rights of eminent domain;

(8) Costs and expenses incurred in connection with advertising, promoting, marketing and leasing space in the Building, and public relations for the Landlord or Building, including legal fees for the preparation of leases, tenant allowances, space planner fees, real estate brokers' leasing commissions and advertising and promotional expenses, and expenses of any leasing office incurred with regard to leasing the Building or portions thereof;

(9) Court costs and legal fees incurred with regard to enforcing the obligations of tenants under other leases;

(10) Leasing commissions, attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, occupants or prospective tenants or occupants of the Building;

(11) Costs incurred due to violation by Landlord of any lease for space in the Building or any indemnity payments made by Landlord pursuant to any such lease because of a violation or alleged violation or settlement by Landlord under such lease;

(12) Any payments made to subsidiaries of Landlord or entities under common control with Landlord except if such payments are for services or goods on, to or for the Building or the Land, and only then to the extent that the cost of such services and goods are at market rates being paid for such services or goods by owners of other office buildings in downtown Chicago, Illinois from time to time;

(13) Any expense for which Landlord is compensated by proceeds of insurance, which proceeds Landlord shall use commercially reasonable efforts to collect;

(14) Any expense for services or items for which any tenant of the Building (including Tenant) directly reimburses or is required to reimburse Landlord (expressly excluding any expense for which Landlord is reimbursed through its inclusion in Operating Expenses);

(15) Accounting fees (including those for the preparation of Landlord's income taxes), except reasonable accounting fees incurred in connection with the ownership, operation and management of the Property;

(16) Any lender's fees;

(17) Variable expenses and all utilities attributable to the operation of that portion of the first floor of the Building that is being used for retail purposes;

(18)           Electricity exclusively serving the Leased Premises which is separately metered to the Leased Premises and for which Tenant shall be separately charged;

(19)           Costs or other services or work performed for the singular benefit of another tenant or occupant;

(20)           Costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building;

(21)           Rental under any ground or underlying lease or leases;

(22)           Any penalty or fine incurred by Landlord due to Landlord's violation of any law and any interest or penalties due for late payment of Taxes by Landlord;

(23)           Expenses for any item or service for which Tenant pays directly to a third party or separately reimburses Landlord;

(24)           Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(25)           Expenses for the replacement of any item covered under warranty for which money is collected by Landlord thereunder;

(26)           All costs of purchasing or leasing sculptures, paintings or other works or objects of art.  Notwithstanding the foregoing to the contrary, Operating Expenses shall include: (i) costs relating to the maintenance of, and insurance for, objects of art which exist on the Property as of the Effective Date; and (ii) costs (up to the amount of Landlord's insurance deductible) relating to the repair of objects of art which exist on the Property as of the Effective Date, if, and only if, the need for such repairs results from the negligence or willful misconduct of Tenant or any of Tenant's employees, agents or contracts;

(27)           Landlord's charitable and political contributions;

(28)           Costs of environmental remediation and costs to comply with Environmental Laws;

(29)           Costs of Property compliance with the Americans with Disabilities Act or other similar Laws existing as of the Commencement Date; and

(30)           Costs incurred in the operation, maintenance and ownership of the 183 Monroe Garage (as hereinafter defined) and other parking concessions.

Specifically excluded from Retail Premises Operating Expenses are the following:

(i)	All costs set forth in items (1) through (30) above;

(ii)	Costs related to the maintenance, repair and replacement of utility systems that do not benefit the Retail Premises; and

(iii)	Elevators, escalators and common areas above or below the first floor of the Building (unless such common areas contain systems that directly serve the Retail Premises).

(y) "Property":  The Building and the Land.

(z) "Rent":  All amounts due under this Lease from Tenant to Landlord, including, without limitation, Monthly Base Rent and Additional Rent.

(aa) "Rentable Square Feet": With respect to the Leased Premises, Landlord and Tenant stipulate and agree that the Rentable Square Feet is 105,449, with respect to the Upper Level Premises, Landlord and Tenant stipulate and agree that the Rentable Square Feet is 81,966, and with respect to the Building (areas located on the 2nd floor of the Building and above), Landlord and Tenant stipulate and agree that the Rentable Square Feet is 562,575.

(ab)           "Taxes":  Each of the following (determined for each calendar year on a cash basis): (a) real estate taxes and assessments, both general and special, assessed or imposed with respect to the Land or the Building; (b) ad valorem taxes assessed or imposed upon personal property owned by Landlord or Landlord's managing agent and used in the operation of the Land or the Building; (c) transit taxes and assessments; (d) sales or use taxes (to the extent not payable on Operating Expenses); (e) taxes based upon leases or the receipt of rent which are either supplement to or in lieu of any item described in (a) through (d) above; and (f) fees, costs and expenses incurred by Landlord to obtain a reduction of or a limit on the increase in any of the items (a) through (e) above, regardless of whether or not any such reduction or limitation is obtained; provided that except as provided above, Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, general net income or capital stock tax imposed upon Landlord or any other tax imposed or measured by Landlord's income or profit or the Illinois Personal Property Replacement Tax; and provided further that, except as set forth in Section 30.29, Taxes for any particular Adjustment Year shall be reduced, after deducting any reasonable, out-of-pocket expenses actually incurred by Landlord in pursuing such reduction, by any abatement, reduction, credit or refund received by Landlord during the Term relating to such Adjustment Year.  In determining the amount of Taxes for any Adjustment Year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment required to be paid during such Adjustment Year had Landlord elected to have such special assessment paid over the maximum period of time permitted by law.  Except as provided in the preceding sentence, all references to Taxes "for" a particular Adjustment Year or Base Year, as the case may be, shall be deemed to refer to the amount of Taxes actually payable during such Adjustment Year without regard to when such Taxes are levied or assessed.  In determining the amount of Taxes for any Adjustment Year or Base Year, the amount of Taxes attributable to the portion of the first floor of the Building that is being used during said Adjustment Year or Base Year, as the case may be, for retail purposes shall be excluded from said determination.

(ac)           "Tenant's Proportionate Share":  Tenant's Upper Level Premises Proportionate Share (as defined below) and Tenant's Retail Premises Proportionate Share (as defined below) shall be referred to together herein as "Tenant's Proportionate Share").

"Tenant's Upper Level Premises Proportionate Share" shall be deemed to be the percentage obtained by dividing the number of Rentable Square Feet of the Upper Level Premises, from time to time, by the number of Rentable Square Feet of non-retail, space in the Building above the first floor, from time to time.  Provided the Upper Level Premises consist of the number of Rentable Square Feet in Exhibit A, Tenant's Upper Level Premises Proportionate Share is 14.57% (81,966 / 562,575).

"Tenant's Retail Premises Proportionate Share" shall be deemed to be the percentage obtained by dividing the number of Rentable Square Feet of the Retail Premises, from time to time, by the number of Rentable Square Feet of space in the Building, from time to time.  Provided the Retail Premises consist of the number of Rentable Square Feet in Exhibit A, Tenant's Retail Premises Proportionate Share is 2.24% (13,140 / 586,082).

(ad)           "Tenant's Use":  Subject to the provisions of Article 17 hereof, the Leased Premises are to be used and occupied by Tenant, and any permitted subtenant or permitted assignee, for any of the following: the Exclusive Use; insurance services; securities services; financial services organization; pay day loan company (or commercial or personal lender); and credit card company.  Tenant shall also be permitted to use the Leased Premises for any other lawful office use (or any lawful retail use, with respect to the Retail Premises only) that does not violate: (1) any exclusive rights granted to other tenants or occupants of the Building existing as of the Effective Date of this Lease, and (2) any of the restrictions set forth in Section 17.1(D)(iii)(b), (c), (d) and (e) pertaining to subleases and assignments.  In addition, Tenant shall be subject to any exclusive uses: (a) with respect to the Retail Premises, granted after the earlier of: (i) the second anniversary of the Commencement Date, or (ii) the date on which the Retail Premises are fully occupied by Tenant, a subtenant, or both; and (b) with respect to the Upper Level Premises: (i) granted to any tenant or occupant of the Building that only affects floors fourteen and above; or (ii) granted to a tenant of the Building that is leasing space in the Building that is equal to or greater than the square footage of the Leased Premises at the time such exclusive use is granted.  Notwithstanding anything contained in this Section 1(ad) to the contrary, Tenant may not use or occupy any portion of the Retail Premises for the Exclusive Use prior to the Commencement Date.

(ae)           “Tenant’s Commencement Date Confirmation”: The form of certificate, attached hereto as Exhibit J, that Tenant shall execute and deliver to Landlord within ten (10) days of Landlord’s request therefor, upon the Commencement Date for the Leased Premises, or the commencement dates for any Expansion Space (as hereafter defined), First Refusal Space (as hereafter defined) and First Offer Space (as hereafter defined) added to the Leased Premises.

(af)           "Tenant's Secured Areas"  Areas of the Leased Premises designated in writing as "Secured Areas" by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord and Tenant acknowledge and agree that approved Secured Areas shall at a minimum include the following: server rooms, file collateral rooms, network IDF rooms and teller area/safes.

(ag)           "Tenant's Work":  As defined in Section 3.3.

(ah)           "Term":  The period commencing on the Commencement Date and ending on the last day of the fifteenth (15th) Lease Year, unless otherwise earlier terminated or extended as provided in this Lease.

(ai)           "Termination Date":  The Expiration Date or earlier termination of this Lease, as the same may be extended, as provided in this Lease.

 (aj)           "Untenantable":  As to any portion of the Leased Premises, such term means that Tenant cannot and does not occupy such portion or conduct its usual business therein as a result of the condition of the Leased Premises or any portion of the Building.

(ak)           "Workletter":  The Workletter attached hereto as Exhibit B.

2. LEASE OF LEASED PREMISES.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Leased Premises, including all air conditioning, mechanical, electrical, plumbing, life safety, heating and ventilating systems (other than those Building systems that pass through or above the Leased Premises and do not exclusively service the Leased Premises), now or hereafter located within the Leased Premises, and the two (2) escalators from the ground floor of the Building to the second (2nd) floor portion of the Leased Premises (together, the “Escalators”), and elevator number 18, which is located on the northeast side of the Building and provides access to floors 1, 2, 3, 4, 5 and 7 of the Leased Premises ("Tenant's Dedicated Elevator"), subject to the covenants, terms, provisions and conditions of this Lease.  The Term of the Lease shall commence on the Commencement Date and terminate on the Termination Date.  The Commencement Date shall be confirmed, along with other matters, by written notice (the "Confirmation") sent by Landlord to Tenant in the form attached hereto as Exhibit J.  Landlord's failure to deliver the Confirmation to Tenant shall not effect the determination of the Commencement Date.  Landlord shall deliver possession of the Leased Premises to Tenant on the Effective Date; provided, however, notwithstanding anything in the immediately preceding phrase to the contrary, Landlord shall not be obligated to deliver the Retail Premises to Tenant prior to the Commencement Date.  In the event that Landlord is unable to deliver the Retail Premises to Tenant on the Commencement Date: (i) Tenant shall not be obligated to pay any Rent with respect to the Retail Premises until the date the Retail Premises is actually delivered by Landlord; (ii) the Expiration Date shall not be affected thereby; and (iii) Landlord shall pay to Tenant the amount of the holdover rent actually received by Landlord for the retail tenant’s holdover in the Retail Premises which exceeds the actual monthly base rent and additional rent payable by the holdover tenant during the last month of the tenant’s lease term, after Landlord deducts any reasonable, out-of-pocket expenses incurred by Landlord in conjunction with such holdover, including, but not limited to, reasonable attorneys’ fees and court costs, if any.

3. LANDLORD'S WORK; TENANT'S WORK.

3.1 Landlord's Work.  Landlord shall have no obligation to perform any work in the Leased Premises, except with respect to: (a) the Seventh Floor Kitchen Demolition (as defined in Section 33(A) of this Lease), if such demolition is required by Tenant; and (b) the removal of asbestos existing in the Leased Premises as of the Effective Date only to the extent that (i) the plans for Tenant's Work (as defined in Section 3.3 below) or Alterations (as defined in Section 10.1) require the disturbance of any asbestos within the Leased Premises; or (ii) such asbestos in the Leased Premises is required to be removed pursuant to applicable Laws (collectively, "Landlord's Work").  All Landlord's Work, if any, shall be completed by Landlord, at Landlord's sole cost and expense, and not as part of Operating Expenses, prior to the Commencement Date for that portion of the Leased Premises affected thereby.

3.2 Condition of Leased Premises.  Subject to the completion of Landlord's Work (if any), Tenant acknowledges and agrees that it shall take possession of the Leased Premises in an "as-is" condition, with no warranty as to the condition thereof.  Tenant acknowledges that no promise by or on behalf of Landlord, the managing agent of the Property, the leasing agent of the Property or any of their respective agents, partners or employees to alter, remodel, improve, repair, decorate or clean the Leased Premises has been made to or relied upon by Tenant, and that no representation respecting the existing condition of the Leased Premises or the Property by or on behalf of Landlord, any of Landlord's beneficiaries (if Landlord is a land trust), the managing agent of the Property, the leasing agent of the Property or any of their respective agents, partners or employees has been made to or relied upon by Tenant, except to the extent expressly set forth in this Lease, including any Workletter attached hereto.  Tenant shall notify Landlord of any damage to the Leased Premises of which it becomes aware, regardless of the cause of such damage.

3.3 Tenant's Work.  All improvements to the Leased Premises necessary for Tenant's use or occupancy thereof that are not included in Landlord's Work shall be completed by Tenant ("Tenant's Work") in conformity with the requirements set forth in the Workletter, to be defined as all of the hard costs of construction, Landlord supervisory and project management fees, and telephone and computer cabling.  Landlord shall provide Tenant with an allowance for Tenant's Work ("Landlord's Maximum Contribution") in accordance with the terms and conditions of the Workletter attached hereto as Exhibit B.

4. PAYMENT OF RENT.

Tenant shall pay to Landlord at the office of the Building or to such other person or entity or at such other place as designated by Landlord from time to time in writing, all amounts due Landlord from Tenant hereunder including, without limitation, Monthly Base Rent and Additional Rent.  Rent shall be due and payable as and when provided herein and paid in coin, currency, check or wire transfer which, at the time of payment is legal tender for public or private debts in the United States of America, without demand or billing and without abatement, deduction or setoff of any kind (except as otherwise expressly set forth herein to the contrary), it being the intention of the parties that, to the full extent permitted by law and except as otherwise expressly set forth herein to the contrary, Tenant's covenant to pay Rent shall be independent of all other covenants contained in this Lease, including Tenant's continued occupancy of the Leased Premises.  Tenant's obligation hereunder to pay Rent for the Term shall survive the termination of this Lease, except to the extent Tenant exercises its Termination Option (as hereinafter defined) as set forth in Article 36, or to the extent Tenant exercises an Upper Level Relinquishment Option (as hereinafter defined) as set forth in Article 37, in which event Tenant's obligations to pay Rent shall be limited as set forth in Articles 36 and/or 37, as applicable.

5. MONTHLY BASE RENT.

Commencing on the Commencement Date, Tenant shall pay Annual Base Rent in monthly installments (herein called "Monthly Base Rent") and each installment shall be one-twelfth (1/12) of the Annual Base Rent payable for the applicable Lease Year (with the initial payment due on the Commencement Date including a partial month payment and payment for the first (1st) full month if the Commencement Date is other than the first (1st) day of a month).  Monthly Base Rent shall be payable in advance commencing on the Commencement Date and on the first (1st) day of each calendar month during the Term prorated on an equal per diem basis for partial months.  Tenant shall not commence construction in the Leased Premises until Landlord has approved Tenant's architectural and engineering plans and specifications in accordance with the Workletter attached hereto as Exhibit B.  Notwithstanding anything contained herein to the contrary and provided no Default exists hereunder, if Tenant elects to occupy and start conducting business in all or any portion of the Fourth Floor Premises or Upper Level Premises after the Effective Date and prior to the Commencement Date (the "Early Occupancy Period"), Tenant shall be obligated to pay Annual Base Rent for that portion of the Leased Premises from the date Tenant begins conducting business up to the Commencement Date in the amount of Five and 00/100 Dollars ($5.00) per Rentable Square Foot ("Early Annual Base Rent"); provided, however, (a) in no event shall Tenant occupy the Retail Premises prior to the Commencement Date; (b) if Tenant occupies and begins conducting business in only a portion of the Fourth Floor Premises, Tenant shall pay Early Annual Base Rent for the entire Fourth Floor Premises; and (c) if Tenant occupies and begins conducting business in only a portion of the Upper Level Premises, Tenant shall pay Early Annual Base Rent for the entire floor which Tenant occupies and from which Tenant conducts business, even if Tenant occupies and conducts business in only a portion of that floor.  Throughout the Early Occupancy Period, Tenant shall comply with all of the terms and conditions set forth in this Lease (except for Tenant's obligation to pay Annual Base Rent and Additional Rent), including but not limited to Tenant's obligation to maintain insurance of the types and amounts set forth in Article 12 of this Lease.

6. ADDITIONAL RENT.

6.1 Additional Rent.  In addition to paying Monthly Base Rent, commencing on the first (1st) Adjustment Date, Tenant shall pay as "Additional Rent" (a) the amounts determined pursuant to Sections 6.3 and 6.4 hereunder and (b) all other amounts due from Tenant to Landlord under this Lease.  Additional Rent shall be payable in the same manner, time and place as Monthly Base Rent and without demand or billing and without any abatement, set-off or deduction whatsoever, except as otherwise expressly permitted herein.  Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay (and Landlord's obligation to refund any overpayment of) the Additional Rent provided for in this Article 6 shall survive the expiration of the Term, except to the extent Tenant exercises its Termination Option as set forth in Article 36, in which event Tenant's obligations to pay Rent shall be limited as set forth in Article 36.

6.2 Operating Expense Adjustments.  If less than ninety-five percent (95%) of the Building's Rentable Square Feet shall have been occupied by tenants at any time during the Base Year or any Adjustment Year, as the case may be, then Landlord shall make an appropriate adjustment of Operating Expenses for such Base Year or Adjustment Year, as applicable, employing sound accounting and management principles, to determine the Operating Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied for the entire Base Year or Adjustment Year, as the case may be, and the amount determined shall be deemed to have been the Operating Expenses for such Base Year or Adjustment Year.  If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has, with the prior written consent of Landlord, undertaken to perform such work or service in lieu of the performance thereof by Landlord for all or any portion of a Base Year or Adjustment Year, Operating Expenses for such Base Year or Adjustment Year, as applicable, shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such Base Year or Adjustment Year by Landlord if it had, at its own expense, furnished such work or service to such tenant.  Notwithstanding anything contained herein to the contrary, the provisions of this Section with respect to adjustment of Operating Expenses for vacancy or as a result of the performance by tenants of certain services shall apply only to Operating Expenses which are variable and which increase as occupancy in the Building increases and shall not apply to any Operating Expenses which do not vary with the amount of occupancy in the Building.

6.3 Expense Adjustment.   The Upper Level Premises Expense Adjustment Amount (as defined below) and the Retail Premises Expense Adjustment Amount (as defined below) shall be together referred to herein as the "Expense Adjustment Amount".

(A)
Upper Level Premises Expense Adjustment. So long as Tenant is leasing all or any portion of the Upper Level Premises, then, as of the first anniversary of the Commencement Date, Tenant shall pay as Additional Rent, subject to Section 6.7 below, an amount (hereinafter referred to as the "Upper Level Premises Expense Adjustment Amount") equal to Tenant's Upper Level Premises Proportionate Share multiplied by the amount by which the Operating Expenses incurred with respect to said Adjustment Year exceeds the Operating Expenses for the Base Year (grossed up in the same manner as provided in Section 6.2 hereof), prorated on a per diem basis for partial Adjustment Years and adjusted as additional space is occupied (or returned) by Tenant for those Adjustment Years that Tenant's Upper Level Premises Proportionate Share increases or decreases.  The Upper Level Premises Expense Adjustment Amount with respect to each Adjustment Year shall be paid in monthly installments in advance on the first (1st) day of each and every calendar month during such Adjustment Year commencing on the Commencement Date, in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant and Landlord hereby reserves the right to adjust and revise the Upper Level Premises Expense Adjustment Amount from time to time, but no more than once, during each Adjustment Year with at least thirty (30) days prior written notice to Tenant.  Landlord shall cause books and records to be kept showing Operating Expenses in accordance with sound management and accounting principles consistently applied.  Within one hundred twenty (120) days following the end of each Adjustment Year, Landlord shall deliver to Tenant a statement setting forth (a) a detailed itemization of Operating Expenses; (b) the actual Upper Level Premises Expense Adjustment Amount paid to Landlord for such Adjustment Year; (c) the total of the estimated monthly installments of the Upper Level Premises Expense Adjustment Amount paid to Landlord for such Adjustment Year; and (d) the amount of any excess or deficiency with respect to such Adjustment Year.  Tenant or Landlord, as the case may be, shall pay any deficiency or overpayment, as the case may be, to the other party, as shown by such statement within thirty (30) days after receipt of such statement; provided, however, Landlord shall not be required to pay such overpayment to Tenant if Tenant is in Default (as hereinafter defined) under this Lease, unless and until Tenant cures such Default.

(B)
Retail Premises Expense Adjustment. So long as Tenant is leasing all or any portion of the Retail Premises, Tenant shall pay as Additional Rent, subject to Section 6.7 below, an amount (hereinafter referred to as the "Retail Premises Expense Adjustment Amount") equal to Tenant's Retail Premises Proportionate Share multiplied by the Operating Expenses incurred during each Adjustment Year (grossed up in the same manner as provided in Section 6.2 hereof), prorated on a per diem basis for partial Adjustment Years and adjusted as additional space is occupied (or returned) by Tenant for those Adjustment Years that Tenant's Retail Premises Proportionate Share increases or decreases.  The Retail Premises Expense Adjustment Amount with respect to each Adjustment Year shall be paid in monthly installments in advance on the first (1st) day of each and every calendar month during such Adjustment Year commencing on the Commencement Date, in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant and Landlord hereby reserves the right to adjust and revise the Retail Premises Expense Adjustment Amount from time to time, but no more than once, during each Adjustment Year with at least thirty (30) days prior written notice to Tenant.  Landlord shall cause books and records to be kept showing Operating Expenses in accordance with sound management and accounting principles consistently applied.  Within one hundred twenty (120) days following the end of each Adjustment Year, Landlord shall deliver to Tenant a statement setting forth (a) a detailed itemization of Operating Expenses; (b) the actual Retail Premises Expense Adjustment Amount for such Adjustment Year; (c) the total of the estimated monthly installments of the Retail Premises Expense Adjustment Amount paid to Landlord for such Adjustment Year; and (d) the amount of any excess or deficiency with respect to such Adjustment Year.  Tenant or Landlord, as the case may be, shall pay any deficiency or overpayment, as the case may be, to the other party, as shown by such statement within thirty (30) days after receipt of such statement; provided, however, Landlord shall not be required to pay such overpayment to Tenant if Tenant is in Default under this Lease, unless and until Tenant cures such Default.

6.4 Tax Adjustment.  The Upper Level Premises Tax Adjustment Amount (as defined below) and the Retail Premises Tax Adjustment Amount (as defined below) shall be together referred to herein as the "Tax Adjustment Amount".

(A)
Upper Level Premises Tax Adjustment.  So long as Tenant is leasing all or any portion of the Upper Level Premises, then, as of the first anniversary of the Commencement Date, Tenant shall pay, as Additional Rent, an amount (hereinafter referred to as the "Upper Level Premises Tax Adjustment Amount") equal to Tenant's Upper Level Premises Proportionate Share multiplied by the amount by which the Taxes for said Adjustment Year exceeds the Taxes for the Base Year, prorated on a per diem basis for partial Adjustment Years and adjusted as additional space is occupied (or returned) by Tenant for those Adjustment Years that Tenant's Upper Level Premises Proportionate Share increases or decreases. The Upper Level Premises Tax Adjustment Amount with respect to each Adjustment Year shall be paid in monthly installments in advance on the first (1st) day of each and every calendar month during such Adjustment Year commencing on the Commencement Date, in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant and Landlord hereby reserves the right to adjust and revise the Upper Level Premises Tax Adjustment Amount from time to time, but no more than once, during each Adjustment Year with at least thirty (30) days prior written notice to Tenant.  Following receipt of actual tax bills, Landlord shall deliver to Tenant a statement ("Landlord's Upper Level Premises Tax Statement") setting forth (a) the actual Upper Level Premises Tax Adjustment Amount for such Adjustment Year; (b) the total of the estimated installments of the Upper Level Premises Tax Adjustment Amount paid to Landlord for such Adjustment Year; and (c) the amount of any excess or deficiency for such Adjustment Year.  Tenant or Landlord, as the case may be, shall pay any deficiency or overpayment, as the case may be, to the other party, as shown by such statement within thirty (30) days after receipt of such statement; provided, however, Landlord shall not be required to pay such overpayment to Tenant if Tenant is in Default under this Lease, unless and until Tenant cures such Default.

(B)
Retail Premises Tax Adjustment.  So long as Tenant is leasing all or any portion of the Retail Premises, Tenant shall pay, as Additional Rent, an amount (hereinafter referred to as the "Retail Premises Tax Adjustment Amount") equal to Tenant's Retail Premises Proportionate Share multiplied by the amount of Taxes for said Adjustment Year, prorated on a per diem basis for partial Adjustment Years and adjusted as additional space is occupied (or returned) by Tenant for those Adjustment Years that Tenant's Retail  Premises Proportionate Share increases or decreases. The Retail Premises Tax Adjustment Amount with respect to each Adjustment Year shall be paid in monthly installments in advance on the first (1st) day of each and every calendar month during such Adjustment Year commencing on the Commencement Date, in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant and Landlord hereby reserves the right to adjust and revise the Retail Premises Tax Adjustment Amount from time to time, but no more than once, during each Adjustment Year with at least thirty (30) days prior written notice to Tenant.  Following receipt of actual tax bills, Landlord shall deliver to Tenant a statement ("Landlord's Retail Premises Tax Statement") setting forth (a) the actual Retail Premises Tax Adjustment Amount for such Adjustment Year; (b) the total of the estimated installments of the Retail Tax Adjustment Amount paid to Landlord for such Adjustment Year; and (c) the amount of any excess or deficiency for such Adjustment Year.  Tenant or Landlord, as the case may be, shall pay any deficiency or overpayment, as the case may be, to the other party, as shown by such statement within thirty (30) days after receipt of such statement; provided, however, Landlord shall not be required to pay such overpayment to Tenant if Tenant is in Default under this Lease, unless and until Tenant cures such Default.  Landlord's Retail Premises Tax Statement and Landlord's Upper Level Premises Tax Statement are herein referred to together as "Landlord's Tax Statement".

(C)
Right to Contest Taxes. Nothing herein shall be construed as granting Tenant the right to contest Taxes for the Building.  Notwithstanding the foregoing, Tenant shall have the right to require Landlord to contest the Taxes for the Building for any calendar year during the Term provided that: (1) Tenant makes such request to Landlord, in writing, within ninety (90) days of Tenant's receipt of Landlord's Tax Statement and (2) if Landlord has made a reasonable decision not to contest Taxes for the Building for any calendar year, and Tenant has required Landlord to do so, Tenant shall pay for one-half (1/2) of the costs reasonably incurred by Landlord (including reasonably attorneys' fees) in contesting the Taxes (“Tenant’s Share of Audit Costs”).  If Tenant requires Landlord to contest Taxes in accordance with this Section 6.4(C) and the taxing authority reduces such Taxes, (a) if the amount of the reduction in Taxes ("Tax Reduction Amount") is greater than the total audit costs, the Tax Reduction Amount shall be applied as follows: (i) an amount equal to Tenant's Share of Audit Costs shall be paid to Tenant; (ii) an amount equal to Landlord's share of the audit costs shall be paid to Landlord; and (iii) an amount equal to Tenant's Upper Level Premises Proportionate Share of the remaining Tax Reduction Amount (after the amounts in (i) and (ii) have been subtracted) shall be paid to Tenant, and (b) if the Tax Reduction Amount is less than the total audit costs, fifty percent (50%) of the Tax Reduction Amount shall be paid to Tenant and the other fifty percent (50%) of the Tax Reduction Amount shall be paid to Landlord.  Notwithstanding anything in this Article 6 to the contrary, if, at any time during the Term of this Lease, Landlord reduces the Base Year for Taxes, Tenant shall have the right to require Landlord to contest the Taxes for the Building for any Adjustment Year during the Term prior to the Adjustment Year during which Landlord reduces the Base Year for Taxes provided that: (A) Tenant makes such request to Landlord, in writing, within ninety (90) days after Tenant receives the revised Landlord's Tax Statement reflecting such change to the Base Year for Taxes, and (B) the period of time during which Landlord is able to contest Taxes for such Adjustment Year has not been closed for tax protest purposes by the taxing authority.

6.5 Delay in Computing Additional Rent.  Delay in computing any item of Additional Rent shall neither be deemed a default by Landlord or a waiver of the right to collect the item of Additional Rent in question.  Notwithstanding anything to the contrary in this Lease, Tenant shall make monthly payments on account of each item of Additional Rent, the amount of which is to be estimated by Landlord based on Landlord's most recent estimate thereof, until Landlord notifies Tenant in writing of a revision to such estimate.

6.6 Review of Books and Records.  Tenant shall have the right, during Landlord's normal business hours, within one hundred and twenty (120) days following the furnishing by Landlord of any statement of actual Operating Expenses and Taxes for any Adjustment Year, and upon reasonable prior written notice to Landlord, to inspect that portion of Landlord's books and records showing Operating Expenses and Taxes; provided that such inspection is conducted by an accounting firm which: (i) is nationally or regionally recognized and (ii) does not operate a contingency basis.  Unless Tenant shall, by notice to Landlord within such one hundred and twenty (120) day period, take exception to any item in such statement, the statement shall be conclusively binding and shall not be contestable by Tenant or Landlord.  If Tenant shall desire to contest any item, Tenant shall so notify Landlord within the aforesaid one hundred and twenty (120) day period and shall specify in detail the item or items being contested and the specific grounds therefor.  Tenant shall have a one (1) time right during the first two (2) Adjustment Years, during Landlord's normal business hours and upon reasonable prior written notice to Landlord, to inspect that portion of Landlord's books and records pertaining to Operating Expenses and Taxes for the Base Year.  Any party deemed owing such Operating Expenses and/or Taxes to the other party due to overpayment or underpayment thereof, as the case may be, shall remit such overpayment to the other party within thirty (30) days after such accounting firm makes its written determination; provided, however, that if Landlord objects to any items in the written determination submitted by the accounting firm, and Landlord and Tenant are unable to reach agreement with respect to such items, Landlord and Tenant may submit the matter for prompt determination by an independent certified public accountant having no ongoing relationship with either party ("Expert"), mutually acceptable to Landlord and Tenant, who shall be deemed to be acting as an expert and not as an arbitrator, and if Landlord and Tenant shall fail to agree on an Expert within fifteen (15) days after Landlord rejects the determination by Tenant's accounting firm, Landlord and Tenant shall submit the matter to the president of the local chapter of CORENET who shall select an Expert (who shall have not less than ten (10) years experience in reviewing operating cost allocations in real estate).  The costs of the Expert's investigation and determination shall be borne equally by Landlord and Tenant.  Landlord and Tenant shall each submit such party's determination of the actual Operating Expenses and/or Taxes in writing to the Expert, and the Expert must choose either Landlord's determination or Tenant's determination of such costs.  The written determination of the actual Operating Expenses and/or Taxes, as the case may be, executed by such Expert shall final and binding on Landlord and Tenant.  Furthermore, in the event Landlord overcharged Tenant for Operating Expenses and/or Taxes by more than five percent (5%) of the actual amount payable by Tenant, Landlord shall reimburse Tenant for its actual, out-of-pocket, unrelated third-party costs relating to such audit.  Unless Tenant shall, by notice to Landlord within said two (2) year period, take exception to any item relating to the Base Year, the Operating Expenses and Taxes for the Base Year shall be conclusively binding upon and shall not be contestable by Tenant, or solely as to Operating Expenses, by Landlord.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, if Landlord reduces the Base Year for Taxes at any time during the Term of this Lease, Tenant shall have the right, within three hundred and sixty-five (365) days after Tenant's receipt of the new reduced Base Year for Taxes, to audit such Base Year for Taxes and the Taxes for any Adjustment Years prior to the year in which Landlord reduces the Base Year for Taxes.  If Tenant does not conduct any audit within such three hundred and sixty-five (365) day period, Tenant shall be deemed to have waived Tenant's right to audit the Base Year for Taxes and the Taxes for such Adjustment Years.  Tenant's giving of notice shall not relieve Tenant of the obligation to pay any deficiency in any such statement within ten (10) days after receipt of such statement, as set forth in Sections 6.3 and 6.4.  All information received and/or reviewed by Tenant or any outside firm retained by Tenant to conduct such review is confidential information of Landlord and will not be disclosed by Tenant (or its agents or auditors) to any third parties, including other tenants in the Building, and Tenant shall require its agents, attorneys and accountants to enter into a confidentiality agreement with Landlord agreeing to the aforesaid confidentiality requirements.  Notwithstanding anything to the contrary contained herein, Tenant may disclose confidential information as required by deposition, interrogatory, request for documents, subpoena or similar legal process or as otherwise required to pursue or defend against any claims or legal proceedings.  Any breach by Tenant of such confidentiality requirements shall constitute a Default by Tenant under this Lease and shall immediately afford Landlord all rights and remedies described in Section 24.1 hereof.

6.7 Controllable Operating Expense Cap.  Notwithstanding anything to the contrary contained in this Article 6, for purposes of calculating Tenant's Proportionate Share of Operating Expenses, expressly excluding Uncontrollable Costs (as hereinafter defined), increases in Operating Expenses in any Adjustment Year compared to the immediately preceding Adjustment Year during the Term shall be subject to a five and one-half percent (5.5%) compounding cap (the "Expense Cap"), an example of which is shown on Exhibit L.  The foregoing provision of this Section notwithstanding, (i) union wages for parties providing housekeeping, engineering and security services to the Building, (ii) the costs of all casualty, liability and other insurance applicable to the Property and Landlord's personal property used in connection with the Property, and (iii) utility expenses for the Common Areas (collectively the "Uncontrollable Costs") shall not be subject to any limitation or cap, and accordingly, the total dollar increase in Operating Expenses, and Tenant's Proportionate Share of Operating Expenses payable pursuant to this Section, for any and each Adjustment Year during the Term shall be calculated without any limitation or cap on Uncontrollable Costs.

7. USE OF LEASED PREMISES.

7.1 Use of Leased Premises.  Tenant shall use and occupy the Leased Premises only as indicated as Tenant's Use in Article 1.

7.2 Parking.

(A)           Landlord shall enter into agreements or otherwise insure that, throughout the Term, the operator of the 183 Monroe Garage, located adjacent to the Building, shall make available to Tenant and its employees, at Tenant's sole cost, not less than twenty (20) reserved parking spaces at Market Cost (as hereinafter defined), subject to the rules and regulations established from time to time for the 183 Monroe Garage.  Notwithstanding anything contained in this Section 7.2 to the contrary, Tenant acknowledges and agrees that the owner of the 183 Monroe Garage may demolish the 183 Monroe Garage and/or sell the 183 Monroe Garage at any time during the Term of this Lease.  If the owner of the 183 Monroe Garage (i) demolishes the 183 Monroe Garage and (a) builds another public parking garage or (b) builds an office or apartment building with a parking garage component, or (ii) sells the 183 Monroe Garage to a developer that (x) builds a public parking garage, (y) builds an office or apartment building with a parking garage component in which parking spaces are made available to the general public for lease, or (z) otherwise agrees to reserve twenty (20) parking spaces in the new building for the benefit of Landlord and/or Tenant (collectively, the "New 183 Monroe Garage"), Landlord shall enter into an arrangement with such owner or otherwise insure that Tenant is afforded not less than twenty (20) spaces in such new garage as soon as such parking spaces become available.  If at any time during the Term of this Lease, the 183 Monroe Garage is demolished and Landlord is unable to secure parking spaces there, subject to the immediately preceding sentence, Landlord shall enter into agreements or otherwise insure that Tenant is afforded not less than twenty (20) reserved parking spaces in a public parking garage located within the area bounded by LaSalle Street to the East, the mid-block between Madison and Washington Streets to the North, Franklin Street to the West and the mid-block between Adams Street and Jackson Boulevard to the South ("Substitute Garage"), as depicted on Exhibit M.  If the costs of the twenty (20) parking spaces in the Substitute Garage ("New Parking Cost") exceed the cost of the spaces in the 183 Monroe Garage, subject to market rate adjustments over time (“Market Cost”), Landlord will be responsible to pay the difference between the New Parking Cost and the Market Cost.   If at any time during the Term of the Lease, Tenant's parking spaces have been relocated to the Substitute Garage and the New 183 Monroe Garage has parking spaces available for Tenant's use, subject to the terms and conditions set forth in this Section 7.2(A), Landlord shall enter into agreements or otherwise insure that Tenant is afforded twenty (20) reserved parking spaces therein at Market Cost.

(B)           Tenant acknowledges and agrees that Landlord shall not have any obligation to monitor or enforce Tenant’s parking licenses or privileges in the 183 Monroe Garage or the Substitute Garage, as the case may be.  Except for the negligence or willful misconduct of Landlord, neither Landlord nor its operators, agents, licensees or employees shall be liable for: (i) any loss or damage to any vehicle parked or other personal property located upon or within such reserved parking spaces or any common areas of the 183 Monroe Garage or Substitute Garage, as the case may be, whether caused by fire, theft, explosion, strikes, riots or any other cause whatsoever; or (ii) injury to or death of any person in, about or around such reserved parking spaces or any parking areas or any vehicles parking therein or in proximity thereto whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever and Tenant hereby waives any claim for or in respect to the above.  Tenant acknowledges and agrees that Landlord shall in no event be liable to Tenant with respect to claims or actions arising in connection with any loss, damage, injury or death as described in the immediately preceding sentence with respect to the parking spaces.  Except pursuant to an assignment of this Lease to an Affiliate, Tenant shall not assign any of its rights under this Section 7.2 and any attempted assignment shall automatically and without any further action by the parties hereto be null and void and of no force or effect.

(C)           If, at any time during the Term, Tenant fails to pay any installment of Rent due under this Lease and such failure continues for more than thirty (30) days after the date such payment was due, Tenant shall automatically lose the parking privileges granted under this Section 7.2 and Landlord shall have no further obligations to Tenant with respect to parking.  Moreover, if, more than three (3) times in any consecutive twelve (12) month period, Tenant fails to timely pay the rental charge for any of the twenty (20) reserved parking spaces granted herein, and such failure continues for more than thirty (30) days after Tenant receives notice that such payment is overdue, (1) Landlord shall have the right to cancel or cause to be cancelled the contract or agreement related to Tenant's reserved parking spaces with the operator of the 183 Monroe Garage or Substitute Garage, as the case may be, with respect to the number of reserved spaces for which such rent payment is delinquent (“Relinquished Parking Spaces”); and (2) in the event the 183 Monroe Garage is no longer owned by an affiliate of Landlord or operated as a parking garage, Landlord’s obligation to secure twenty (20) parking spaces in the Substitute Garage shall be reduced by the number of Relinquished Parking Spaces.  Notwithstanding anything to the contrary contained in this Section 7.2, in the event of Tenant's default with respect to the payment of fees for the 183 Monroe Garage or the Substitute Garage, as the case may be, and/or in the event of a violation of any rule or regulation imposed by the 183 Monroe Garage or the Substitute Garage, as the case may be, by Tenant or Tenant's agents, officers, directors, invitees, employees, or the like, such violation or default shall not be a Default, but shall entitle Landlord to take action against any individual in the event of any individual violation, and Tenant agrees to reasonably cooperate with Landlord in Landlord’s pursuit of such action.  Landlord acknowledges and agrees that Landlord shall not transfer its interest in the Building or this Lease with the intent of avoiding compliance with its obligations under this Section 7.2.

7.3 Compliance with Requirements.  Tenant shall comply with all applicable Laws now or hereafter in force and with all applicable insurance underwriters' regulations (collectively, the "Requirements" and each, a "Requirement"), respecting all matters of occupancy, condition or maintenance of the Leased Premises, whether any of the foregoing shall be directed to Tenant or Landlord or any beneficiary of Landlord (if Landlord is a land trust), and whether imposed on the owner or occupant of the Leased Premises.  Notwithstanding anything contained herein to the contrary, in no event shall Tenant be responsible for undertaking any alterations, improvements or construction in the Leased Premises, or paying the costs thereof, to bring the Leased Premises in compliance with any Requirement unless: (a) compliance with such Requirement is necessary as a direct result of Tenant's specific use of the Leased Premises (as opposed to a Requirement that pertains broadly to general office use, or general retail use with respect to the Retail Premises only), in which event Tenant shall be solely responsible for bringing the Leased Premises into compliance with such Requirement and all costs and expenses associated therewith; (b) compliance with such Requirement is necessary as a direct result of Tenant's specific tenancy of the Leased Premises (i.e. the Requirement only pertains to tenants who occupy more than 100,000 square feet in an office building), in which event Landlord shall complete any alteration, improvement or construction in the Leased Premises to bring the Leased Premises into compliance with such Requirement, and Tenant shall be responsible for Tenant's proportionate share of such costs (i.e. if Landlord performs such work on behalf of three similarly-situated tenants in the Building, Tenant shall be responsible for the cost of the work directly attributable to Tenant's Leased Premises); (c) if such Requirement pertains broadly to general office use or general retail use, Landlord shall be responsible for completing such alterations, improvements or construction, the costs of which shall be treated as part of Operating Expenses and Tenant shall be responsible for Tenant's Upper Level Premises Proportionate Share or Retail Premises Proportionate Share, as the case may be, thereof; (d) if such Requirement pertains to the ADA (as hereinafter defined), the obligations of Landlord and Tenant with respect thereto shall be governed by the terms and conditions set forth in Article 31 of this Lease, or (e) if, as a direct result of Tenant's Work or Tenant's subsequent build-out of any premises added to the Leased Premises, the Leased Premises does not comply with any Requirement that was in effect at the time Tenant undertook such Tenant's Work or subsequent build-out, Tenant shall be solely responsible for bringing the Leased Premises into compliance with such Requirement and all costs and expenses associated therewith.  Tenant shall not make or permit any use of the Leased Premises or the Building, or do or permit to be done anything in or upon the Leased Premises or the Building, or bring or keep anything in the Leased Premises or the Building, which directly or indirectly is forbidden by any of the foregoing or which may be dangerous to persons or property, or which may invalidate or increase the rate of insurance on the Building, its appurtenances, contents or operations, or which may cause a default under any Mortgage or Ground Lease provided that Tenant receives notice that said activity is or may be a default under said Mortgage or Ground Lease, and fails to cease same within ten (10) days after receipt of such notice.  Tenant shall procure and maintain all licenses and permits legally necessary for the operation of Tenant's business and allow Landlord to inspect them upon at least twenty-four (24) hours prior verbal or written request, and, at Tenant's option, accompanied by a representative of Tenant.  Tenant shall not be responsible for Hazardous Materials (as hereinafter defined) which exist in the Leased Premises or the Building prior to the Effective Date of this Lease.

8. SERVICES.

8.1 General Description of Services.  Landlord shall furnish the following services (the cost of which may be included in Operating Expenses) in accordance with other similarly situated buildings in the Pertinent Market:

(A) Air conditioning and heat when necessary in Landlord's reasonable judgment (subject, however, to the specifications below) to provide for comfortable occupancy of the Leased Premises under normal business operations, Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturdays from 8:00 A.M. to 1:00 P.M., Sundays and Holidays (as defined in Section 8.4) excepted ("Business Hours").  Levels of heating and air conditioning are subject to adjustments pursuant to compliance by Landlord with Laws and guidelines relating to energy use, which guidelines do not affect the heating and cooling specifications and hours set forth below (without Tenant’s prior written consent).  Heating and cooling design standards for the Leased Premises and office space in the Building are: (i) during the heating season maintain inside temperatures of not less than 70 degrees F. with outdoor temperatures ranging down to 0 degrees F. and (ii) during the cooling season maintain inside space conditions of not more than 78 to 76 degrees F. dry bulb and 50% relative humidity when outside conditions are 92 degrees F. dry bulb and 75 degrees F. wet bulb.  The foregoing design standards are applicable to the hours and the days that heating and cooling is to be provided by Landlord and based upon a building standard drop ceiling plan, an occupancy density of not more than one person per one hundred usable square feet of floor area and a maximum electrical lighting and equipment load of 6.0 watts per usable square foot of floor area in any area within the Leased Premises.  Upon reasonable prior request by Tenant, Landlord shall provide air conditioning in the Leased Premises after Business Hours, the cost of which shall be charged to Tenant as Additional Rent.  Landlord's current charge for air conditioning after Business Hours is Thirty-Seven and 50/100 Dollars ($37.50) per hour, which cost is subject to reasonable increases over the Term.

(B) (i) Domestic water in common with other tenants for drinking, building standard lavatory and toilet purposes but not for additional lavatories, kitchens and other above Building-standard uses unless Tenant bears the cost of such additional service, including point of service heaters and metering drawn through fixtures installed by Landlord within the core of the Building, and (ii) heated water in common with other tenants for lavatory purposes from the same regular Building supply and fixtures, including: (a) all sinks in restrooms located within the second and third floors of the Leased Premises as of the Effective Date and (b) any sink in any restroom located within the Leased Premises as of the Effective Date which restroom individually contains no less than two (2) toilet stalls.  In the event that the Leased Premises contain its own lavatory, kitchen or other uses which exceed "Building standards," Landlord may elect to submeter all or any portion of the Leased Premises for water usage, at Tenant's sole cost and expense, and thereafter Tenant shall pay the utility company or Landlord directly for such submetered water and the same shall not be deemed an Operating Expense.

(C) Janitor and cleaning service in and about the Leased Premises and common areas of the Building in accordance with the terms and conditions set forth in Exhibit C attached hereto.  If Tenant elects to retain its own union cleaning and maintenance personnel in and about the Leased Premises, (i) Tenant’s union cleaning and maintenance personnel shall, at a minimum, clean and maintain the Leased Premises in accordance with the standards and criteria set forth in Exhibit C (excluding those items which require cleaning that are located outside of the Leased Premises for which Landlord shall be responsible), and (ii) except as otherwise set forth in subsection (i), Tenant shall be responsible for all costs and expenses associated therewith and the costs of janitor and cleaning service for the Leased Premises shall not be included in Operating Expenses.

(D) Adequate passenger elevator service (i.e. at least six (6) elevators in the Leased Premises elevator bank at all times during Business Hours and at least two (2) elevators in the Leased Premises elevator bank during non-Business Hours, except in the event of any required maintenance, repairs or emergencies) without an operator at all times in common with Landlord and other persons.  Service for Tenant's Dedicated Elevator at all times, without an operator, except in the event of any required maintenance, repairs or emergencies.

(E) Freight elevator service in common with Landlord and other persons, Monday through Friday from 8:00 A.M. to 4:30 P.M., Saturdays, Sundays and Holidays excepted; provided, however, upon request by Tenant and subject to availability, Landlord shall provide freight elevator service at no charge to Tenant on Saturdays, Sundays and any other times requested by Tenant for Tenant's initial move into the Leased Premises

(F) Sidewalk maintenance and snow removal around the Building, as and when and to the extent Landlord shall deem reasonably necessary, and consistent with other similarly situated buildings in the Pertinent Market.

(G) Electricity.  Tenant shall, at Tenant's sole cost and expense, make all necessary arrangements with the electric utility company for separate metering and paying Landlord directly, at rates competitive with then-existing utility company charges, for electric current furnished to the Leased Premises and Tenant's Dedicated Elevator (which Landlord represents is currently separately metered).  Tenant shall not install in the Leased Premises any equipment which requires a substantial amount of electrical current and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can be accommodated or permitted in the Leased Premises, taking into account the capacity of the electric feeders, risers, conduits, wiring and other facilities and equipment, the Building and Leased Premises and the needs of other tenants (both present and future) of the Building, and shall not in any event connect a greater load than such safe capacity.  Landlord covenants and agrees that, throughout the Term, Landlord shall provide at least an average of 6 watts per square foot demand load per floor of electricity to the Leased Premises (unless Landlord's failure to provide such electricity is the result of Force Majeure).  If Tenant's requirements for electrical services exceed an average of 6 watts per square foot demand load per floor of electricity to the Leased Premises and necessitate modifications of the electric service supply system in and to the Leased Premises or the Building, Tenant shall be responsible for paying for the cost of all such modifications and increased maintenance therefrom. Except for Tenant's Work and subject to Articles 10 and 40 of this Lease, Tenant shall make no alterations or additions to the electric equipment or systems in (i) the Leased Premises, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) the Building, without the prior written consent of Landlord in each instance, which consent may be withheld by Landlord in Landlord's sole and absolute discretion.

8.2 Communications.  Telephone and communication services shall not be furnished by Landlord.  Landlord shall have exclusive access to the Building telephone riser cable and all other telephone or communications cables or wiring, junction boxes, wire conduits and associated facilities and equipment serving the Leased Premises and other premises in the Building, to the point of connection to Tenant's communications equipment ("Building Wiring") and all telephone and communications closets in the Building.  Landlord covenants to keep the Building Wiring in good condition and repair.  Landlord shall have the right to enter into a maintenance and management contract with an independent contractor selected by Landlord for such maintenance and management of Building Wiring as Landlord shall from time to time reasonably deem appropriate.  Landlord shall permit Tenant and Tenant's permitted assignees and subtenants to receive (but not to resell) such telephone and communications service direct from any telecommunications service provider serving the area at Tenant's cost, and shall permit Landlord's Building Wiring, to the extent available, to be used for such purposes, on the terms and conditions herein or prescribed by Landlord.  Landlord may require Tenant or its telecommunications service provider to contract directly for such access to the Building Wiring with a company which may be managing use of the Building Wiring, so long as the cost for same is competitive in the market.  Tenant shall make all necessary arrangements with the telecommunications service provider for paying for the telephone and communications service furnished by it to Tenant, and Tenant shall pay for all charges for such service and Building Wiring access.  At Landlord's option, all expenses of maintenance and management of Building Wiring incurred by Landlord which is attributable to Tenant's telephone and other communications service or otherwise attributable to Tenant in the Building (expressly excluding the Building Wiring in the Leased Premises, if any), together with a reasonable fee to Landlord at rates fixed from time to time by Landlord, shall be borne by Tenant and shall be billed to Tenant as a charge for services under Section 8.4 of this Lease, or such expenses may be included in Operating Expenses.  No interruption or diminution of telephone or other communications service shall be deemed an eviction or disturbance of Tenant's use and possession of the Leased Premises or any part thereof, or render Landlord liable to Tenant for damages, by abatement of Rent or otherwise (except as otherwise expressly set forth in this Article 8), or relieve Tenant from performing Tenant's obligations under this Lease.  Except to the extent that the same is caused by the negligence or intentional misconduct of Landlord or Landlord's agents, employees, contractors, directors, officers, members, shareholders, partners or the like (collectively, the "Landlord Parties" and each, a "Landlord Party"), Tenant hereby releases Landlord and its agents, servants and employees from and waives all claims and liability, including all liability for damages, whether actual, consequential, incidental or otherwise, arising from or out of management, maintenance, repair, replacement or damage to, or the failure to manage, maintain, repair or replace, the Building Wiring, or from or out of any intentional or negligent act or omission of any tenant or occupant of the Building or any other person with respect to Building Wiring.  Neither Tenant nor Tenant's telecommunications service provider (or their respective agents, employees, licensees or contractors) shall make any alterations, additions or repairs to the Building Wiring.  Tenant shall be liable, up to the amount of Landlord’s insurance deductible, if any, for any damage done to the Building Wiring or other Building systems, equipment or fixtures as a result of Tenant (or Tenant's telecommunications service provider or their respective agents, employees, licensees or contractors) alteration, addition, maintenance or repair of Tenant's telephone or communications system and Landlord may, at its option, repair such damage and Tenant shall upon demand by Landlord reimburse Landlord for all costs of such repair and damages up to the amount of such deductible as aforesaid.

8.3 Extra or Additional Services.  If, at Tenant's request, Landlord shall provide services which are extra or in addition to those services described in Section 8.1, Tenant shall pay for any such extra or additional services so provided by Landlord at Landlord's established rates therefor from time to time or if there are no established rates, then at reasonable rates as otherwise agreed by Landlord and Tenant.  All charges for any such extra or additional services so provided by Landlord shall be deemed to be Additional Rent hereunder and shall be due and payable within thirty (30) days after Tenant receives Landlord's bill therefor, or in installments as may be designated by Landlord to Tenant in writing.  If Tenant fails to pay when due Landlord's proper charges for any such extra or additional services, Landlord shall have the right, in addition to all other rights and remedies available to Landlord, to discontinue furnishing any such extra or additional services for which Tenant has failed to pay.  If Landlord discontinues any such extra or additional services as provided in this Section 8.3, no such discontinuance shall be deemed an eviction or disturbance of Tenant's use of the Leased Premises or render Landlord liable for damages or relieve Tenant from performance of Tenant's obligations under this lease.

8.4 Holidays.  For purposes of this Article 8, "Holidays" means New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other day recognized as a holiday by service unions representing workers providing services to the Building or customarily designated as a holiday by landlords operating first-class office buildings in downtown Chicago, Illinois.

8.5 Interruption of Services.  Tenant agrees that neither Landlord, nor any of Landlord's beneficiaries (if Landlord is a land trust), nor the managing agent of the Property nor any of their respective agents, partners or employees shall be liable for damage or injury to person, property or business or for loss or interruption of business, or for any other matter, in the event there is any failure, delay, interruption or diminution in furnishing any service, and no such failure, delay, interruption or diminution shall be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Leased Premises, in whole or in part, actual or constructive, entitle Tenant to any claim for set-off, abatement or reduction of Rent, render Landlord liable for damages, or relieve Tenant from the performance of or affect any of Tenant's obligations under this Lease.  Notwithstanding anything to the contrary contained herein, in the event Landlord fails to furnish heating, air-conditioning, electricity, water, elevator service or housekeeping (each, a “Major Service”) to the Leased Premises as required under this Lease, and such failure: (i) continues for more than three (3) consecutive business days or more than a total of twelve (12) days in any calendar year; and (ii) is not caused solely and directly by an act of Tenant or any of Tenant’s agents, employees, contractors, directors, officers, members, shareholders and partners (collectively, the “Tenant Parties, and each, a “Tenant Party”); and (iii) is not caused by condemnation, fire or other casualty; and (iv) is not the result of Force Majeure, Tenant shall be entitled to receive an abatement of Rent only with respect to that portion of the Leased Premises so affected, beginning on the fourth (4th) business day or thirteenth (13th) day, as the case may be, of such failure to the day immediately preceding the day on which the Major Service has been restored.

8.6 Tenant's Cooperation.  Tenant agrees to use commercially reasonable efforts to cooperate fully with Landlord, at all times, in abiding by all regulations and requirements set forth in Exhibit D attached hereto, as they may be promulgated, or reasonably supplemented, modified and revised by Landlord from time to time, as in Landlord's reasonable judgment may be necessary or desirable for the safety, care, maintenance and cleanliness of the Building and the Leased Premises or for the preservation of good order therein.  Landlord and its contractors shall have free access, upon providing at least twenty-four (24) hours prior written or verbal notice to Tenant, and, at Tenant's option, accompanied by a representative of Tenant (except in the case of an emergency), to any and all mechanical, electrical, communications, plumbing or structural installations and all risers in the Leased Premises, and Tenant agrees that there shall be no construction of partitions or other obstructions which might unreasonably interfere with the moving of the servicing equipment of Landlord to or from the enclosures containing said installations.  Tenant further agrees that neither Tenant nor its employees, agents, licensees or contractors shall at any time tamper with, adjust or otherwise in any manner affect Landlord's mechanical, electrical, communications, plumbing or structural installations or risers in the Leased Premises or the Property or enter any riser closets.

8.7 Excessive Use of Building Systems.  Tenant's use or occupation of the Leased Premises shall not in any manner (i) cause the design loads for the Building or the systems providing exhaust, heating, cooling, ventilation, electrical, life safety, water or sewer services to the Building to be exceeded (which design loads are: (A) with respect to floor loads, ninety (90) pounds per square foot, including twenty (20) pound partitioned load and (B) with respect to electric loads, 6 watts per square foot of demand load) or (ii) materially adversely affect the Building or the operation of said systems in the Leased Premises or the Building or cause unusual deterioration or damage to the Building or to such systems.  Landlord shall use commercially reasonable efforts to notify Tenant, during Landlord's review of plans for any alterations or Tenant's Work, of any items in the plans which would foreseeably result in the design loads for the Building or the systems therein to be exceeded.  If Landlord determines that Tenant's use or occupancy of the Leased Premises will, in Landlord's reasonable judgment, cause the design loads for the Building or the systems providing exhaust, heating, cooling, ventilation, electrical, life safety, water or sewer services to the Building to be exceeded or will adversely effect the Building or the operation of said systems in the Leased Premises or the Building or cause unusual deterioration or damages to the Building or to such systems, then Landlord shall deliver written notice thereof to Tenant and Tenant, at Tenant's sole option, subject to the provisions of Article 10, shall: (i) discontinue such excessive use; (ii) upgrade the system so affected to the satisfaction of Landlord at Tenant's sole cost and expense, including any costs for preparation of working drawings and specifications, Landlord's reasonable, out-of-pocket expenses associated therewith and over-time pay for Building engineering staff; or (iii) provide, install and maintain a supplementary device approved by Landlord at Tenant's sole cost and expense, including any costs for preparation of working drawings and specifications, Landlord's reasonable, out-of-pocket expenses associated therewith and over-time pay for Building engineering staff.  In the event of an emergency, Landlord may, but it shall not be required to, without notice to Tenant, correct, repair and restore the portion of the Building so affected.  Any actual and reasonable, out-of-pocket expense to Landlord, including but not limited to any costs for preparation of working drawings and specifications, Landlord's reasonable, out-of-pocket expenses associated therewith and over-time pay for Building engineering staff, resulting from the operation, repair, maintenance and removal of any such supplementary structural support, exhaust, heating, cooling, ventilation, electrical, life safety, water or sewer systems, including rent for space occupied by any such supplementary structural support, exhaust, heating, cooling, ventilation, electrical, life safety, water or sewer systems installed outside the Leased Premises shall be borne exclusively by Tenant and shall be paid by Tenant to Landlord as Additional Rent within thirty (30) days after Tenant's receipt of an invoice therefor.

8.8 Security.  Tenant acknowledges and agrees that Landlord shall only be required under this Lease to provide security measures with respect to the Building that are customary from time to time in office buildings in downtown Chicago, Illinois.  Any special or extra security devices or measures required or related to Tenant's Use of the Leased Premises shall be the sole responsibility and cost of Tenant and Landlord shall have no responsibility or liability therefor and shall not be required to take (or incur the cost of) any special or extra security measures with respect to the Building because of the nature of Tenant's Use of the Leased Premises.  In any event, the installation by Tenant of any measures or devices shall be done in accordance with the provisions of this Lease, including, without limitation, Article 10.  As of the Effective Date, the following security measures are in place in the Building, which security measures are subject to change in Landlord's discretion: (i) security staff is stationed in the lobby of the Building on the first floor twenty-four (24) hours per day, seven (7) days per week; (ii) tenants of the Building and tenants' employees and invited guests have access to the Building on weekdays between the hours of 7:00 A.M. and 6:00 P.M.; and (iii) after 6:00 P.M. and prior to 7:00 A.M. on weekdays and at all times on weekends, tenants and tenants' authorized employees may gain access to their premises in the Building by entering at the Monroe Street entrance and scanning their security access card at the security desk.  Landlord shall use commercially reasonable efforts to provide a security guard at the LaSalle Street entrance from 7:00 A.M. until 9:00 A.M. on weekdays at no additional cost to Tenant (except as otherwise provided in item (i) below); provided, however, that if providing such security guard results in an increase in costs to Landlord, Tenant shall have the option to: (i) reimburse Landlord for the incremental increase in costs, or (ii) waive its right to obligate Landlord to provide such additional security service.

8.9           Satellite/Communications System.  Upon the execution and delivery of this Lease by Landlord and Tenant, Tenant shall have the right to operate a satellite/communications system on Tenant's pro rata share of space on the roof of the Building, in an area designated by Landlord in accordance with all of the restrictions, covenants and conditions set forth in Exhibit F attached hereto and made a part hereof.

9. REPAIRS AND MAINTENANCE.

9.1 Tenant's Repairs and Maintenance Generally.  Except as otherwise expressly provided in Section 9.3 or elsewhere in this Lease, Tenant shall, at Tenant's sole cost and expense, maintain and keep the entirety of the Leased Premises in good order, repair and condition at all times during the Term.  Tenant shall promptly and adequately repair any and all damage to the Leased Premises and replace or repair all damaged or broken fixtures and appurtenances within a reasonable period of time.  In addition, Tenant shall, except as otherwise expressly set forth in Section 9.3, at Tenant's expense, make all repairs, replacements, alterations, installations, modifications, retrofitting, rehabilitation and additions to the Leased Premises as may be required by any Laws and shall at all times keep the Leased Premises in compliance with such.  If Tenant does not do so, Landlord may, but need not, on or after ten (10) days advance notice to Tenant (except in the case of an emergency, in which event reasonable simultaneous verbal notice shall be given to Tenant), make any repairs, replacements, alterations, installations, modifications, retrofitting, rehabilitation and additions which Tenant is obligated to make and Tenant shall pay Landlord the reasonable, out-of-pocket cost to Landlord thereof, within thirty (30) days after being billed for same.  Landlord may also make repairs, replacements, installations, alterations, modifications, retrofitting, rehabilitation and additions to or in the Leased Premises and in any portion of the Building as Landlord shall reasonably deem necessary, or as Landlord may be required to do by governmental authority or court order or decree and the costs of same shall be deemed Operating Expenses unless specifically set forth in this Lease to the contrary.  Except as otherwise expressly set forth in this Lease, no such entry or repairs by Landlord shall be deemed or construed to be a disturbance of Tenant's quiet or peaceable possession of the Leased Premises or of any rights of Tenant under this Lease, however, Landlord shall make commercially reasonable efforts not to interfere with Tenant's Use.

9.2 Specific Items of Tenant Repair and Maintenance.  Without limitation of the generality of Article 9, Tenant shall be solely responsible for, and at its own cost and expense shall:

(A) Repairing, maintaining and replacing Tenant's ATMs (as hereinafter defined) and Tenant's satellite/communications system (as set forth in Section 8.10).

(B) Pay for all revisions, repairs and alterations of existing electrical work, such as floor sockets, low voltage wires, police calls, burglar alarms and the like, and likewise pay for any and all additional electronic controls, motors, machinery, appliances or equipment installed at Tenant's request and for any and all revisions, repairs and alterations made necessary by reason of the installation of such additional motors, machinery, appliances or equipment and likewise pay the cost of relocating any motors, machinery, appliances or equipment now or hereafter located upon the Leased Premises.

(C) Subject to the terms herein, and pursuant to Articles 13 and 16 of this Lease, and normal wear and tear excepted, keep and maintain in good, safe and proper repair and condition and in conformity with all applicable Laws: (i) fire and alarm systems for Tenant's computer and communications rooms that Tenant has installed in the Leased Premises (if any); (ii) any supplemental air conditioning units (and all auxiliary and ancillary systems, facilities and piping appurtenant thereto) installed or utilized by Tenant and located within the Leased Premises; (iii) any security devices installed by Tenant in the Leased Premises or measures required or related to Tenant's Use and located in or related to the Leased Premises; (iv) mechanical, electrical, plumbing or life safety devices required or related exclusively to Tenant's Use; and (v) any other portions of the Building which Tenant is responsible to maintain pursuant to the terms of this Lease.  If required by any applicable governmental or quasi-governmental authority, Tenant shall remove any or all of such supplemental air conditioning units (and all auxiliary and ancillary systems, facilities and piping appurtenant thereto) that have been installed by Tenant at Tenant's sole cost and expense.

(D)
Keep and maintain in good, safe and proper repair and condition and in conformity with all applicable Laws the satellite/communications system installed by Tenant on the roof of the Building as more particularly described on Exhibit F attached hereto and made a part hereof.

9.3 Landlord's Maintenance and Repair.

(A)           Subject to the provisions of Articles 13 and 16, and Section 30.18, Landlord shall maintain the Building in a first-class manner including, without limitation, (i) maintaining the common areas of the Property, except for those common areas specifically required to be maintained by other tenants of the Building or third parties; (ii) repairing and maintaining the structure of the Building; and (iii) maintaining the plumbing, heating, air conditioning, ventilation, life safety and electrical facilities and systems in the Building (other than those specialized facilities and systems Tenant is required to maintain under Section 9.2).  The cost of the foregoing items (i) through (iii) shall be deemed part of Operating Expenses except if excluded expressly from Operating Expenses as provided hereinabove.  Landlord is to use reasonable efforts to make all such repairs and perform such maintenance with due diligence during ordinary business hours and to take commercially reasonable measures to minimize interference with Tenant's use and enjoyment of the Leased Premises; provided, however, Landlord shall conduct any and all Restorative Work (except for curtain wall work) which materially interferes with Tenant's use and enjoyment of, or access to, the Leased Premises, outside of Business Hours.  Tenant shall not pay or reimburse Landlord directly for the incremental increase in costs for such after-Business Hours Restorative Work; however, such costs may be included in Operating Expenses by Landlord and, in such event, Tenant shall be required to reimburse Landlord for Tenant's Proportionate Share of such costs.  Any alterations, maintenance and/or repairs which Landlord or a Landlord Party makes, or is entitled to make, pursuant to this Lease, in, around, or near the Leased Premises are collectively referred to herein as the "Restorative Work".   Notwithstanding anything contained in this Lease to the contrary, Landlord and the Landlord Parties shall conduct all Restorative Work: (a) using reasonable commercial efforts not to interfere with Tenant's use and enjoyment of the Leased Premises; (b) using reasonable commercial efforts to minimize any decrease in the level of Building services provided by Landlord; (c) so that Tenant is not deprived access to the Leased Premises; (d) so that all items brought into the Leased Premises by Landlord and the Landlord Parties shall be removed prior to the start of the next business day (unless such items are required on a temporary basis); and (e) using reasonable commercial efforts not to block or blacken any windows in the Leased Premises or Tenant's signs for a prolonged period of time.  If any Restorative Work conducted by Landlord or any Landlord Party during Business Hours, Monday through Friday, materially interferes with Tenant's use of, or access to, all or any portion of the Leased Premises, and such material interference: (i) continues, after Landlord has received written notice thereof from Tenant, for more than three (3) consecutive business days; and (ii) does not result from curtain wall work or any tenant improvement work undertaken by any other tenant or occupant of the Building (unless Landlord has reasonable control over such tenant improvement work pursuant to the terms of such tenant's lease), Tenant shall be entitled to receive an abatement of Rent only with respect to that portion of the Leased Premises so affected, beginning on the fourth (4th) business day of the material interference to the day on which Landlord ceases the Restorative Work causing such material interference.

(B)
Landlord shall repair, maintain, and replace, as necessary, the following, in good working condition, throughout the Term of this Lease, at Tenant’s sole cost and expense (which cost therefor shall be competitively bid and shall not be subject to any Landlord markup thereto): (i) the marble surfaces, stenciled ceiling and skylight (“Ornamental Surfaces”) in the Grand Banking Hall at such intervals during the Term as shall be reasonably necessary, in accordance with the minimum standards which are attached hereto as Exhibit G-1, (ii) the Escalators at such intervals during the Term as shall be reasonably necessary, in accordance with the minimum standards which are attached hereto as Exhibit G-2, and (iii) Tenant's Dedicated Elevator in accordance with the minimum standards established by Landlord for maintenance of the Building elevators commonly used by tenants and other occupants of the Building.  Tenant shall pay Landlord, within thirty (30) days after receipt of Landlord’s written request therefor, (1) any reasonable, out-of-pocket costs associated with the foregoing maintenance and repairs, including but not limited to, the costs of any necessary cleaning supplies, service contracts for such general maintenance and repairs, overtime pay for any housekeeping or engineering personnel performing such work after hours, (2) any increased cost to Landlord for insuring the foregoing items, including but not limited to the costs of any deductible in the event of a claim, and (3) subject to Section 12.2, any actual, out-of-pocket costs incurred by Landlord in replacing the foregoing (including but not limited to the amount of Landlord's insurance deductible) in the event that the need for such replacement directly results from Tenant’s or any Tenant Party’s negligence or willful misconduct.  Except as otherwise expressly provided in this Section 9.3(B), (A) Tenant shall not be responsible for any costs and expenses incurred by Landlord with respect to the replacement of any Ornamental Surfaces in the Grand Banking Hall and the Escalators, or any capital-related expenses with respect to the replacement of Tenant’s Dedicated Elevator (excluding the replacement of cab decorations and finishes); and (B) Landlord shall replace cab decorations and finishes, as necessary, with materials and finishes consistent with those in other elevator cabs in the Building, and Tenant shall reimburse Landlord, within thirty (30) days after receipt of Landlord's written request therefor, for Landlord's reasonable, out-of-pocket expenses, for such replacement items, which expenses shall not be subject to any Landlord markup.

9.4 Reservation of Rights.  Except as otherwise expressly set forth herein, this Lease does not grant any rights to light, air or view over or about the Building or any other real property.  Landlord specifically excerpts and reserves to itself all rights to and the use of any roofs (subject to Tenant's right to install and use the satellite/communications system provided for in Section 8.10 hereof), the exterior portions of the Leased Premises, including fire escapes and ladders, the land, improvements and air and other rights below the improved floor level of the Leased Premises, or above the improved ceiling of the Leased Premises, or outside the demising walls of the Leased Premises and such areas and risers within the Leased Premises as are used for utility lines and other facilities or equipment required to serve the Building or any occupants of the Building, and Landlord specifically reserves to itself the right to use, and the right and obligation to maintain and repair same; no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein.  Except as otherwise expressly set forth herein to the contrary, Landlord further reserves the right to erect temporary scaffolding as necessary for improvements or repairs to the Building.

9.5 Hazardous Materials.  Tenant shall comply, at its sole cost and expense, with all Laws relating to the use, occupancy and operation of the Leased Premises; provided, however, Tenant shall not be responsible for remedying any violation of any Laws in the Leased Premises existing prior to the date Tenant commences Tenant's Work, Alterations or other construction in the Building, the obligation and cost for same shall be the sole obligation of Landlord (which cost shall not be included in Operating Expenses).  Tenant agrees that, other than for office and cleaning supplies used in connection with the routine maintenance or repair of the Leased Premises in full compliance with Laws, no Hazardous Materials shall be used, located, stored or processed on the Leased Premises or be brought into the Building by Tenant, and no Hazardous Materials will be installed in the Leased Premises or released or discharged from the Leased Premises (including, but not limited to, groundwater contamination).  Without limiting any other provisions of this Lease or requirements of Laws, Tenant shall comply with any reasonable management procedures of Landlord in effect from time to time relating to Hazardous Materials.  Notwithstanding anything contained herein to the contrary, Landlord, and not Tenant, shall be responsible for the remediation of any Hazardous Materials found in the Leased Premises not directly introduced by Tenant.

9.6 Biological Toxins Tenant and Tenant's contractors, subtenants, assignees and agents shall not knowingly create or exacerbate the growth of mold and fungus (collectively, "Biological Toxins") in the Leased Premises.  In the event that Tenant observes, smells or suspects the presence of any Biological Toxins in the Leased Premises or the Building, Tenant shall promptly notify Landlord in writing of such presence and the precise location thereof.  Landlord's right of entry pursuant to the terms and provisions of this Lease shall include the right to enter, inspect and test the Leased Premises for the presence of Biological Toxins or conditions conducive to the growth of Biological Toxins therein, upon at least twenty-four (24) hours prior written or verbal notice to Tenant, at Landlord's sole cost and expense (and not as an Operating Expense).  If any such inspection and/or testing reveals the presence of Biological Toxins in the Leased Premises which were knowingly created or exacerbated by Tenant, Tenant shall remediate the same, at its sole cost and expense, in accordance with applicable Laws, and provide Landlord with a copy of the final report related to such remediation; otherwise, Landlord shall be responsible to remediate same, at Landlord's cost, not to be treated as an Operating Expense.

10. ALTERATIONS.

10.1 Generally.  Tenant shall not, without the prior written consent of Landlord, make any alterations, installations, modifications, improvements or additions to the Leased Premises (collectively "Alterations"), including any such Alterations that effect the structural integrity of the Building, or effect the main (as opposed to lines, ducts and distribution channels located within the Leased Premises) electrical, exhaust, mechanical, plumbing, and life safety systems, or affect the heating, ventilating or air conditioning systems of the Building.  Notwithstanding anything to the contrary contained in this Lease, if said Alterations do not affect (i) the structural integrity of the Building; or (ii) the heating, ventilating or air-conditioning systems of the Building; or (iii) the main (as opposed to lines, ducts and distribution channels located within the Leased Premises) electrical, exhaust, mechanical, plumbing, life safety, telecommunications, or security systems of the Building; or (iv) the Escalators; or (v) the Ornamental Surfaces of the Grand Banking Hall; or (vi) means of ingress and egress to and from (a) premises in the Building other than the Leased Premises or (b) the Building; or (vii) elevator usage, then Tenant may make Alterations costing in the aggregate up to $100,000.00 per Lease Year per floor of the Leased Premises without Landlord's prior consent so long as Tenant notifies Landlord prior to the making of said Alterations.  Landlord shall not unreasonably withhold, condition or delay Landlord's consent to any Alterations which cost in the aggregate more than $100,000.00 per Lease Year per floor of the Leased Premises, so long as such Alterations do not affect items (i) through (vii) above. Tenant shall notify Landlord in writing of the nature and scope of any Alterations undertaken by or on behalf of Tenant with respect to the Leased Premises, whether or not Landlord's consent thereto is required hereunder. With respect to any Alterations, Landlord may impose such conditions with respect thereto as Landlord deems reasonable and appropriate, including, without limitation, requiring Tenant to furnish Landlord with (a) insurance held by Tenant or Tenant’s contractors, subcontractors and architects performing such Alterations against liabilities which may arise out of the Alterations (which insurance must name Landlord as an additional insured); and (b) copies of plans and specifications and all permits necessary for the Alterations.  In all events Tenant shall use Landlord's contractors for Alterations to and Alterations affecting any of the following: (i) heating, ventilation, and air-conditioning systems of the Building; (ii) main (as opposed to lines, ducts and distribution channels located within the Leased Premises) mechanical, exhaust, electrical, plumbing and life safety systems; (iii) the elevators; (iv) the Escalators; and (v) the Ornamental Surfaces of the Grand Banking Hall.  Tenant shall promptly pay to Landlord or Tenant's contractors, as the case may be, as and when due, the cost of all such Alterations, which costs shall be competitively-priced and without mark-up by Landlord.  Such amount shall be payable from time to time as the work comprising the Alterations progresses within thirty (30) days after Tenant is billed therefor from time to time by Landlord.  Upon completion of the Alterations, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment of all contractors and subcontractors, affidavits, full and final waivers of all liens for labor, services and materials sufficient to waive and release all rights to liens under the Illinois Mechanic's Lien Law arising from the work done and such other supplemental documentation as Landlord may reasonably require, all in form and substance reasonably satisfactory to Landlord.  Tenant agrees to indemnify, defend and hold Landlord harmless from, and shall pay, all liabilities, claims, judgments, costs, damages, fines, penalties, liens and expenses related to the Alterations except, if such liability, claim, judgment, cost, damage, fine, penalty, lien or expense is the direct result of the negligence or willful misconduct of Landlord or any Landlord Party.  All repairs and Alterations done by Tenant or its contractors, including work done pursuant to Articles 9 or 10 shall be done in a good and workmanlike manner using only high quality grades of materials and shall comply with all insurance and other reasonable requirements of Landlord (including any reasonable management procedures relating to Hazardous Materials) and all applicable Laws.  At all times Tenant shall cause contractors and others performing Alterations for Tenant to work in harmony with the contractors, agents and employees performing work in the Building for Landlord or others.  Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to any move-in, move-out, elevator or supervisory fee, in connection with Tenant's taking or returning all or any portion of the Leased Premises (except as otherwise expressly set forth herein or the Workletter with respect to the Tenant’s Work), nor shall Landlord be entitled to any supervisory fee or other fee in connection with Alterations.

10.2 Removal.  All Alterations, whether temporary or permanent in character, including but not limited to all vaults and internal staircases, added to the Leased Premises by Tenant, and except for moveable furniture, moveable partitions, trade fixtures and other equipment belonging to Tenant which are not removed by Tenant prior to the expiration or earlier termination of this Lease or of the termination of Tenant's right to possession of the Leased Premises or any portion thereof, whichever is earlier, by lapse of time or otherwise, shall be relinquished to Landlord in their then "as-is", but broom-clean, condition. Tenant covenants that it shall not allow waste to occur within the Leased Premises at any time during the Term.  Notwithstanding anything to the contrary contained in this Lease, upon the expiration of the Term or the termination of this Lease or the termination of Tenant's right of possession of the Leased Premises, Tenant shall not be required to remove: (i) any Ordinary Alterations (as hereinafter defined), (ii) any Alterations, additions or modifications constructed within the Leased Premises as part of Tenant's Work or otherwise (collectively, the "Leasehold Improvements") that Landlord did not identify to Tenant in writing as requiring removal or restoration upon the Expiration Date or earlier termination of this Lease at the time of plan approval and which are not Ordinary Alterations, and (iii) any Leasehold Improvements existing within the Leased Premises as of the Effective Date of this Lease.  For the purposes of this Section 10.2, "Ordinary Alterations" shall mean and include any Leasehold Improvements that: (a) are customary for general office use; and (b) do not adversely affect  the structure of the Building; and (c) do not exceed the capacity of any Building systems, unless Tenant has upgraded such systems in connection therewith; and (d) do not constitute extraordinary improvements or alterations, such as internal staircases, vaults, raised floors and computer rooms.  Landlord shall notify Tenant which non-Ordinary Alterations, if any, must be removed at the end of the Term by written notice to Tenant: (A) for non-Ordinary Alterations requiring Landlord's approval, at the time Landlord approves such non-Ordinary Alterations; or (B) for non-Ordinary Alterations not requiring Landlord's approval, at the earlier of: (1) thirty (30) days after Tenant provides Landlord written notice of its intention to construct a non-Ordinary Alteration, or (2) at least sixty (60) days prior to the expiration of the Term.  If Landlord requires Tenant to remove and restore any non-Ordinary Alterations constructed in the Leased Premises by Tenant, in accordance with this Section 10.2, Tenant shall remove and restore same, at Tenant's sole cost and expense, prior to the Expiration Date or earlier termination of this Lease.

11. COVENANT AGAINST LIENS.

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord's title or interest in the Land, Building or the Leased Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only.  Tenant covenants and agrees not to cause or allow any liens to be placed against the Land, Building or the Leased Premises as a result of Tenant’s construction or other acts in the Leased Premises or Tenant or Tenant's agents, employees, contractors and licensees acts in the Building and in case of any such lien attaching or claim thereof being asserted, Tenant covenants and agrees no later than forty-five (45) days from the filing thereof or such claim being asserted (i) to cause it to be released and removed of record or (ii) to provide Landlord with endorsements (reasonably satisfactory to Landlord and Mortgagee) to Landlord and Mortgagee's title insurance policies insuring against the existence of or attempted enforcement of such lien; or (iii) to provide Landlord with a bond in form and substance acceptable to Landlord.  In the event that such lien is not released, removed, insured over or bonded around within said forty-five (45) day period Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall, within ten (10) days following notice, either before or after such release and removal, pay or reimburse Landlord for all sums, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred by Landlord in connection with such lien together with interest thereon at the Interest Rate.

12. INSURANCE AND SUBROGATION.

12.1 Tenant's Insurance.  Tenant shall carry insurance during the entire Term hereof insuring Tenant, and insuring Landlord, Landlord's beneficiaries (if Landlord is ever a land trust), any property management company, all Mortgagees and Ground Lessors and their respective agents, partners and employees, with terms, deductibles, coverages and in companies in good standing and licensed to do business in the State of Illinois and otherwise reasonably satisfactory to Landlord having a "Best's" rating of "A-" or higher in the following coverages in the following amounts:

(A) Public liability insurance with the broad form commercial liability endorsement, including contractual liability insurance covering Tenant's indemnity obligations hereunder, insuring against claims for death, bodily injury, personal injury and property damage occurring upon, in or about the Leased Premises in an amount not less than $1,000,000.00 per occurrence and having a general aggregate amount on a per location basis of not less than $2,000,000.00.  Landlord shall be named as an additional insured on such policy.

(B) Excess liability insurance with a limit of $5,000,000.00 naming Landlord as an additional insured.

(C) "Special form" physical damage insurance including fire, sprinkler leakage, vandalism and extended coverage for the full replacement cost of all additions, improvements and alterations to the Leased Premises, including Landlord's Work and/or Tenant's Work, if any (providing that Landlord is an additional named insured as its interest may appear) and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Leased Premises.

(D) Intentionally Omitted.

(E) Prior to any event that Tenant intends to or will serve liquor, host liquor liability insurance.  Landlord shall be named as an additional insured on such policy.

Tenant shall, prior to the commencement of the Term and prior to each Lease Year or policy period furnish to Landlord certificates in form reasonably satisfactory to Landlord evidencing the foregoing insurance coverage.  Tenant's policies shall state that such insurance coverage may not be amended in any material way, canceled or not renewed without at least thirty (30) days' prior written notice to Landlord and Tenant (unless such cancellation is due to non-payment of premium, and in that case only ten (10) days' prior written notice shall be sufficient).  Tenant shall have the right to provide the foregoing insurance under a master or blanket policy of insurance covering other properties of Tenant or its affiliates provided that an endorsement insuring segregated amounts sufficient to satisfy said insurance requirements hereunder is provided.   Landlord hereby agrees that Chubb and St. Paul/Traveler's are insurance companies acceptable to Landlord as of the Effective Date.

12.2 Waiver of Subrogation.  Each of the parties hereto hereby releases and waives all claims for recovery from the other party and its agents and employees for loss or damage to property or business sustained in or about the Property or the Leased Premises, which loss or damage (a) is or would be insured against under property or physical damage insurance required to be carried by the pertinent party pursuant to this Lease or (b) if the coverage under policies actually carried by the pertinent party is greater, is insured against under such policies.

Landlord and Tenant each agree to have all property or physical damage insurance which it may carry endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party or any of the parties named in Section 12.1 above or Released Parties and the Indemnitees, each as described in Section 14.1 entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder.  Each party's policy shall provide further that the insurer waives all rights of subrogation which such insurer might have against the other party's insureds.

12.3 Landlord's Insurance.

(a) Landlord shall, at all times during the Term, maintain the following insurance coverages:

(i) "Special form" fire and casualty insurance on a full replacement cost basis (adjusted from time-to-time as necessary) covering the Building (but excluding coverage for the Landlord's Work (once completed), as defined in Exhibit B attached hereto, or any subsequent Alterations which are installed or maintained by Tenant), which insurance:

(A)	includes coverage, whether by way of endorsement or otherwise, over all damage by water, whether by way of flood or by way of back-up, seepage, or overflow;

(B)	contains the following endorsements:

(1)	Loss of rents or business interruption for periods equal to the maximum period of permissible rent abatements during restoration under the Lease;

(2)	Building ordinance coverage;

(3)	Agreed amount;

(4)	Extra expense

(C)
contains deductible amounts not in excess of $100,000, provided that in the event deductible for comparable insurance provided by landlords in the market increase, Landlord shall be permitted to increase the deductible in accordance with such market increases; and

(D)	contains no co-insurance provisions.

(ii) Commercial general liability and broad form property damage insurance in such amounts as shall be appropriate for first-class office buildings in Chicago, but in any event with limits of not less than $1,000,000 with respect to any one occurrence, accident or disaster or incidence of negligence.

(iii) Broad form comprehensive boiler and machinery insurance on any such equipment or in the Building in an amount not less than $2,000,000 for damage to property, bodily injury or death resulting from such covered perils as found in a standard Comprehensive Boiler and Machinery policy.  Such policy shall have a deductible not in excess of $50,000, provided that in the event deductible for comparable insurance provided by landlords in the market increase, Landlord shall be permitted to increase the deductible in accordance with such market increases.

(iv) Umbrella liability coverage in excess of the underlying limits of the aforementioned insurance in amounts not less than $9,000,000.

(v) Worker's compensation insurance covering all persons employed in connection with any work done on or about the Building with respect to which claims for death or bodily injury could be asserted against Landlord, Tenant or the Building, complying with the laws of the State of Illinois.

(vi) During any period in which substantial alterations are being performed by Landlord in the Building, Builder's Risk Insurance (on a completed value, non-reporting basis) against "all risks of physical loss", including collapse and transit coverage, with deductibles not to exceed $100,000, covering the total replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair, together with endorsements that the builder's risk insurance will not be invalidated due to occupancy or partial occupancy of the Building or any improvements therein during construction.

(b) All insurance shall be written by insurance companies with a "Best's" rating of "A-" or better and a financial category of XI or better, and be legally qualified to issue such insurance in the State of Illinois.

(c) Landlord shall have the right to provide the foregoing insurance under a master or blanket policy of insurance covering other properties of Landlord or its affiliates provided that an endorsement insuring segregated amounts sufficient to satisfy said insurance requirements hereunder is provided.

12.4 Avoid Action Increasing Rates.  Tenant shall comply with all applicable Laws, and requirements and recommendations of insurance rating agencies with respect to the Leased Premises and shall not, directly or indirectly, make any use of the Leased Premises which may thereby be prohibited or be dangerous to person or property, which may jeopardize any insurance coverage, increase the cost of insurance or require additional insurance coverage (except that in the case of increased insurance costs or additional insurance required, Tenant shall have the right to make such use of the Leased Premises provided that Tenant pays such increased costs or procures such additional insurance coverage at its sole cost and expense prior to such use).  Landlord acknowledges and agrees that Tenant's use of the Leased Premises as a retail and commercial bank will not violate the terms of this Section.

13. FIRE OR CASUALTY.

13.1 Generally.  Article 9 hereof notwithstanding, if the Leased Premises (including machinery or equipment used in its operation) shall be damaged by fire or other casualty and if such damage does not, in the reasonable judgment of Landlord, constitute a Material Casualty then Landlord shall, subject to the limitations set forth below, repair or restore such damage with reasonable promptness.  Notwithstanding the foregoing, Landlord shall not be obligated to expend in repairs and restoration an amount in excess of the proceeds of insurance recovered with respect to such casualty or to repair or restore any damage occurring during the last two (2) Lease Years (unless Tenant exercises, by delivering written notice to Landlord within thirty (30) days after the date of such fire or other casualty, any remaining Renewal Option, as set forth in Article 34).  If any such damage constitutes a Material Casualty or occurs during the last two (2) Lease Years (and Tenant does not timely elect to exercise any remaining Renewal Option or no further Renewal Options exist), Landlord or Tenant shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other party at any time within one hundred twenty (120) days after the date of such damage.  If Landlord or Tenant does not give notice of such termination within said time period, then both parties shall be deemed to have elected not to terminate this Lease.  If portions of the Leased Premises remain tenantable after the date of casualty and Landlord or Tenant so elects to terminate this Lease solely as to the portion of the Leased Premises that was damaged, then appropriate prorations of Annual Base Rent, Additional Rent and other sums due hereunder shall be made.  If Landlord undertakes to repair the portion of the Leased Premises or the Building that is damaged by such Material Casualty and Landlord is not able to repair or restore such damage within three hundred and sixty-five (365) days after the earlier to occur of: (i) the date Landlord settles with Landlord's insurance company, and (ii) one hundred and twenty (120) days after the date of such damage or destruction (the "Rebuild Period"), Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within sixty (60) days following such three hundred and sixty-five (365) day period; provided, however, that if Landlord completes such repairs and restoration within thirty (30) days after Landlord’s receipt of Tenant’s written termination notice, and notice thereof is received by Tenant within such thirty (30) day period, Tenant's termination notice shall automatically and without further action by the parties hereto be deemed withdrawn, and this Lease shall remain in full force and effect.  If Force Majeure occurs during Landlord's construction of the Building or the Leased Premises after the occurrence of such Material Casualty, Landlord's Rebuild Period shall toll one day for each day of Force Majeure delay, provided that Landlord's total Rebuild Period shall not exceed one hundred and eighty (180) days after the expiration of the initial three hundred and sixty-five (365) day period.

13.2 Right To Abatement.  As of the date of the fire or casualty, Annual Base Rent and Additional Rent shall abate (as determined on a square footage basis) as to those portions of the Leased Premises as are, from time to time, Untenantable as a result of such damage and Tenant's Proportionate Share shall be adjusted accordingly until the date which is the earlier to occur of: (i) one hundred twenty (120) days after the later of (a) the Actual Completion Date (as hereinafter defined) and (b) the Estimated Completion Date (as hereinafter defined); and (ii) the date upon which Tenant actually occupies and conducts business within the previously Untenantable portions of the Leased Premises.  If Landlord is obligated to or elects to repair the Building or the Leased Premises after any Material Casualty or non-Material Casualty and this Lease is still in full force and effect, Landlord shall deliver a written notice to Tenant within ninety (90) days of the date of such Material Casualty or non-Material Casualty setting forth the date upon which Landlord expects the Leased Premises to be substantially repaired by Landlord and ready for delivery to Tenant (the "Estimated Completion Date").  For the purposes of this Article 13, the "Actual Completion Date" shall be defined as the date Landlord delivers the Leased Premises to Tenant in a condition which will allow Tenant to carry out and complete Tenant's restoration thereof.  Notwithstanding anything to the contrary contained in this Section 13.2, in the event said fire or casualty was caused by or the result of any act or omission of Tenant, its agents, contractors or employees, or anyone holding by, through or under Tenant, Annual Base Rent and Additional Rent shall abate, but only to the extent the proceeds of Landlord’s rental abatement insurance are actually received by Landlord, less the amount of any deductible.

13.3 Repair Obligations.  In the event of a fire or other casualty, Tenant may, at Tenant's sole cost and expense, repair or restore any items included in Tenant's Work and all Alterations; provided, however, if (i) Tenant assigns to Landlord Tenant’s property and casualty insurance proceeds plus the amount of the deductible, if any, for all items included in Tenant's Work and Alterations to the extent paid for by Landlord, Tenant shall not be required to repair or restore the same; and (ii) if Tenant does not assign such property and casualty insurance proceeds, Landlord shall have no further obligation to repair or restore the Leased Premises pursuant to this Article 13, and Tenant may restore same at its sole cost and expense (provided, however, that Tenant may only elect not to restore same so long as Tenant continues to pay Rent to Landlord with respect to such damaged portion of the Leased Premises).  In the event of a fire or other casualty, Landlord shall be responsible for repairing or restoring all other portions of the Leased Premises not mentioned in the foregoing sentence to the extent of property and casualty insurance proceeds recovered with respect to said casualty.  Tenant acknowledges that Landlord shall be entitled to the full proceeds of any property insurance coverage, whether carried by Landlord or Tenant, for damage to those items or decorations which Landlord is obligated to repair, it being agreed that Tenant shall be entitled to the proceeds from any property insurance for items insured by Tenant which Landlord has no obligation to repair.  Notwithstanding the foregoing to the contrary, in the event this Lease is terminated in its entirety as a result of such casualty: (i) all proceeds of Landlord's insurance shall be payable to Landlord; and (ii) Tenant shall reimburse Landlord only for a sum equal to the amount of the unamortized portion of Landlord's Maximum Contribution (determined at the time such casualty occurs).  Notwithstanding the foregoing to the contrary, in the event this Lease is terminated as to only a portion of the Leased Premises ("Terminated Premises") as a result of such casualty, then with respect to the Terminated Premises: (i) all proceeds of Landlord's insurance relative to the Terminated Premises shall be payable to Landlord; and (ii) Tenant shall reimburse Landlord only for a sum which is equal to the amount of the unamortized portion of Landlord's Maximum Contribution (determined at the time such casualty occurs) applicable to the Terminated Premises.  Thus, by way of example, if the Lease is terminated with respect to the entire second floor only, (i) Landlord shall receive all proceeds of Landlord's insurance relative to the second floor; and (ii) Tenant shall reimburse Landlord for the unamortized portion of Two Million Seven Hundred Thirty Five Thousand One Hundred and Twenty and 00/100 Dollars ($2,735,120.00) (determined at the time such casualty occurs), which amount represents that portion Landlord's Maximum Contribution ($80.00 per Rentable Square Foot) applicable to the second floor (which consists of 34,189 Rentable Square Feet).

13.4 Landlord's Right to Proceeds of Tenant's Insurance.  In the event of any casualty that results in a termination of this Lease by Landlord as provided in this Article 13, then, notwithstanding anything herein to the contrary, Landlord shall be entitled to receive the proceeds of Tenant's insurance described in Section 12.1(C) above, an amount equal to the unamortized value of the Leasehold Improvements insured thereunder to the extent paid for by Landlord.

13.5           Non-Material Casualty.  If, at any time during the Term of this Lease, except during the final Lease Year (unless Tenant exercises any remaining Renewal Option, if any, by delivering written notice of Tenant's exercise to Landlord within thirty (30) days after the date of such casualty), the Leased Premises or the Building are damaged or destroyed, and such damage or destruction does not constitute a Material Casualty, Landlord shall be obligated to repair and restore those portions of the Leased Premises and the Building so affected.  If Landlord is not able to repair or restore such damage within three hundred and sixty-five (365) days after the date of such damage or destruction (which, notwithstanding anything herein to the contrary, such restoration period shall not be subject to any delays resulting from Force Majeure or otherwise), Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within sixty (60) days following such three hundred and sixty-five (365) day period; provided, however, that if Landlord completes such repairs and restoration within thirty (30) days after Landlord’s receipt of Tenant’s written termination notice, and notice thereof is received by Tenant, Tenant's termination notice shall automatically and without further action of the parties hereto be deemed withdrawn, and this Lease shall remain in full force and effect.

14. WAIVER OF CLAIMS; INDEMNIFICATION.

In addition to and without limiting or being limited by any other releases or waivers of claims in this Lease, but rather in confirmation and furtherance thereof, but subject to the mutual waiver of subrogation and Tenant's rights of abatement in Sections 8.5, 9.3(A) and Article 13, and to the extent not prohibited by law, Tenant hereby expressly releases Landlord and agrees that Landlord and Landlord's respective officers, agents, directors, shareholders, servants, beneficiaries of Landlord (if Landlord is a land trust) and employees (collectively, the "Released Parties") shall not be liable for any damage either to person or property or for damages (direct, consequential or otherwise) resulting from the loss of use of property sustained by Tenant due to the Land or the Building or any part thereof or any appurtenances thereto becoming out of repair or due to the happening of any damage, accident or event in or about the Land or the Building, including the Leased Premises, or due to any act or neglect of any tenant or occupant of the Land or the Building or of any other person unless any of the foregoing is due, in whole or in part, directly or indirectly, to the negligence or willful misconduct of Landlord or any Landlord Party.  Without limiting the generality of the foregoing, this provision shall apply to personal injury, death, property damage, loss, conversion, theft, robbery, assault, battery, mayhem, murder, gas, electricity, snow, frost, ice, hail, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, or by noise, smoke or odors, or by falling plaster, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind, unless the same was due to the negligence or willful misconduct of Landlord or any Landlord Party.  Tenant further agrees that all personal property located in or upon the Leased Premises receiving and holding areas, or freight elevators of the Land or the Building, shall be at the risk of Tenant only and Landlord shall not be liable for any loss or damage thereto or theft or conversion thereof and Tenant hereby completely releases and exculpates Landlord therefrom.  Without limitation of any other provisions hereof, but subject to the limitations contained in Section 12.2, and except as otherwise prohibited by law, Tenant agrees to defend, protect, indemnify and hold Landlord harmless from and against any and all actual and direct loss, cost, damage, expense, fine, penalty, lien, claim, cause of action, injuries to persons or damage to or theft or misappropriation or loss of property and liability (including, without limitation, attorneys' fees and court costs) and damages incurred by Landlord arising out of, related to or in connection with Tenant's use, maintenance, repair and occupancy of the Leased Premises and the Building or negligence or willful misconduct of Tenant (whether or not such negligence or willful misconduct constitute a violation of applicable law), its servants, agents, employees, representatives, contractors, suppliers or workers or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease.  Notwithstanding anything herein to the contrary, but subject to the limitations contained in Section 12.2, Landlord shall not be indemnified from liability for damage or injury to persons or property caused by or resulting from the negligence or wanton misconduct of Landlord or any Landlord Party.  To the extent not prohibited by law, and subject to Section 12.2, Landlord agrees to hold harmless and indemnify Tenant and Tenant's agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively, the "Indemnitees") from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against the Indemnitees, including without limitation reasonable attorneys' fees and court costs) for death or injury to, or damage to the property of, third parties, other than the Indemnitees, that may arise from the negligence or willful misconduct of Landlord or Landlord Parties.  Such third parties shall not be deemed third party beneficiaries of this Lease.  If any action, suit or proceeding is brought against any of the Indemnitees by reason of the negligence or willful misconduct of Landlord or any Landlord Parties, then Landlord will, at Landlord's expense and at the option of said Indemnitees, resist and defend such action, suit or proceeding.

15. NONWAIVER.

No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term hereof or create a new tenancy or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit for possession of the Leased Premises or after final judgment for possession of the Leased Premises Landlord may receive and collect any Rent due and the payment of said Rent shall not waive, affect or nullify said notice, suit or judgment.  Acceptance by Landlord of less than the entire amount then due and owing by Tenant shall not constitute a waiver by Landlord of its rights to further collection.

16. CONDEMNATION.

If (a) the Land or the Building or any portion thereof which, in Landlord's reasonable judgment, renders the remainder thereof economically unfeasible, shall be taken or condemned or purchased under the threat of condemnation or exercise of the right of eminent domain by any competent authority for any public or quasi-public use or purpose; or (b) part of the Leased Premises shall be taken or condemned or purchased under threat of condemnation or exercise of the right of eminent domain by any competent authority for any public or quasi-public use or purpose so that Tenant cannot, in the reasonable judgment of Landlord, operate its business in the remaining portion of the Leased Premises, Landlord shall have the option, exercisable at its sole discretion, to cancel this Lease upon the earlier of (i) one hundred eighty (180) days after notice of such cancellation is delivered to Tenant and (ii) the date upon which the condemning authority shall take title to the part so taken, condemned or purchased.  In addition, if part of the Leased Premises shall be taken or condemned or purchased under threat of condemnation or exercise of the right of eminent domain so that Tenant cannot, in the reasonable judgment of Landlord, operate its business in the remaining portion of the Leased Premises, Tenant shall have the option to cancel this Lease as of the date on which the condemning authority shall take possession of the part so taken, condemned or purchased, which option shall be exercised by written notice to Landlord within sixty (60) days following Tenant's receipt of notice of the intended taking.  If a part of the Leased Premises shall be taken or condemned or purchased under threat of condemnation or exercise of the right of eminent domain by any competent authority for any public or quasi-public use or purpose and a right to terminate is available, as aforesaid, but neither Landlord nor Tenant elects to terminate this Lease, then the Lease shall terminate only with respect to the portion of the Leased Premises so taken as of the date possession shall be taken by such authority and thereafter the Annual Base Rent and Additional Rent shall be reduced in direct proportion to the amount of rentable square feet of the Leased Premises taken, on a per square foot basis and Tenant's Proportionate Share shall be adjusted accordingly.  Landlord agrees, at Landlord's cost and expense, as soon as reasonably practical to restore the remainder of the Leased Premises to a complete unit of similar quality and character as existed prior to such taking (to the extent feasible); provided that Landlord shall not be required to expend more on such restoration than an amount equal to the condemnation award received by Landlord on account of such taking (less all expenses, costs and legal fees incurred by Landlord in connection with such award) multiplied by a fraction, the numerator of which is the number of square feet of Rentable Square Feet so taken and the denominator of which is the number of rentable square feet in the Building so taken.  No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation.  Whether or not Landlord exercises such cancellation right, except as otherwise expressly provided in this Article 16, Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or change in configuration, it being agreed by Tenant that each such award, including the payment for the property acquired and for any and all damages to any remainder property, is the sole property of Landlord and that Tenant has no interest therein.  Except as otherwise expressly provided in this Article 16, Tenant's claim is solely limited to compensation from the condemning authority for the unamortized value of any equipment or other personal property being acquired (less the unamortized portion of Landlord's Maximum Contribution expended toward such equipment or personal property which shall remain the property of Landlord), relocation costs, and "bonus rent" (i.e. if the Rent payable by Tenant under this Lease is less than the fair market value of rent at the time of such condemnation); provided such claims do not diminish or interfere with Landlord's award of compensation.  The Tenant may also claim relocation costs and other benefits pursuant to the Federal Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 or 735 ILCS 30/10-5-62 or successor statutes.  Any of Tenant's obligations hereunder that have not been finally ascertained, determined or satisfied as of the date of termination, including, without limitation, payment of Annual Base Rent and Additional Rent, shall survive such termination and Tenant shall remain liable therefor.

17. ASSIGNMENT AND SUBLETTING.

17.1 General.

(A) Except as set forth in this Article 17 to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, (i) assign, convey or mortgage this Lease or any interest hereunder; (ii) permit or suffer to exist any assignment of this Lease, or any lien upon Tenant's interest, voluntarily or by operation of law; (iii) sublet the Leased Premises or any part thereof; or (iv) permit the use of the Leased Premises by any parties other than Tenant and its employees.  Any such action (without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed) on the part of Tenant shall be void and of no effect, unless specifically permitted herein.  Landlord's consent to any assignment, subletting or transfer or Landlord's election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee after a Default by Tenant under this Lease shall not release Tenant or any subsequent tenant from primary liability to perform each covenant or obligation to be performed by Tenant under this Lease.  Landlord's consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord's right to withhold its consent to any future assignment, subletting, or transfer.  Tenant shall furnish to Landlord, simultaneously with Tenant's request for consent to assign the Lease or sublet the Leased Premises, the following:  (1) a true and correct copy of the executed letter of intent, approved by the assignee, sublessee or transferee, specifying, among other things, the name and address of the sublessee, assignee or transferee, the commencement and termination dates of the proposed sublease or assignment, the portion of the Leased Premises the proposed sublessee, assignee or transferee, would occupy, and the exact nature of the proposed sublessee's, assignee's or transferee's business to be conducted in the Leased Premises; (2) description of the portion of the Leased Premises to be occupied by such assignee or sublessee; (3) nature of the proposed assignee, sublessee or transferee's business; (4) the date of the proposed assignment, subletting or transfer (which shall be not less than fifteen (15) business days from the date of notice); and (5) current credit reports and financial statements of the proposed assignee, sublessee or transferee, including, without limitation, to the extent available, for the most recent three (3) consecutive years of audited financial statements.  Landlord's consent or rejection of any proposed assignment, subletting or transfer or Landlord's election under (C) below shall be delivered within ten (10) business days following Landlord's receipt of the materials described in (1) through (5) above.

(B) Notwithstanding (A) above, Tenant shall have the right, without the necessity of having to obtain Landlord's consent, to assign the Lease or to sublet the Leased Premises or any portion thereof to any of the following, each of which is an "Affiliate" (i) an entity controlled by, controlling or under common control with Tenant (with control meaning the power, whether directly or indirectly, by contract or equity ownership or otherwise, to control the management and policies of the entity in question), (ii) a parent or wholly owned subsidiary of Tenant, (iii) any successor entity of Tenant resulting from a purchase, merger, consolidation or reorganization, or (iv) any entity which purchases some, all, or substantially all of the stock or assets of Tenant (each of the foregoing hereinafter referred to as a "Permitted Transfer") provided that (a) Tenant is not in Default under the Lease, (b) the Leased Premises shall be used only for Tenant's Use, (c) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant's business, or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant; (d) with respect to a Permitted Transfer to a proposed transferee described in clause (iii), such proposed transferee shall have a net worth which is at least equal to the Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization, and (e) Tenant shall provide Landlord written notice at least thirty (30) days after the effective date of the proposed purchase, merger, consolidation or reorganization

(C) Except with respect to any Permitted Transfer, in the event Landlord receives notice of Tenant's request to assign, sublet or transfer any portion of its interest under this Lease with respect to the Retail Premises as required under Section 17.1(A) after the second anniversary of the Commencement Date, Landlord shall have the right, to be exercised by giving written notice to Tenant within ten (10) business days after receipt of Tenant's notice, to recapture all of that portion of the Retail Premises described in Tenant's notice and such recapture notice, if given, shall terminate this Lease with respect to the space therein described as of the date stated in Tenant's notice.  If Tenant's notice covers all of the Retail Premises, and if Landlord gives its recapture notice with respect thereto, the Term of this Lease with respect to the Retail Premises only shall expire on the date of proposed assignment, subletting or transfer as stated in Tenant's notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term.  If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Retail Premises, the Retail Premises Annual Base Rent and Tenant's Retail Premises Proportionate Share as defined in this Lease shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect; provided that Landlord shall pay all costs in connection with the physical subdivision of any portion of the Retail Premises, which costs shall not be included in Operating Expenses.  This Section 17.1(C) applies to the Retail Premises only; Landlord has no right to recapture any other portion of the Leased Premises under this Article 17.

(D) Notwithstanding the foregoing, Tenant agrees that Landlord's failure or refusal to consent shall be deemed reasonable if, in Landlord's reasonable opinion: (i) Tenant is in Default under this Lease or any notice of default (which has not been subsequently cured) has been given prior to the date consent is requested; (ii) the proposed sublease or assignment would result in the violation of any applicable law, ordinance or regulation; (iii) the nature of the business of an assignee, sublessee or transferee (a) is inconsistent with any exclusive uses granted in tenant leases existing as of the Effective Date or hereafter entered into by Landlord pursuant to Section 1(ad) of this Lease, (b) involves pornography, guns, gambling, massage parlors, adult movies or entertainment, an abortion clinic or other medical office use, or any illegal use, (c) would violate any of the rules and regulations set forth on Exhibit D, (d) does not conform with the Tenant's Use set forth in Article 1, or (e) would significantly increase the cost of operating the Building or cause a significant burden on Building systems; (iv) the assignee, sublessee or transferee (a) is a governmental entity (or subdivision thereof), (b) is a tenant or occupant in the Building (unless Landlord could not accommodate such tenant or occupant with additional space in the Building), or (c) intends to use more than ten percent (10%) of that portion of the Leased Premises it is subleasing or assigning as an educational or training facility or is in the primary business of providing education or training; or (v) Tenant has failed to furnish Landlord the information set forth in Section 17.1(A), in which event Tenant may submit such information for Landlord’s reconsideration.

(E) Notwithstanding anything contained in this Article 17 to the contrary, in no event shall Tenant be released from any obligations of Tenant under this Lease as a result of any sublease or assignment, unless Landlord expressly consents to such release in writing.  Tenant shall pay Landlord’s reasonable attorneys’ fees and costs incurred in connection with Tenant’s request for Landlord’s consent under this Section 17.1 in an amount not to exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) in any instance.

17.2 Additional Receipts.  In the event that Landlord consents to any assignment or sublease of any portion of the Leased Premises Landlord shall be entitled to keep fifty percent (50%) of all Receipts (as defined below) resulting from any sublease or assignment.  For purposes of this Section 17.2, "Receipts" shall mean the excess of all amounts received by Tenant from any assignee or sublessee of Tenant over the Annual Base Rent and Additional Rent payable to Landlord hereunder for the applicable periods, prorated if necessary, all computed on a per rentable square foot basis and based upon sound management and accounting principles consistently applied, less the costs actually incurred by Tenant in connection with such assignment or sublease, including reasonable attorneys' fees, brokerage commissions and concessions (collectively, "Tenant's Additional Costs").  Tenant shall furnish Landlord from time to time upon Landlord's request therefor with a statement, certified by an authorized representative of Tenant, setting forth in detail the computation of Receipts, and receipts and documentation substantiating Tenant's Additional Costs.  Any monies or other consideration in excess of the Annual Base Rent and Additional Rent due from Tenant hereunder realized by or for the benefit of Tenant by reason of such assignment or sublease shall be deemed an item of such Receipts.  Notwithstanding anything to the contrary contained in this Section 17.2, in the event Tenant (A) assigns the Lease or sublets all or any portion of the Leased Premises to an Affiliate or (B) sublets all or any portion of the Retail Premises during the first two (2) years of the Term with Landlord's prior consent, Landlord shall not be entitled to any of the Receipts and any net profit gained therefrom shall inure solely to the benefit of Tenant.

17.3 Other Limitations.  Except with respect to the Retail Premises, in no event shall Tenant or any successor to Tenant assign this Lease or enter into any assignment, sublease, license, concession or other agreement (collectively referred to in this Section 17.3 as an "Agreement") for the use, occupancy or utilization of any part of the Leased Premises which provides for a rental or other payment for such use based in whole or in part on the net income or profits derived by any person from the Leased Premises or part thereof so used and any such purported Agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the use of any part of the Leased Premises.

17.4 Lease Assumption; Subtenant Attornment.  If Tenant shall assign this Lease, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument provided by Landlord and delivered to Landlord not later than five (5) days prior to the effective date of the assignment.  If Tenant shall sublease any part of the Leased Premises, Tenant shall obtain and furnish to Landlord, not later than five (5) days prior to the effective date of such sublease, except as otherwise expressly set forth herein, and in form reasonably satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord, at Landlord's option and written request, if this Lease terminates before the expiration of the sublease.  Tenant shall, not later than fifteen (15) days after the effective date of any such assignment or sublease, deliver to Landlord a certified copy of the instrument of assignment or sublease.

17.5           Approved Users.  Notwithstanding anything to the contrary contained in this Article 17, Tenant shall have the right to permit, from time to time during the Term, Tenant's clients and consultants (collectively, "Approved Users"), and employees, officers and directors of Affiliates, to occupy space within the Leased Premises so long as they are engaged in business with Tenant.  Tenant acknowledges and agrees that the Approved Users are understood to be Tenant's agents for purposes of liability and indemnification under this Lease; provided, however, that the Approved Users shall not be deemed able to bind Tenant in any way whatsoever.

17.6           Retail Premises Transfer.                                                                Notwithstanding anything to the contrary contained in this Article 17, in the event that Tenant subleases all or any portion of the Retail Premises to any sublessee (the "Retail Subtenant"), Landlord shall have the right to require such Retail Subtenant to use and occupy the Retail Premises in accordance with reasonable and customary covenants and conditions generally found in leases for retail tenants in the Chicago area (but which have not been required of Tenant under this Lease) (collectively, “Additional Retail Covenants”) including but not limited to the following: (i) to continuously operate in the Retail Premises, except for re-fixturing and renovations not to exceed in any Lease Year ninety (90) consecutive days; (ii) to maintain certain minimum hours of operation customarily found in other leases for retail tenants in the Chicago metropolitan area; (iii) to independently contract with third-party professionals for pest control and waste disposal in the Retail Premises; and (iv) to covenant not to use the Retail Premises in violation of any exclusives granted to other tenants or occupants of the Building as of the effective date of such sublease or assignment.  Landlord acknowledges and agrees that such Retail Subtenant shall have the right to operate its business in the Retail Premises in accordance with those rights customarily found in those leases for retail tenants in the Chicago metropolitan area including the right to operate during the hours of 8:00 a.m. to 8:00 p.m. Monday through Saturday and 8:00 a.m. to 6:00 p.m. Sunday.  Prior to consenting to any sublease with respect to the Retail Premises, Landlord may require the Retail Subtenant to acknowledge the Additional Retail Covenants in writing in the document governing such sublease.

18. SURRENDER OF POSSESSION.

Upon the Termination Date or upon the termination of Tenant's right of possession of all or any portion of the Leased Premises, whether by lapse of time or at the option of Landlord as herein provided or otherwise, Tenant shall, subject to the terms of Section 10.2 hereof, forthwith surrender the Leased Premises and those other portions of the Building that Tenant is using or maintaining to Landlord in their then "as-is", but broom-clean, condition and shall repair any damage to any such areas whether caused by Tenant's vacation thereof or Tenant's removal of any items therefrom.  Prior to the Termination Date or termination of Tenant's right of possession of the Leased Premises or any portion thereof, whichever is earlier, Tenant shall remove its office furniture, trade fixtures, office equipment, telephone and computer systems (excluding wiring), and all other items of Tenant's property that Tenant is required to remove pursuant to Section 10.2 above, from the Leased Premises and shall surrender the Leased Premises to Landlord in their then "as-is", but broom-clean, condition and shall deliver keys and combinations to all locks, vaults, cabinets and safes remaining in the Leased Premises.  Tenant covenants that it shall not allow waste to occur within the Leased Premises at any time during the Term.  Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Leased Premises or to the Building caused by any such removal or failure to remove items that Tenant is required to remove under this Article or Section 10.2.  If Tenant shall fail or refuse to remove any such property or improvements from the Leased Premises or the Building, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost to Landlord, whether by set-off, credit, allowance or otherwise, and Landlord, may at its option accept the title to such property, and (i) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person, and (ii) at Tenant's expense may (only with respect to items which Tenant is required to remove pursuant to this Article or Section 10.2) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Leased Premises or the Building caused by such removal.  In the event Landlord incurs any removal or storage or other costs by reason of Tenant's failure to remove any property which Tenant is obligated to remove under this Article, Tenant upon demand shall pay to Landlord the reasonable, out-of-pocket amount of costs so incurred.  The provisions of this Article 18 shall survive the expiration or termination of this Lease in accordance with Section 30.14 hereof.

19. HOLDING OVER.

If Tenant retains possession of the Leased Premises or any part thereof for three (3) months or less following the Termination Date, Landlord shall treat Tenant as a tenant at sufferance and Tenant shall pay Landlord monthly rent equal to one hundred and twenty-five percent (125%) of the rate of Monthly Base Rent and one hundred percent (100%) of the Additional Rent for the Leased Premises in effect for the month immediately preceding said holding over, computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Tenant thus remains in possession ("Initial Holdover Rent").  If Tenant retains possession of the Leased Premises or any part thereof for more than three (3) months after the Termination Date, by lapse of time or otherwise, Landlord may elect to treat Tenant as a tenant at sufferance, and Tenant shall pay Landlord monthly rent, beginning on the first day of the fourth month following the Termination Date, at two hundred percent (200%) of the rate of both Monthly Base Rent and Additional Rent for the Leased Premises in effect for the month immediately preceding said holding over, computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Tenant thus remains in possession and in addition thereto Tenant shall pay Landlord all other amounts due to Landlord under this Lease and all damages, consequential as well as direct, sustained by Landlord by reason of Tenant's retention of possession. The provisions of this Article 19 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord herein, at law, in equity or otherwise and shall survive the expiration of this Lease.

20. ESTOPPEL CERTIFICATE.

Tenant agrees that from time to time upon not less than ten (10) business days prior request of Landlord, Tenant or Tenant's duly authorized representative having knowledge of the facts, will execute and deliver to Landlord an estoppel certificate certifying that (i) this Lease is unmodified and in full force and effect or, if there have been modifications, an itemized description of such modifications and that the Lease as modified is in full force and effect; (ii) the dates to which Annual Base Rent, Additional Rent and other charges have been paid; (iii) that, to Tenant's knowledge, Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (iv) that to Tenant's knowledge, to date, all obligations of Landlord to be performed under the Lease have been performed; (v) Tenant has not paid any rents or other sums due under the Lease more than thirty (30) days in advance of the date such sums are due under the Lease; (vi) that Tenant has no rights of set-off, counterclaim, abatement, or other rights of diminution of any rents or other sums due and payable under the Lease, except as may be expressly set forth in the Lease or otherwise provided by law; (vii) that Tenant has not made any security deposit; (viii) the commencement dates and the expiration dates for Tenant's lease of each portion of the Leased Premises under the Lease; (ix) the amount of Tenant's Pro Rata Share; (x) that all Landlord's Work required to be completed by Landlord under the Lease has been completed, and if, not, the nature of the work that has not been completed to date; (xi) that Landlord has paid Tenant all amounts due Tenant with respect to Tenant's Work, and, if not, the amount of any unpaid tenant improvement allowance to which Tenant is entitled and has not been paid (provided Landlord shall notify Tenant of such amount, if any, at the time Landlord requests that Tenant execute such estoppel certificate); (xii) that Tenant has not declared bankruptcy or similar insolvency proceeding and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened; and (xiii) whether Tenant has assigned or otherwise transferred Tenant's interest in the Lease or sublet all or any portion of the Leased Premises.  Tenant acknowledges and agrees that it is intended that any such statements and certificates may be relied upon by any Mortgagees, Ground Lessors or prospective Mortgagees or Ground Lessors of the Land or Building, or any prospective or subsequent purchaser or transferee of all or a part of Landlord's interest in the Land or the Building or this Lease or any prospective transferee of all or any part of the interests in Landlord Tenant's failure to execute and deliver any statement or certificate contemplated by this Article within ten (10) business days after request by Landlord shall be a Default under this Lease and Landlord shall be afforded all rights and remedies described in Section 24.1 hereof.

21. MORTGAGE OR GROUND LEASE BY LANDLORD.

21.1 Subordination.  Landlord may hereafter encumber the Land and the Building and any portion thereof, or any interest therein with mortgages and may sell and lease back the Land or any part of the Land and may encumber the leasehold estate under such a sale and leaseback arrangement with one or more mortgages.  (Any such mortgage is herein called a "Mortgage" and the holder of any such mortgage is herein called a "Mortgagee".  Any such lease of the Land is herein called a "Ground Lease" and the lessor under any such lease is herein called a "Ground Lessor").  Landlord covenants to use all commercially reasonable efforts to obtain from any future Mortgagee (other than Tenant) or Ground Lessor of all or any part of the Land or Building such party's customary form of non-disturbance instrument and this Lease and the rights of Tenant hereunder shall be and are hereby expressly made subject to and subordinate at all times, provided such Mortgagee or Ground Lessee, as the case may be, executes and delivers to Tenant the foregoing non-disturbance instrument, to each Mortgage and to any Ground Lease (it being agreed by Tenant that in the case of a Ground Lease Tenant's right to possession shall be as a subtenant) now or hereafter existing, and to all amendments, modifications, renewals, extensions, consolidations and replacements of each of the foregoing, and to all advances made or hereafter to be made upon the security thereof.  Provided that Landlord obtains for Tenant's benefit Mortgagee's customary non-disturbance instrument, Tenant agrees to execute and deliver to Landlord such further commercially reasonable instruments as reasonably approved by Tenant consenting to or confirming the subordination of this Lease to any Mortgage and Ground Lease and containing such other provisions which may be requested in writing by Landlord within ten (10) business days after Tenant's receipt of such written request.  Landlord's current Mortgagee shall execute and deliver to Tenant Mortgagee's standard subordination, nondisturbance and attornment agreement ("SNDA") substantially in the form attached as Exhibit H prior to the Effective Date of this Lease.

21.2 Foreclosure.  If any Mortgage is foreclosed, or Landlord's interest under this Lease is conveyed or transferred in lieu of foreclosure, or if any Ground Lease is terminated, upon request of any person or entity which as the result of any of the foregoing has succeeded to the interest of Landlord in this Lease (such person or entity hereinafter referred to as a “Successor”), Tenant will attorn, as Tenant under this Lease subject to the provisions of this Section 21.2, to such Successor and will execute and deliver such commercially reasonable instruments containing non-disturbance language as may be necessary or appropriate to evidence such attornment within ten (10) days after receipt of a written request to do so.

21.3 Superiority.  Notwithstanding anything to the contrary contained herein, any Mortgagee or Ground Lessor may subordinate, in whole or in part, its Mortgage or Ground Lease (as the case may be) to this Lease by sending Tenant notice in writing subordinating such Mortgage or Ground Lease to this Lease, and Tenant agrees to execute and deliver to such Mortgagee or Ground Lessor such further commercially reasonable instruments consenting to or confirming the subordination of such Mortgage or Ground Lease to this Lease within ten (10) business days after notice to Tenant of such request.

21.4 Intentionally Omitted.

21.5 Recording.  Should any prospective Mortgagee or Ground Lessor require execution of a short form of this Lease for recording (containing, among other customary provisions, the names of the parties, a description of the Leased Premises and the term of this Lease), Tenant agrees to execute such short form of this Lease and deliver the same to Landlord within ten (10) business days following the request therefor.  Within ten (10) business days after the Effective Date, Landlord and Tenant shall execute and deliver, and Tenant shall record at Tenant's sole cost and expense, a memorandum of lease in the form attached hereto as Exhibit O ("Memorandum of Lease").  Landlord and Tenant acknowledge and agree that, notwithstanding anything contained in this Lease to the contrary, upon the expiration of the Term, as the same may be extended, or earlier termination of this Lease, Landlord shall have the right to unilaterally cancel and terminate such Memorandum of Lease, without any notice to or approval by Tenant, such that the Memorandum of Lease shall no longer encumber title to the Property.

21.6 Merger of Interest.  Tenant agrees that the provisions of this Section shall remain in full force and effect, notwithstanding that any Mortgagee or Ground Lessor may directly or indirectly own or have an interest in the Land or the Building in addition to its interest as Mortgagee or Ground Lessor.

21.7 Right To Cure.  Tenant agrees that in the event of any act or omission by Landlord hereunder which could give Tenant the right to terminate this Lease or to claim a partial or total eviction (actual or constructive) or claim a breach of this Lease by Landlord, Tenant shall not exercise any such right until it has notified in writing every Mortgagee and Ground Lessor (provided Landlord has notified Tenant of the name and address of any such Mortgagee or Ground Lessor or Tenant has actual knowledge thereof) and such party has not cured such act or omission within the cure periods set forth in this Lease.

22. CERTAIN RIGHTS RESERVED BY LANDLORD.

Except to the extent expressly provided to the contrary in this Lease, Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed or construed (i) to be a disturbance of Tenant's quiet and peaceable possession of the Leased Premises or of any rights of Tenant under this Lease or (ii) to constitute an eviction (actual or constructive) of Tenant's use or possession of the Leased Premises nor shall such exercise give rise to any claim for deduction, set-off or abatement of Rent or any other claim.

22.1 Right of Access.  Subject to the provisions of Section 22.2 below, to (i) perform its obligations pursuant to Section 9.3 and to conduct performance inspections related thereto, and (ii) to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Property or any part thereof (including, without limitation, alterations in locations or configurations of any common areas of the Building) and for purposes of (i) and (ii), above, to enter upon the Leased Premises provided (except in the case of an emergency in which event simultaneous verbal notice shall be deemed sufficient) Landlord gives at least twenty-four (24) hours prior verbal or written notice to Tenant and, at Tenant’s election, is accompanied by a representative of Tenant, to bring materials, supplies and laborers onto the Leased Premises and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant's obligations hereunder.  If Tenant requires Landlord to be accompanied by a representative of Tenant when entering upon the Leased Premises hereunder, Landlord and Tenant shall cooperate to set a time for Landlord’s entry that is mutually acceptable to Landlord and Tenant.  Landlord agrees to use all commercially reasonable efforts not to interfere with the normal operation of Tenant's business.

22.2 Pass Keys; Tenant's Secured Areas.  To furnish door keys or other entry devices for the entry door(s) in the Leased Premises and to retain at all times, and to use in appropriate instances, pass keys to all doors within and into the Leased Premises.  If Tenant elects to change the pass keys or entry devices to and within the Leased Premises, such pass keys and entry devices must be matched with the base Building master key system maintained by Landlord and Landlord’s property manager.  Notwithstanding anything to the contrary contained in this Article 22, (i) Landlord shall have no obligation to furnish any janitorial services to any portion of the Secured Areas, except to the extent that Tenant provides Landlord with adequate access thereto and requests such services in writing; and (ii) in the case of an emergency, Landlord shall have the right to forcibly enter the Secured Areas with no liability to Tenant or any party for any damage to person or property as a result thereof, unless such damage was caused by Landlord’s negligence or willful misconduct; and (iii) without limitation of the provisions of Article 14 hereof, and except as expressly set forth in clause (ii) hereof, Tenant hereby agrees to hold harmless Landlord in connection with Landlord's entry under the foregoing clause (ii).  In the event Landlord is required to enter any Secured Areas on an emergency basis, Landlord shall use commercially reasonable efforts to: (a) safeguard the affected areas during entry; (b) provide advance or simultaneous verbal notice to Tenant thereof; and (c) secure the affected areas after exiting therefrom.

22.3 Window Coverings.  To reasonably designate and approve all window coverings used in the Building.

22.4 Heavy Items. To approve the weight, size and location of safes, vaults, and other heavy equipment and articles in and about the Leased Premises and the Building so as not to exceed the live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Leased Premises only at such times and in such manner as Landlord shall reasonably direct in writing.

22.5 Moving Items.  To establish reasonable controls and rules for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Leased Premises and all persons using the Building after normal office hours.

22.6 Deliveries.  To regulate delivery and service of supplies and the usage of loading docks, the receiving areas and freight elevators.

22.7 Showing of Leased Premises.  At all reasonable times during the Term to show the Leased Premises to prospective mortgagees or purchasers of the Building and during the final year of the Term, or during any period in which Tenant is in Default under this Lease, to show the Leased Premises to prospective tenants at reasonable times, after at least twenty-four (24) hours prior verbal or written notice to Tenant (it being agreed that Landlord will use commercially reasonable efforts not to unreasonably interfere with the normal operation of Tenant's business).  Landlord shall not show the Leased Premises to any party that appears on Tenant's Competitor List unless all of the following conditions are met: (i) Tenant has already waived the Renewal Options (as hereinafter defined); (ii) there are less than twelve (12) months remaining in the Term; and (iii) such party is accompanied by a representative of Tenant at all times during which such party is within the Leased Premises.

22.8 Pipes, Ducts, Wiring, etc.  To erect, use and maintain risers, pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Leased Premises at reasonable locations provided that such additions do not interfere with Tenant's use of the Leased Premises.

22.9 Inspection.  Upon at least twenty-four (24) hours prior verbal or written notice to Tenant (except in case of emergency in which event simultaneous verbal notice shall be deemed sufficient) to enter the Leased Premises at any reasonable time to inspect the Leased Premises for any reason whatsoever.

22.10 Right To Conduct Business.  To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building to the extent not prohibited by the terms of this Lease.

22.11 Remodeling.  In the event that Tenant's right of possession of the Leased Premises is terminated as a result of a Default under this Lease, to decorate, remodel, repair, alter or otherwise prepare the Leased Premises for re-occupancy and to exhibit the Leased Premises to others; provided that the costs of the foregoing do not exceed Ten and 00/100 Dollars ($10.00) per rentable square foot of the Leased Premises.

22.12 Naming; Signage.  Subject to the rights granted to Tenant in Article 28 hereof and the terms of the agreement between Landlord and 24seven Outdoor LLC, Landlord reserves unto itself the right to name the Building or permit others to do so, to erect any signage on the roof or exterior of the Building identifying the Building or tenants located therein and to take any and all actions necessary to protect and insure access at all times to the Building or particular space or suites therein.  Notwithstanding the foregoing, in no event shall Landlord permit the 24seven Outdoor LLC sign state, depict or otherwise convey any entity who is listed on the Competitor List or whose use constitutes all or a portion of the Exclusive Use; provided, however, that if Tenant changes any name on the Competitor List to an entity that is already listed on such sign, neither Landlord nor 24seven Outdoor LLC shall be required to remove such sign or terminate such sign lease as a result thereof.

22.13 Energy/Natural Resources Conservation.  Landlord shall have the right to institute such policies, programs and measures on a Building-wide basis as may be reasonably necessary for the conservation, recycling and/or preservation of energy and natural resources or energy or natural resource related services (provided that such policies do not decrease the heating and cooling specifications or hours set forth in Section 8.1(A) without Tenant’s prior written consent) or as may be required to comply with any applicable codes, rules and regulations.

22.14 Light Court.  Tenant covenants that all areas in the Leased Premises visible from the interior light court of the Building shall be maintained in a clean, sightly condition.  All light court window coverings shall be of uniform design reasonably approved by Landlord.  Provided Tenant is leasing any space in the Building on floors seven or above, Landlord covenants not to do or permit anything to be done that would materially restrict any light in the light court, unless otherwise required by Law.

22.15 Non-Smoking Facility.  Landlord may elect at any time, in Landlord’s sole and absolute discretion, to designate the Building as a non-smoking facility, in accordance with Section 7-32-060 of the City of Chicago Clean Indoor Air Ordinance.  In such event, Tenant, its agents, employees, contractors or invitees shall not be allowed to smoke from or possess a lighted cigarette, cigar, pipe or any other form of tobacco or similar substance used for smoking anywhere in the interior, including, without limitation, in the Leased Premises, and/or within twenty-five feet (25') of any of the exterior doors of the Building or the dock area.  Notwithstanding the foregoing, Landlord reserves the right, in its sole and absolute discretion, to designate smoking areas in and around the Building from time to time.  Tenant shall comply with Landlord's Building smoking policy, as the same may be amended from time to time.  Tenant covenants and agrees to reasonably cooperate with Landlord in enforcing the Building smoking policy against Tenant’s employees who violate such policy, but any failure of Tenant’s employees to comply with such smoking policy shall not be deemed a default by Tenant under this Lease.

23. RULES AND REGULATIONS.

Tenant shall, and shall cause all of its permitted subtenants and occupants, its and their agents, employees, and licensees to observe faithfully and comply strictly with all rules and regulations set forth on Exhibit D attached hereto and made a part hereof, as they may be promulgated, and reasonably supplemented, modified and revised by Landlord from time to time, as in the Landlord's reasonable judgment may be necessary or desirable for the safety, care, maintenance and cleanliness of the Building and the Leased Premises or for the preservation of good order therein, provided such modifications do not materially increase Tenant’s monetary obligations or materially decrease Tenant’s rights under this Lease.  Landlord shall use commercially reasonable efforts to enforce the rules and regulations against all other occupants and tenants of the Building in a consistent and uniform manner.  Notwithstanding the foregoing, Landlord shall not be liable to Tenant for violation of such rules and regulations by, or for Landlord's failure to enforce the same against any other tenant, its subtenants and occupants and its and their agents, employees, invitees or licensees, nor shall any such violation or failure constitute or be deemed or construed to (i) be a disturbance of Tenant's quiet and peaceable possession of the Leased Premises or of any rights of Tenant under this Lease or (ii) constitute an eviction (actual or constructive) or affect Tenant's covenants and obligations hereunder or allow Tenant to reduce, abate or offset the payment of any Annual Base Rent, Additional Rent or other charges payable by Tenant under this Lease.  Landlord agrees, to the extent possible, to enforce all rules and regulations uniformly with respect to the tenants of the Building.  In the event of a conflict between the rules and regulations and the terms of this Lease, the terms of this Lease shall control.

24. DEFAULT AND REMEDIES.

24.1 Default and Landlord's Remedies.

(A) The occurrence of any one or more of the following events shall be considered a "Default" by Tenant under this Lease:

(i) Tenant fails to make any payment of any installment of Annual Base Rent or Additional Rent or any payment of any other sum required to be paid by Tenant either under this Lease or under the terms of any other agreement between Landlord and Tenant, and such failure is not cured within five (5) days after written notice thereof to Tenant;

(ii) Tenant fails to observe or perform any of the other covenants or conditions of this Lease which Tenant is required to observe and perform and such default is not cured within thirty (30) days after written notice thereof to Tenant (or if such failure involves an imminent threat to person or property and is not cured by Tenant immediately upon written notice to Tenant), (unless such failure by its nature cannot reasonably be cured within said thirty (30) day period, in which event, provided Tenant commences to cure such failure within such thirty (30) day period and thereafter diligently and continuously proceeds to cure such failure, Tenant shall have such additional time as is reasonably necessary to cure such failure;

(iii) The interest of Tenant in this Lease shall be levied on under execution or other legal process or a lien is filed or created against the interest of Tenant in this Lease, which lien shall not be released or discharged within forty-five (45) days from the date of such filing unless Tenant has provided Landlord with a title endorsement as set forth in Article 11 hereof;

(iv) Tenant becomes the subject of an involuntary case under the Federal bankruptcy law as now or hereafter constituted or there is filed a petition against Tenant seeking reorganization, arrangement, adjustment or composition of or in respect of Tenant under the Federal bankruptcy law as now or hereafter constituted or under any other applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Tenant or any substantial part of its property or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not dismissed within seventy-ninety (90) days after the filing thereof;

(v) Tenant commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent or consents to the institution of bankruptcy or insolvency proceedings against it under the Federal bankruptcy laws as now or hereafter constituted or any other applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or becomes insolvent or bankrupt or applies for or consents to the appointment of or taking possession by a receiver or liquidator, assignee, trustee, custodian, conservator, sequestrator (or other similar official) of Tenant or of any substantial part of its property or makes any assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due;

(vi) Intentionally omitted;

(vii) Tenant has received notice of default under any other lease or occupancy agreement for space in the Building pursuant to which Landlord is landlord and Tenant is tenant, and Tenant has not cured such default within the applicable cure or grace period provided for in such lease;

(viii) Tenant violates the confidentiality provisions of Section 6.6;

(ix) Any representation or warranty made by Tenant is not accurate and correct in any material respect; or

(x) Tenant fails to deliver to Landlord certified copies of insurance policies or certificates of insurance in accordance with Section 12.1, and such failure is not cured within ten (10) days after written notice thereof to Tenant.

Upon the occurrence of any one or more of the foregoing events, Landlord may, with or without notice or demand of any kind to Tenant or any other person (Tenant hereby expressly waiving the requirement of service of any statutory notice or demand), have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or otherwise or elsewhere herein:

1.
Landlord may terminate this Lease by giving to Tenant written notice of Landlord's election to do so, in which event the Term and all right, title and interest of Tenant hereunder shall end on the date stated in such notice;

2.
Landlord may terminate the right of Tenant to possession of the Leased Premises without terminating this Lease, by giving written notice to Tenant that Tenant's right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Leased Premises or any part thereof shall cease on the date stated in such notice; and

3.
Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate equitable remedy by  injunctive relief.

(B) If Landlord exercises any of the remedies provided for in (1) and (2) above, Tenant shall surrender possession of and vacate the Leased Premises and immediately deliver possession thereof to Landlord, and Landlord may, in accordance with applicable law, re-enter and take complete and peaceful possession of the Leased Premises.

(C) If Landlord terminates the right of Tenant to possession of the Leased Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay the Annual Base Rent, Additional Rent and other amounts due and owing under this Lease for the full Term.  Landlord shall have the right from time to time, to recover from Tenant, and Tenant shall remain liable or obligated for all Annual Base Rent, Additional Rent and other amounts due and owing under this Lease not theretofore paid pursuant to the foregoing sentence and any other sums thereafter accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the Termination Date plus damages equal to all other sums which would have accrued under the Lease, such damages to be due and payable as such sums would have become due.  In any such case, Landlord shall use commercially reasonable efforts to relet the Leased Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease, provided that under no circumstances shall Landlord be required or obligated to lease any portion of the Leased Premises for a period of time extending beyond the Termination Date) and upon such terms as Landlord in Landlord's reasonable discretion shall determine and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting.  Also, in any such case, Landlord may change the locks or other entry devices of the Leased Premises and make reasonable repairs, alterations and additions in or to the Leased Premises and redecorate the same to the extent deemed by Landlord necessary or desirable, and Tenant shall upon written demand pay the cost thereof (which cost shall not exceed Ten and 00/100 Dollars ($10.00) per rentable square foot of the Leased Premises), together solely with reasonable brokerage commissions payable to Landlord or Landlord's managing agent or to others, provided that Landlord's expenses of reletting shall not include leasing commissions computed with respect to periods after the Termination Date or costs which would be amortized during periods after the Termination Date.  Landlord agrees to use reasonable efforts to cooperate with Tenant in showing the Leased Premises for reletting.  Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of redecorating, reentry, repair and alterations, and expenses of reletting (up to Ten and 00/100 Dollars ($10.00) per rentable square foot of the Leased Premises), to the extent that Tenant has not previously reimbursed Landlord for such amounts, second to the payment of Annual Base Rent and Additional Rent payable by Tenant hereunder, and any excess or residue shall operate only as an offsetting credit against the amount of Annual Base Rent, Additional Rent and other amounts due and owing under this Lease by Tenant or as the same thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Annual Base Rent, Additional Rent or other amounts due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely.  In no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of either the aggregate sum (including Annual Base Rent and Additional Rent) due and owing or which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no default occurred.  No such reentry, repossession, repairs, alterations, additions or reletting shall be construed, as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, nor shall the foregoing operate to release Tenant in whole or in part from any of Tenant's obligations hereunder and Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such reletting.

(D) In the event of the termination of this Lease by Landlord as provided in (1) above, Landlord shall be entitled to recover from Tenant, subject to the terms contained herein, all damages and other sums which Landlord is entitled to recover under any provision of this Lease or at law or in equity or otherwise, including, but not limited to, all the fixed dollar amounts of Annual Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease which may be then owing and unpaid and all costs and expenses, including, without limitation, court costs and reasonable attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder and, in addition, any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the then present value (using a discount rate of eight percent (8%)) of the excess of the Annual Base Rent and Additional Rent provided to be paid for the remainder of the Term less the fair market rental value of the Leased Premises (determined at the date of termination of this Lease) after deduction of all anticipated expenses of reletting.  Should the fair market rental value of the Leased Premises after deduction of all anticipated expenses of reletting exceed the Annual Base Rent provided to be paid by Tenant for the remainder of the Term, Landlord shall not be obligated to pay to Tenant any part of such excess or to credit any part of such excess against any other sums or damages for which Tenant may be liable to Landlord.

(E) Notwithstanding anything herein to the contrary, (i) to the extent required by law, Landlord shall use reasonable efforts to mitigate its damages under this Lease; and (ii) Tenant shall not be liable to Landlord for any consequential or punitive damages under this Lease, except as set forth in Article 19 of this Lease.

24.2 Attorneys' Fees.  In the event of any litigation or arbitration arising out of this Lease, the non-prevailing party shall, upon demand, pay all the prevailing party's costs, charges and expenses, including the fees and out-of-pocket expenses of counsel, agents and others retained by the prevailing party incurred in enforcing its rights hereunder or incurred by the non-defaulting party in or with respect to any litigation, claim, negotiation or transaction which is related to or arises from any dispute, act or omission of or involving the non-prevailing party and which causes the prevailing party without the prevailing party's fault to become involved or concerned.

24.3 Rights Cumulative.  All rights and remedies of both parties under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

24.4 Late Payments.  All payments becoming due under this Lease and remaining unpaid for more than five (5) days after the date when due, shall bear interest from the date such payment is first overdue until such payment is paid, at a rate per annum (the "Interest Rate") equal to three percent (3%) per annum plus the corporate base rate of interest announced from time to time by J.P. Morgan Chase, Chicago, Illinois or its successor ("JPM Chase"), such rate to change when and as such corporate base rate changes (but in no event at a rate which is more than the highest rate which is at the time lawful in the State of Illinois); provided, however, as to the first two (2) times in any Lease Year such payments are not paid within five (5) days after the date when due, Landlord shall provide Tenant written notice that such payments are past due and if Tenant pays Landlord the full amount owing Landlord within five (5) business days after Tenant’s receipt of such notice, no interest shall accrue on such amount due.  If JPM Chase ceases to use the term "corporate base rate" in setting a base rate of interest for commercial loans, the corporate base rate herein shall be determined by reference to the rate used by JPM Chase as a reference rate of interest for commercial loans.  Should JPM Chase, for any reason, neither use the term "corporate base rate" nor designate a reference rate of interest for commercial loans, the corporate base rate shall be the rate of interest announced from time to time as its corporate base rate by such national banking association with general offices in the Chicago, Illinois metropolitan area as Landlord may determine (the "Announcing Bank").  If the Announcing Bank ceases to use the term "corporate base rate" (or if it did not use the term at the time of its designation by Landlord), then the corporate base rate shall be determined by reference to the Announcing Bank's base rate of interest for commercial loans.  Should the Announcing Bank neither use the term "corporate base rate" nor designate a base rate of interest for commercial loans, the Landlord shall again select an Announcing Bank as aforesaid.

25. COVENANT OF QUIET ENJOYMENT.

Landlord covenants that Tenant, on paying the Annual Base Rent, Additional Rent, all other amounts due and owing by Tenant under this Lease, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed in all material respects, shall peaceably and quietly have, hold and enjoy the Leased Premises free from hindrance by Landlord or any person claiming by, through or under Landlord; subject, however, to the terms, covenants, conditions, provisions and agreements hereof.

26. REAL ESTATE BROKERS.

Landlord and Tenant each represent that they have dealt with (and only with) the Brokers in connection with this Lease and no other broker negotiated this Lease or is entitled to any commission or finder's fee in connection herewith.  Tenant agrees to indemnify, defend and hold Landlord harmless from and against all claims by or through Tenant made by any broker or finder other than the Brokers for a commission or fee in connection with this Lease, provided that Landlord has not in fact retained such a broker or finder.  Landlord agrees to pay the brokerage commission of the Brokers in accordance with the terms and conditions of Landlord's agreement with the Brokers and to indemnify, defend and hold Tenant harmless from and against all claims made by the Brokers and any other broker claiming rights by or through Landlord's engagement.

27. INTENTIONALLY OMITTED.

28. TENANT'S EXCLUSIVE RIGHTS.

28.1           Tenant's Exclusive Use.

(A)           Retail Premises.  During the Term, commencing as of January 1, 2009, subject to the existing rights contained in the leases of existing tenants of the Building as of the Effective Date, solely as to the retail space on the first (1st) floor of the Building, Landlord shall not lease or permit the assignment, sublease, license or occupancy of any person or entity for any use which would constitute a violation of Tenant's Exclusive Use.

(B)	Upper Level Premises and Fourth Floor Premises.

(1)
So long as Tenant is paying Annual Base Rent on a minimum of 92,309 Rentable Square Feet of non-retail, above-grade space in the Building that has not been sublet or assigned, and subject to the existing rights contained in the leases of existing tenants of the Building as of the Effective Date, Landlord acknowledges and agrees that it will use commercially reasonable efforts (i) to prevent any existing tenant from assigning their lease and/or subleasing and licensing all or a portion of their premises to an entity which appears on the list of five (5) competitors listed on Exhibit I attached hereto and made a part hereof ("Competitor List"); and (ii) to negotiate in any existing tenant's future lease renewal or expansion language which restricts any such existing tenant from assigning their lease and/or subleasing and licensing all or a portion of their premises to an entity which appears on the Competitor List.  However, if such restriction is not achieved in connection with either an existing tenant's existing lease, or an existing tenant's future renewal or expansion, and Landlord has used commercially reasonable efforts as described herein, Tenant acknowledges and agrees that it shall have no right and hereby waives any right to make or pursue any claim, suite or other such action for breach, damages or other remedy against Landlord as a result thereof.

(2)
So long as Tenant is paying Annual Base Rent on a minimum of 92,309 Rentable Square Feet of non-retail, above-grade space that has not been sublet or assigned, and subject to the existing rights contained in the leases of existing tenants of the Building as of the Effective Date, Landlord acknowledges and agrees that the lease of any new tenant shall contain language which restricts tenant from assigning their lease and/or subleasing and licensing all or a portion of their premises to an entity which appears on the Competitor List, subject to Tenant's right to change names on the list as set forth in Section 28.1(B)(4) below.  Failure of such new tenant leases to contain such restriction shall constitute a Landlord default under this Lease.

(3)
Notwithstanding anything contained in this Section 28.1 to the contrary, so long as (i) Tenant is not in Default under this Lease and (ii) Tenant is open and operating its business in any of the Leased Premises for the Exclusive Use, Landlord shall not enter into a lease for space in the Building with a new tenant whose name appears on the Competitor List.

(4)
Subject to the existing rights contained in the leases of existing tenants of the Building as of the date Tenant exercises such right, Tenant shall have the right, in Tenant’s reasonable discretion, to change the identity of one (1) of the five (5) competitors identified on the Competitor List no more than once in any consecutive twelve (12) month period.

28.2           Name of Building.  During the Term, provided that Tenant is paying Annual Base Rent on at least 187,500 Rentable Square Feet of space above grade in the Building (“Threshold Amount"), if Tenant so requests by written notice to Landlord, the Building shall be known as the "PrivateBancorp, Inc." or "The PrivateBank" Building or another name which reflects Tenant's trade name; provided, however, that if Tenant changes the name of the Building at any time throughout the Term, Tenant shall pay Landlord all costs and expenses associated therewith.  If, at any time during the Term, Tenant is paying Annual Base Rent on less than the Threshold Amount, Landlord shall be entitled to use and to refer to the Building by the alternative name "The 120 South LaSalle Building".  If, at any time during the Term, (i) Tenant is not open for business and occupying all of the second and third floors of the Building, and (ii) Tenant is not leasing the LaSalle Street Sign (as defined in Section 28.3 below), Landlord may elect, by delivering written notice to Tenant, to terminate Tenant's rights under this Section 28.2 and change the name of the Building, in which event this Section 28.2 shall become null and void and of no further force and effect.  The naming rights granted to Tenant pursuant to this Section 28.2 are personal to Tenant and shall not inure to the benefit of any assignee of this Lease or sublessee of the Leased Premises (except with respect to any transfer of Tenant's interest in this Lease to an Affiliate).

28.3           Signage.  During the Term, provided Tenant is leasing: (i) all or any portion of the Upper Level Premises, Tenant shall have the right to erect and display a sign bearing Tenant's corporate logo and/or Tenant's name: (A) by Tenant's elevator bank on the first (1st) floor of the Building in an area mutually agreed upon by Landlord and Tenant, (B) on any floor in the Building which is leased entirely by Tenant, (C) as the exclusive name on the outside of the Building over the LaSalle Street Entrance ("LaSalle Street Sign"), and (D) as the exclusive name, on the placard on the east elevation of the Building flanking the north side of the main entrance, and on the placard on the north elevation of the Building flanking the west side of the Monroe Street entrance; and (ii) the Retail Premises, Tenant shall have the right to erect and display a sign bearing Tenant's corporate logo and/or Tenant's name on the plaques on the corner of the Building between LaSalle Street and Monroe Street ("Retail Signs").  The LaSalle Street Sign, Retail Signs and all other signs referenced above shall be collectively herein referred to as "Tenant's Signs" and shall be located generally in the areas depicted on Exhibit K-1 attached hereto and made a part hereof.  The design, character, color, material, form, location and method of affixing Tenant's Signs shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that Tenant's Signs conform and are consistent with the appearance of the façade of the Building.  Notwithstanding the foregoing, Landlord approves Tenant's signs as set forth on Exhibit K-2.  Landlord's approval of Tenant's Signs shall in no way be deemed a representation by Landlord that Tenant's Signs conform with applicable laws, building codes or zoning ordinances.  In all events, Tenant shall be responsible, at Tenant's sole cost and expense, for maintaining, replacing, repairing and removing Tenant's Signs and shall maintain and repair Tenant's Signs in a good condition in keeping with the appearance of the façade of the Building.  Alternatively, at the request of Tenant, and at the option of Landlord, Landlord will contract for the maintenance of Tenant's Signs provided that Tenant reimburse Landlord in full for any reasonable, out-of-pocket, market-based costs associated therewith.  No later than the Termination Date, unless requested otherwise by Landlord, Tenant shall remove any or all of Tenant's Signs and restore the portion of the Building affected thereby to a condition reasonably satisfactory to Landlord.  Tenant shall pay for any and all license and permit fees and governmental approvals required in connection with Tenant's Signs and hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all direct and out-of-pocket loss, cost, damage, expense, liability, fine, penalty and lien (including, without limitation, reasonable attorneys' fees and court costs) incurred by Landlord and connected in any manner with Tenant's Signs.  The signage rights granted to Tenant pursuant to this Section 28.3 are personal to Tenant and shall not inure to the benefit of any assignee of this Lease or sublessee of the Leased Premises (except with respect to any transfer of Tenant's interest in this Lease to an Affiliate).

(A)           LaSalle Street Sign.  Subject to the LaSalle Street Sign Termination Option (as hereinafter defined) set forth below, Tenant shall lease the LaSalle Street Sign for the Term of this Lease.  If Tenant executes and delivers to Landlord an amendment to this Lease in form and content mutually acceptable to Landlord and Tenant, on or prior to July 1, 2009 ("LaSalle Street Sign Deadline") which provides, among other things, that Tenant shall lease and pay Annual Base Rent for at least 159,000 Rentable Square Feet of space above grade in the Building on or prior to April 1, 2010, Tenant shall not be required to pay a rental fee for the LaSalle Street Sign.  In the event that (i) Tenant does not execute and deliver an amendment to Landlord prior to the LaSalle Street Sign Deadline providing that Tenant shall lease and pay Annual Base Rent for at least 159,000 Rentable Square Feet of space above grade in the Building or (ii) at any time during the Term after the LaSalle Street Sign Deadline Tenant is paying Annual Base Rent for less than 159,000 Rentable Square Feet of space above grade in the Building, Tenant shall be required to pay a rental fee for the LaSalle Street Sign in the amount of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) per annum ("Sign Rental Fee") for each year of the Term in which the rentable square footage of the Leased Premises does not meet or exceed the 159,000 Rentable Square Feet threshold.  The Sign Rental Fee shall be paid at the same time and in the same manner as Tenant's first installment of Monthly Base Rent each Lease Year.  Tenant shall be required to pay the entire Sign Rental Fee for any Lease Year during which, at any point, Landlord is paying Annual Base Rent for less than 159,000 Rentable Square Feet of space above grade in the Building; provided, however, that the Sign Rental Fee shall be prorated for the first year during which Tenant reaches the 159,000 Rentable Square Feet threshold.  If applicable, the first installment of the Sign Rental Fee shall be due and payable on or prior to January 1, 2011.  For any Lease Year commencing on or after January 1, 2011 during which Tenant pays Annual Base Rent for more than 159,000 Rentable Square Feet above grade in the Building, Tenant shall not be required to pay the Sign Rental Fee.  Notwithstanding anything to the contrary contained in this subsection (A), Tenant shall have the option to cancel Tenant's lease of the LaSalle Street Sign ("LaSalle Street Sign Termination Option") effective December 31, 2015 or December 31 of any calendar year thereafter ("LaSalle Sign Termination Date").  Tenant shall exercise the LaSalle Street Sign Termination Option by providing Landlord written notice at least nine (9) months prior to the LaSalle Sign Termination Date ("Tenant's LaSalle Sign Termination Notice").  In the event Tenant delivers Tenant's LaSalle Sign Termination Notice less than nine (9) months prior to the LaSalle Sign Termination Date, Tenant shall be entitled to cancel the lease of the LaSalle Street Sign effective as of the LaSalle Sign Termination Date of the year in which Tenant's LaSalle Sign Termination Notice is delivered, but Tenant shall be required to pay the Sign Rental Fee for the next Lease Year.

(B)           Retail Signs.  Provided Tenant is paying Annual Base Rent for the entire Retail Premises, Tenant shall be entitled to use and maintain the Retail Signs.  In the event Tenant terminates this lease as to all or any portion of the Retail Premises, Landlord may elect, at Landlord's option, by delivering written notice to Tenant, to require Tenant to remove the Retail Signs and restore the portions of the Building affected thereby at Tenant's sole cost and expense.

28.4           ATM.  Commencing January 1, 2009, so long as (i) Tenant is not in Default under this Lease (beyond the lapse of applicable grace or cure periods); and (ii) Tenant is open and operating its business in all of the second and third floors of the Building for Tenant's Use, Tenant shall have the exclusive right to operate automatic teller machines ("ATMs") on the first (1st) floor of the Building in locations approved by Landlord.  The ATMs are depicted on Exhibit N attached hereto and made a part hereof.

29. NOTICES.

All notices, waivers, demands, requests or other communications required or permitted hereunder shall, unless otherwise expressly provided, be in writing and be deemed to have been properly given, served and received: (a) if delivered personally or by courier or messenger; (b) via United States Mail, certified or registered, postage prepaid, return receipt requested; or (c) via nationally recognized overnight courier.  All such notices shall be deemed given upon the earlier of the first attempted delivery to, or refusal by, the addressee, addressed as follows.

If to Landlord:                                       TR 120 S. LASALLE CORP.
c/o Lincoln Property Company
120 North LaSalle Street, Suite 1750
Chicago, Illinois 60602
Attention:  Jenifer A. Ratcliffe

With a copy to:                                        Holland & Knight LLP
131 South Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attention:  James T. Mayer

And with respect to any Landlord Default (as hereinafter defined), to Mortgagee, its successors and assigns (upon notice thereof to Tenant):

AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, New York 10104
Attention:  Real Estate Legal Department

If to Tenant:	Prior to the Commencement Date:

The PrivateBank and Trust Company
70 West Madison, Suite 200
Chicago, Illinois 60602
Attention:  Brant Ahrens

With copies to:

The PrivateBank and Trust Company
70 West Madison, Suite 200
Chicago, Illinois 60602
Attention:  Christopher Zinski, Esq.

Vedder Price P.C.
222 North LaSalle Street, Suite 2500
Chicago, Illinois 60601
Attention:  Robert Stucker and William Lewis

From and after the Commencement Date:

The PrivateBank and Trust Company
120 South LaSalle Street, Suite 200
Chicago, Illinois 60603
Attention:  Brant Ahrens

With copies to:

The Private Bank and Trust Company
120 South LaSalle Street, Suite 200
Chicago, Illinois 60603
Attention:  Christopher Zinski, Esq.

Vedder Price P.C.
222 North LaSalle Street, Suite 2500
Chicago, Illinois 60601
Attention:  Robert Stucker and William Lewis

Colliers, Bennett & Kahnweiler
200 South Wacker Drive, Suite 700
Chicago, Illinois 60606
Attention:  Daniel Arends, Principal

or to such other address(es) or addressee(s) as any party entitled to receive notice hereunder shall designate to the others in the manner provided herein for the service of notices.  Rejection or refusal to accept or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed receipt.

30. MISCELLANEOUS.

30.1 Terms.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, and singular or plural, as the case may require, shall in all cases be assumed as though in each case fully expressed.

30.2 Binding Effect.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors and assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of this Lease.

30.3 Lease Contains All Terms.  All of the obligations of Landlord and Tenant are contained herein and in the Exhibits and Schedules attached hereto and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant or by a duly authorized agent of Landlord and/or Tenant, as applicable, empowered by a written authority signed by Landlord and/or Tenant as applicable.  In executing and delivering this Lease, Tenant has not relied on any representation (including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate), warranty or any statement of Landlord which is not set forth herein.

30.4 Delivery For Examination.  Submission of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

30.5 Prohibition Against Recording.  Except as otherwise expressly set forth in this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation, of this provision shall make this Lease null and void at Landlord's election.

30.6 Captions.  The captions of Articles, Sections and subsections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles, Sections or subsections.

30.7 Only Landlord/Tenant Relationship.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Annual Base Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

30.8 Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant which are due and payable hereunder, in such order and amounts as Landlord in its sole discretion may elect.

30.9 Governing Law.  Interpretation and enforcement of this Lease shall be governed by the laws of the State of Illinois.

30.10 Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be finally adjudicated to be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is finally adjudicated to be invalid or unenforceable) shall not be affected thereby and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

30.11 Interest.  If, from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve exceeding the highest lawful rate of interest permissible under applicable law, then the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the applicable laws.  If, for any reason whatsoever, Landlord shall ever receive as interest an amount which, would be deemed unlawful under such applicable law, at Landlord's option such excess shall be refunded by Landlord, provided Tenant is not then in default hereunder.

30.12 Intentionally Omitted.

30.13 Counterparts.  This Lease may be executed in counterparts and each copy of this Lease to which is attached counterpart signature pages containing the signatures of each of the parties hereto shall be deemed for all purposes to be an executed original of this Lease.

30.14 Survival.  Any provision of this Lease which obligates Landlord or Tenant to pay an amount or perform an obligation before the Commencement Date or after the Termination Date shall be binding and enforceable notwithstanding that payment or performance is not within the Term and the same shall survive the expiration of the Term for a period of three hundred sixty-five (365) days, except with respect to: (A) any personal injury matter, in which event Tenant's obligations shall survive the expiration of the Term of the Lease for a period equal to any applicable statute of limitations for personal injury claims plus one day, and (B) any claim relating to Hazardous Materials in the Leased Premises, in which event Tenant's obligations shall survive the expiration of the Term of the Lease indefinitely.

30.15 Time of the Essence.  Time is of the essence of this Lease and all provisions herein relating thereto shall be strictly construed.

30.16 Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than a payment on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter or other communication accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

30.17 Landlord's Right to Perform Tenant's Duties.  If Tenant fails to timely perform any of its duties under this Lease, Landlord shall have the right (but not the obligation) after the expiration of any notice and grace period specifically provided by this Lease to perform such duty on behalf and at the expense of Tenant without further notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be Rent under this Lease and shall be due and payable to Landlord upon demand by Landlord.

30.18 Force Majeure.  Without limiting any other provisions of this Lease, if Landlord or Tenant fails to timely perform any of the terms, covenants and conditions of this Lease (including any exhibits attached hereto) on such party's part to be performed, and such failure is due in whole or in part to any circumstance beyond such party's reasonable control, such as any strike (affecting the trades generally), lockout (affecting the trades generally), labor trouble (affecting the trades generally), civil disorder, inability to procure or delay in procuring labor or materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, terrorism, bioterrorism, shortages of fuel, equipment (affecting the trades or market generally), labor or materials (affecting the trades or market generally), accidents, casualties, acts of God, or any other cause beyond the reasonable control of the party invoking this Section other than the failure or inability to procure sufficient funds to so perform, such party shall not be deemed in default under this Lease as a result of such failure and any date or period of time provided in this Lease for such party to perform such term, covenant or condition shall be extended for the amount of time such party is so delayed.

30.19 Confidentiality.  The parties agree to keep this Lease and the contents hereof confidential and not disclose any information contained in this Lease to any third parties whatsoever; provided, however that (i) Landlord and Tenant may disclose such information as Landlord and Tenant agree in writing in connection with any press or other media release to publicize the execution of this Lease; (ii) Landlord may disclose such information in connection with any sale, ground lease, financing or refinancing of all or any portion of the Property or Landlord's interest therein so long as Landlord notifies the recipient of such information that the information shall remain confidential; (iii) Landlord or Tenant may disclose such information in connection with the preparation by accountants of any reports or tax returns; (iv) Landlord may disclose general information regarding the existence of any extension, renewal, right of first offer, right of first refusal or expansion right of Tenant to prospective or current tenants of the Building; and (v) Landlord and Tenant may disclose such information as required by deposition, interrogatory, request for documents, subpoena or similar legal process or as otherwise required to pursue or defend against any claims or legal proceedings.  Landlord acknowledges that it is aware that Tenant has previously sent a letter to the City of Chicago relating to tax increment financing and that such disclosure shall not be deemed a violation of this Section 30.19.

30.20 Intentionally Omitted.

30.21 Advertising.  Tenant shall not inscribe, print or affix any sign, picture, advertisement or notice on any part of the Building.

30.22 Waiver of Jury Trial.  In the event of any litigation arising out of or relating to this Lease, Landlord and Tenant hereby waive the right to demand or request a trial by jury.

30.23 Exhibits; Schedules.  The Exhibits and Schedules attached to this Lease constitute a part hereof, provided however, that in the event of a conflict between the provisions of any Exhibit or Schedule and the provisions of the Lease to which they are attached, the provisions of the Lease shall prevail.

30.24 Intentionally Omitted.

30.25 Financial Statements.  If, at any time during the Term, Tenant is not a publicly-traded company, Tenant covenants and agrees to furnish to Landlord, no more than one (1) time in any consecutive twelve (12) month period, within ten (10) business days of Landlord’s written request therefor, which request is made in connection with a proposed sale or refinancing of the Building, copies of financial statements of Tenant audited, if requested by Landlord, and if regularly prepared by Tenant, by a certified public accountant, and agrees that Landlord may deliver any such financial statements to any existing or prospective mortgagee or purchaser of the Property.  The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Tenant and, if regularly prepared by Tenant, a statement of sources and use of funds for the preceding fiscal year of Tenant.

30.26 Public Safety.  Notwithstanding anything contained in this Lease to the contrary, Tenant and all persons within the Leased Premises or within or under Tenant's control, shall comply with any and all reasonable orders and directives that may be given by Landlord (or its agents, including for these purposes only, building management and lobby attendants) to Tenant in connection with Landlord's reasonable, good faith belief that there exists an emergency or other safety concerns which affect the Building and/or the Leased Premises.  Such orders and directives may require, among other things, for Tenant and its agents, employees, contractors and those under Tenant's control, to vacate the Leased Premises and/or the Building and/or not enter or re-enter the Leased Premises and/or the Building.  Without limiting the foregoing:  (a) Tenant shall designate, in writing, a person or persons who shall serve as its emergency contact for purposes of this Section; (b) notices and directives under this Section may be given orally or in writing or by any other reasonable means (including, if applicable, the public address system of the Building); (c) if so directed by Landlord or its agents, all persons within the Leased Premises and persons outside the Leased Premises and within Tenant's control shall immediately vacate the Building and/or not enter or re-enter the Leased Premises and/or the Building in accordance with Landlord's direction; (d) Landlord shall have the right with at least one (1) week advance notice to Tenant in each instance to conduct a reasonable number of "fire drills" in any calendar year, and Tenant shall comply with the direction given by Landlord or its agents in connection with such "fire drills" as if a real emergency existed; (e) Tenant's failure to comply with the provisions of this Section shall not constitute a default under this Lease; however, Tenant shall cooperate with Landlord to cause Tenant's employee and agents to comply with such provisions; and (f) without limiting Landlord's rights and remedies in connection with Tenant's obligations under this Section, Tenant on its behalf and on behalf of its employees, officers, directors and partners hereby waives and releases Landlord and Landlord's agents, employees, contractors, officers, directors and partners from and against any and all claims expenses, suits, damages, injuries and/or liabilities (including, without limitation, reasonable attorneys' fees and court costs) that arise out of any actions by Landlord in accordance with this Section or the failure by Tenant to comply with this Section.

30.27 Intentionally Omitted.

30.28 USA Patriot Act and Anti-Terrorism Laws.  Tenant represents and warrants to, and covenants with, Landlord that Tenant is not, nor will it be at any time during the Term, in violation of any laws relating to terrorism or money laundering (collectively, the "Anti-Terrorism Laws"), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order") and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA Patriot Act").  Tenant covenants with Landlord that Tenant is not, nor will it be during the Term a “Prohibited Person,” which is defined as follows:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support "terrorism" as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a "specially designated national and blocked person" on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, , or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.  At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section.

30.29 Central Loop TIF District.  Upon request by Tenant, Landlord shall use commercially reasonable efforts to assist Tenant in securing any TIF financing available through the Central Loop TIF District, including the execution and delivery of any documentation required by the owner of the Building; provided, however, in connection therewith: (i) Tenant shall reimburse Landlord for all reasonable, out-of-pocket costs and expenses incurred by Landlord within thirty (30) days after Tenant receives Landlord's written request therefor, and (ii) except on behalf of TR 120 S. LaSalle Corp., as owner of the Building, Landlord’s agents, including but not limited to Landlord’s advisors, property managers, accountants and attorneys, shall not be required to execute or deliver any documents or disclosures.

30.30 Authority.  Landlord represents and warrants that (i) Landlord is the owner of the fee interest in the Property and (ii) Landlord has the full power, right and authority to enter into this Lease, and the individuals signing this Lease and all other documents executed pursuant hereto on behalf of Landlord are duly authorized to sign same on behalf of Landlord and to bind Landlord.  Tenant represents and warrants that Tenant has the full power, right and authority to enter into this Lease, and the individuals signing this Lease and all other documents executed pursuant hereto on behalf of Tenant are duly authorized to sign same on behalf of Tenant and to bind Tenant.

31. ADA.

The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements under Title III of the ADA ("Title III") pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Leased Premises and Building depending on, among other things: (1) whether Tenant's business operations are deemed a "place of public accommodation" or a "commercial facility", (2) whether compliance with such requirements is "readily achievable" or "technically feasible", and (3) whether a given alteration affects a "primary function area" or triggers so-called "path of travel" requirements.  The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Leased Premises and Building sufficient to determine whether or not the Leased Premises and Building in their current condition as of the date hereof deviate in any manner from the ADA Accessibility Guidelines ("ADAAG") or any other requirements under the ADA or state or local law pertaining to the accessibility of the Leased Premises or the Building.  Tenant further acknowledges and agrees that except as may otherwise be specifically provided herein, Tenant accepts the Leased Premises and Building in "as-is" condition and agrees that Landlord makes no representation or warranty as to whether the Leased Premises or the Building conform to the requirements of the ADAAG or any other requirements under the ADA or state or local law pertaining to the accessibility of the Leased Premises or the Building, Tenant has prepared or reviewed the plans and specifications for the Tenant's Work and has independently determined that such plans and specifications are in conformance with the ADAAG, any other requirements of the ADA and state and local law.  Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of such plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA or other applicable law.  Notwithstanding anything to the contrary in this Lease, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Landlord shall be responsible for performing ADA Title III compliance work required in the common areas of the Building on the floors on which the Leased Premises are located (except if Tenant is leasing the entire floor, in which event there are no Building common areas on that floor, in which event Tenant shall be solely responsible for any such ADA compliance); (b) Tenant shall be responsible for all Title III compliance and costs in connection with the Leased Premises, including structural work, if any, and including any leasehold improvements or other work to be performed in the Leased Premises under or in connection with this Lease; and (c) at Landlord’s election, Landlord or Tenant shall perform, and in either event Tenant shall be responsible for the cost of, any so-called Title III "path of travel" requirements triggered by any construction activities or alterations in the Leased Premises.  Except as set forth above with respect to Landlord's Title III obligations, Tenant shall be solely responsible for all other requirements under the ADA or other applicable law relating to Tenant or any affiliates or persons or entities related to Tenant (collectively, "Affiliates"), operations of Tenant or Affiliates, or the Leased Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant's employees.

32. EXCULPATION.

It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made in this Lease on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Building and the Leased Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein, and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.  Notwithstanding the provisions of the foregoing exculpation clause, nothing therein is intended to limit or preclude payment of the Landlord's obligations and claims of the Tenant from public liability insurance, excess liability insurance (umbrella policies), fire and casualty insurance policies and all other policies of insurance affecting the Leased Premises maintained by Landlord.

33. EXPANSION OPTIONS.  Tenant shall have the options to increase the Rentable Square Feet of the Leased Premises on the following terms and conditions:

(A)           Initial Expansion Option. Tenant shall have an option (the "Initial Expansion Option") to lease all or a portion of the unleased space on the fourth, fifth, seventh and eight floors of the Building, to be exercised on a full floor basis (except with respect to that portion of the fourth floor included in the Fourth Floor Premises), starting with the lowest floors (the "Initial Expansion Space"), on the same terms and conditions as the Upper Level Premises.  Tenant shall have the right to exercise the Initial Expansion Option by written notice received by Landlord on or before August 1, 2008.  Tenant acknowledges and agrees that its obligation to lease the Initial Expansion Space starting with the lowest floors shall be strictly enforced, except as expressly provided to the contrary in this Lease.  Within thirty (30) days after Tenant has timely exercised the Initial Expansion Option, Landlord and Tenant agree that they shall execute an amendment to this Lease incorporating the terms of such exercised Initial Expansion Option and other applicable terms and conditions related thereto.  Notwithstanding anything contained in this Lease to the contrary, if Tenant timely exercises the Initial Expansion Option, the term of Tenant's lease for so much of the Initial Expansion Space taken by Tenant shall commence on April 1, 2010 ("Initial/Additional Expansion Space Commencement Date") and expire on the Termination Date of this Lease.  Notwithstanding anything contained in this Article 33 to the contrary, Tenant shall have the option to elect, on a timely basis, as part of the Initial Expansion Option or the Additional Expansion Option (as hereinafter defined), to lease all or a portion of the seventh floor without being required to lease all or any of the Initial Expansion Space or all or any of the Additional Expansion Space (as hereafter defined) on the fourth and fifth floors.  In the event that Tenant exercises the Initial Expansion Option or Additional Expansion Option with respect to the seventh floor, Landlord shall, at Tenant's election, which election must be made at the time Tenant exercises the applicable expansion option, at Landlord's sole cost and expense (the costs of which shall not be included in Operating Expenses), demolish and remove the kitchen and cafeteria structures, improvements and fixtures, including the fan room located on the eighth floor, without any obligation to repair or restore the walls, ceilings, floors or other portions of the seventh floor and the eighth floor so affected thereby (except with respect to Landlord's demolition, removal and restoration obligations set forth on Exhibit Q attached hereto and made a part hereof), prior to the Initial/Additional Expansion Space Commencement Date (the "Seventh Floor Kitchen Demolition").  In the event that Tenant elects, at the time Tenant exercises the applicable expansion option, that the kitchen or cafeteria structures, improvements and fixtures be only partially or selectively demolished (a "Partial Demolition") so that Tenant may incorporate certain portions of such structures, improvements and fixtures into Tenant's Initial Expansion Space or Additional Expansion Space, Landlord shall obtain bids for the costs of the Seventh Floor Kitchen Demolition and the Partial Demolition from contractors selected by Landlord.  If the estimated cost of the Partial Demolition ("Partial Demo Estimated Cost") is less than the estimated cost of the Seventh Floor Kitchen Demolition ("Total Demo Estimated Cost"), Landlord shall perform such Partial Demolition at Landlord's sole cost and expense.  If the Partial Demo Estimated Cost is greater than the Total Demo Estimated Cost, Landlord shall only be responsible for the costs and expenses for such Partial Demolition up to the amount of the Total Demo Estimated Cost and Tenant shall elect to either: (a) perform such Partial Demolition with contractors chosen by Tenant, which contracts shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, in which event Landlord shall reimburse Tenant for the costs of such Partial Demolition in the amount of the Total Demo Estimated Cost within thirty (30) days after Landlord's receipt of Tenant's written request therefor; or (b) require Landlord to perform such Partial Demolition, in which event Tenant shall reimburse Landlord, within thirty (30) days after Tenant's receipt of Landlord's written request therefor, for all actual, out-of-pocket, and without Landlord markup thereon, costs and expenses incurred by Landlord and Landlord's contractors in performing such Partial Demolition which exceed the Total Demo Estimated Cost.  If Landlord completes such Partial Demolition, Landlord shall use commercially reasonable efforts to coordinate all demolition and removal work for the Partial Demolition with Tenant's contractors and Landlord shall not be responsible for any delays in Tenant's construction of Tenant's Work which result therefrom.  If Tenant expands into the seventh floor of the Building and elects to utilize the HVAC system in the fan room on the eighth floor of the Building that provides service to the kitchen and cafeteria structures on the seventh floor, then the 1,369 rentable square feet of the eighth floor fan room shall be included in the Rentable Square Feet of the seventh floor expansion space.  Notwithstanding anything contained herein to the contrary, if Tenant timely exercises the Initial Expansion Option and desires to occupy all or any portion of the Initial Expansion Space prior to the Initial/Additional Expansion Space Commencement Date, Tenant must provide written notice thereof to Landlord at least thirty (30) days prior to the date Tenant intends to occupy the Initial Expansion Space, and during such period prior to the Initial/Additional Expansion Space Commencement Date, Tenant shall pay Landlord Annual Base Rent for the Initial Expansion Space in the amount of $5.00 per square foot.

(B)            Additional Expansion Option.  In addition to the Initial Expansion Option, Tenant shall have the option, to be exercised by delivering written notice to Landlord on or prior to July 1, 2009 (the "Additional Expansion Option") to expand into any portion of the Initial Expansion Space not previously leased by Tenant pursuant to the Initial Expansion Option (the "Additional Expansion Space"), starting with the lowest floors, provided that if Tenant elects to expand into any floor of the Additional Expansion Space, Tenant must expand into the entire floor (except for the fourth floor, where Tenant need only expand into the remaining portion thereof not already leased by Tenant).  If Tenant timely exercises the Additional Expansion Option as to any Additional Expansion Space, (i) the term of Tenant's lease of the Additional Expansion Space shall commence on the Initial/Additional Expansion Space Commencement Date and expire on the Termination Date of this Lease; (ii) the Annual Base Rent payable by Tenant for the Additional Expansion Space shall be $30.00 per rentable square foot commencing on the Initial/Additional Expansion Space Commencement Date and escalating by $0.50 per rentable square foot for each calendar year thereafter commencing on January 1, 2011; and (iii) Landlord shall provide Tenant with an improvement allowance for the Additional Expansion Space in the amount of $75.00 per rentable square foot per floor ("Expansion Improvement Allowance").  Tenant may apply an amount not to exceed: $2.00 per rentable square foot per floor of the Expansion Improvement Allowance toward any moving or relocation costs incurred by Tenant; $5.00 per rentable square foot per floor of the Expansion Improvement Allowance toward costs incurred by Tenant for architectural and space planning fees; and $28.00 per rentable square foot per floor of the Expansion Improvement Allowance toward costs and expenses incurred by Tenant reasonably related to relocating Tenant's business operations to, or preparing for the occupancy of or business operations within, the Additional Expansion Space; and Landlord shall have the right to deduct from the Expansion Improvement Allowance a supervisory fee not exceed three percent (3%) of the amount of the Expansion Improvement Allowance utilized by Tenant capped at One and 00/100 Dollar ($1.00) per rentable square foot of the Additional Expansion Space ("Expansion Supervisory Fee"), for hard construction costs.  Except for the Expansion Supervisory Fee, Landlord shall not be entitled to any move-in, move-out, elevator or other supervisory fee, in connection with Tenant's taking or returning all or any portion of the Additional Expansion Space.  Notwithstanding anything contained herein to the contrary, if Tenant timely exercises the Additional Expansion Option and desires to occupy all or any portion of the Additional Expansion Space prior to the Initial/Additional Expansion Space Commencement Date, Tenant must provide written notice thereof to Landlord at least thirty (30) days prior to the date Tenant intends to occupy the Additional Expansion Space, and during such period prior to the Initial/Additional Expansion Space Commencement Date, Tenant shall pay Landlord Annual Base Rent for the Additional Expansion Space in the amount of $5.00 per square foot.

(C)           Lower Level Premises Option.  In addition to the Initial Expansion Option and the Additional Expansion Option, Tenant shall have the option (the "Lower Level Premises Option") to expand into the entire lower level one space containing approximately 38,732 rentable square feet (the "LL1 Expansion Space") and a portion of the lower level two space containing approximately 10,000 rentable square feet (the "LL2 Expansion Space").  The LL1 Expansion Space and the LL2 Expansion Space shall be together referred to herein as the "LL Expansion Space").  Tenant shall exercise the Lower Level Premises Option by delivering written notice to Landlord on or prior to July 1, 2014.  If Tenant timely exercises the Lower Level Premises Option set forth herein: (i) Tenant's lease of the LL Expansion Space shall commence on January 1, 2015 (the "LL Expansion Commencement Date") and expire on the Termination Date of this Lease; and (ii) Annual Base Rent for the LL Expansion Space shall be $20.00 per rentable square foot gross (i.e., no Taxes and/or Operating Expenses shall be charged with respect to the LL Expansion Space and the LL Expansion Space shall not be subject to rent escalations during the initial Term of this Lease).  Tenant acknowledges and agrees that if Tenant exercises the Lower Level Premises Option, Tenant's lease of the LL Expansion Space shall be on an "as-is", "where-is" basis and Tenant must exercise the Lower Level Premises Option with respect to all of the LL Expansion Space if Tenant wishes to lease any of the LL Expansion Space.

(D)           Upper Level Premises Expansion Option. Provided this Lease is still in full force and effect and Tenant has not exercised any Upper Level Relinquishment Option (as defined in Article 37 of this Lease), Tenant shall have an additional option (the "Upper Level Premises Expansion Option") to expand into approximately 25,000 rentable square feet of non-retail, above-grade space in the Building which is located in no more than two separate tranches (the "Upper Level Premises Expansion Space").  Tenant shall exercise the Upper Level Premises Expansion Option by delivering written notice to Landlord prior to January 1, 2013 ("Tenant's Expansion Option Notice").  If Tenant does not deliver Tenant's Expansion Option Notice to Landlord prior to January 1, 2013, this Section 33(D) shall automatically be deemed null and void and of no further force and effect.  In the event Tenant timely delivers Tenant's Expansion Option Notice, Landlord shall provide Tenant with a written notice no earlier than January 1, 2013 and no later than January 1, 2015 ("Landlord's Expansion Response Notice") notifying Tenant of (i) the exact size and location of the Upper Level Premises Expansion Space being offered; (ii) the projected commencement date for Tenant's lease of the Upper Level Premises Expansion Space, which commencement date shall be at least twelve (12) months after Tenant's receipt of Landlord's Expansion Response Notice; and (iii) Landlord's determination of the Fair Market Rental Rate (as defined in Section 34.6 below) for such Upper Level Premises Expansion Space; provided, however, Tenant may object to Landlord's determination of the Fair Market Rental Rate, which shall then be determined in accordance with Section 34.7 hereof.   Tenant shall have within ninety (90) days after Tenant's receipt of Landlord's Expansion Response Notice to accept, in writing, the Upper Level Premises Expansion Space offered in Landlord's Expansion Response Notice: (a) upon all of the terms and conditions set forth in Landlord's Expansion Response Notice; or (b) upon all of the terms and conditions set forth in Landlord's Expansion Response Notice except for Landlord's determination of the Fair Market Rental Rate.  Tenant must accept all of the Upper Level Premises Expansion Space designated in Landlord's Expansion Response Notice if Tenant desires to accept any such Upper Level Premises Expansion Space.  If Tenant fails to accept Landlord's offer of the Upper Level Premises Expansion Space in writing as set forth in item (a) or item (b) above, within the aforesaid ninety (90) day period, then (i) Tenant shall be deemed to have rejected such Upper Level Premises Expansion Space, (ii) Landlord shall have the right to lease the Upper Level Premises Expansion Space designated in Landlord's Upper Level Premises Expansion Notice to other parties and Tenant shall have no further rights or claims thereto, and (iii) this Section 33(D) shall automatically become null and void and of no further force and effect.  Furthermore, if Tenant timely delivers the Tenant's Expansion Option Notice, Tenant shall be deemed to have permanently waived the first Upper Level Relinquishment Option as set forth in Article 37 of this Lease.

(E)            Expansion Options.  The Initial Expansion Option, Additional Expansion Option, Lower Level Premises Option and Upper Level Premises Expansion Option shall be collectively referred to as the "Expansion Options".

(F)           Tenant's Rights. Notwithstanding anything contained in this Lease to the contrary, delivery of possession of the Initial Expansion Space, Additional Expansion Space, Lower Level Premises Expansion Space and Upper Level Premises Expansion Space (collectively, the "Expansion Space") to Tenant and commencement of Tenant's leasing thereof is and shall be subject to Landlord's obtaining possession from any prior tenant or occupant of the Building who holds over in the Expansion Space beyond the applicable lease expiration date.  Landlord shall deliver possession of the Expansion Space to Tenant on or prior to the commencement date set forth in subsections (A), (B), (C) and (D) above, with respect to the particular Expansion Space in question (collectively, the "Expansion Space Commencement Date"); provided, however, that if Landlord is unable to deliver any portion of the Expansion Space to Tenant on the applicable Expansion Space Commencement Date, (i) Tenant shall not be obligated to pay any Rent with respect to such portion of the Expansion Space until the date such portion of the Expansion Space is actually delivered by Landlord; (ii) the Expiration Date of this Lease shall not be affected thereby; and (iii) Landlord shall pay to Tenant the amount of the holdover rent actually received by Landlord for the tenant’s holdover in the applicable Expansion Space which exceeds the actual monthly base rent and additional rent payable by the holdover tenant during the last month of the tenant’s lease term, after Landlord deducts any reasonable, out-of-pocket expenses incurred by Landlord in conjunction with such holdover, including, but not limited to, reasonable attorneys’ fees and court costs, if any.  Except as otherwise expressly set forth in this Article 33 to the contrary, Tenant shall accept possession of the Expansion Space and commence paying Rent therefor on the date of delivery of possession thereof by Landlord.

(G)           Default.  If Tenant is in Default under this Lease, on the date Tenant exercises the applicable Expansion Options or at any time thereafter until the date the applicable Expansion Space is occupied by Tenant, and such Default is not cured within the applicable grace or cure period specified in this Lease, then, at Landlord's option, Tenant's rights pursuant to this Article 33 with respect to the applicable Expansion Space shall lapse and be of no further force and effect.

(H)           Intentionally Omitted.

(I)           No Cancellation.  Except as otherwise expressly provided in this Article 33 to the contrary, Tenant acknowledges and agrees that upon the exercise of any of the Expansion Options set forth in this Article 33, Tenant shall not have the right to withdraw, cancel or modify such exercise without Landlord's prior written consent, which consent may be withheld for any reason at all in Landlord's sole discretion.

(J)           Termination Date.  Tenant's lease of any Expansion Space shall expire concurrently with the Termination Date of this Lease.

34. RENEWAL OPTIONS.

34.1.                      Renewal Options.  Subject to the provisions of this Article 34, Tenant shall have two (2) options to extend the Term (each, a "Renewal Option", and together, the "Renewal Options") for all of the Leased Premises (including any space added to the Leased Premises pursuant to Article 33, Expansion Options, Article 38, Right of First Refusal, or Article 39, Right of First Offer) for a period of ten (10) years each (each, a "Renewal Term", and together, the "Renewal Terms"), which options shall be exercisable by written notice delivered by Tenant to Landlord as provided below.  Upon the proper exercise of a Renewal Option, the Term of this Lease shall be extended by the applicable Renewal Term, subject to every term and condition of this Lease, except that (a) Landlord shall have no obligation to improve the Leased Premises or the Building nor to provide Tenant with an allowance for the same (provided that the absence of such shall be reflected in the Renewal Rent therefor), and (b) the Annual Base Rent for the Leased Premises shall be the applicable "Renewal Rent" (as defined in Section 34.3 below).

34.2.                      Exercise of Option.  To exercise a Renewal Option, Tenant shall deliver a written notice ("Renewal Notice") to Landlord no later than twelve (12) months prior to the expiration of the initial Term of this Lease, as to the first Renewal Option, and no later than twelve (12) months prior to the expiration of the initial Renewal Term, as to the second Renewal Option.  A Renewal Option shall not be effective if, as of the date of exercise thereof, a Default has occurred and is continuing.  If Tenant does not deliver a Renewal Notice to Landlord at least twelve (12) months prior to the expiration of the initial Term of this Lease, this Article 34 shall automatically become null and void and of no further force and effect.

34.3.                      Renewal Rent.  The Annual Base Rent payable hereunder for the Leased Premises during the Renewal Term (the "Renewal Rent") shall be equal to the Fair Market Rental Rate (as defined and determined pursuant to Section 34.6 below) as of the commencement date for the applicable Renewal Term (for each Renewal Term, the "Renewal Term Commencement Date").

34.4.                      Intentionally Omitted.

34.5           All of the Leased Premises.  Tenant must exercise each Renewal Option as to all of the Leased Premises demised under this Lease as of the date Tenant delivers the Renewal Notice.  Tenant may not exercise a Renewal Option as to only a portion of the Leased Premises.

34.6           Fair Market Rental Rate.  For the purposes of this Lease, the "Fair Market Rental Rate" shall be defined as a rate comprised of (a) the prevailing base rent rate per square foot of rentable area available in the Pertinent Market (as hereinafter defined), taking all economic factors into consideration, including concessions, and (b) one hundred percent (100%) of any annual escalation of any such base rent rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, both (a) and (b) taking into account (i) comparable leases (on the basis of factors including, but not limited to, size and location of space, commencement date and term of lease), if any, executed within the previous six (6) months for improved space in the Building and (ii) leases for comparable (on the basis of factors such as, but not limited to, size and location of space, commencement date, base year, and term of lease) similarly improved space in similar office buildings in the Chicago Central Loop submarket in which the Building is located which are comparable to the Building in reputation, quality, age, size, location, and level and quality of services provided.  The Building, together with such comparable buildings, are herein referred to as the "Pertinent Market".  In determining the Fair Market Rental Rate, any party making such determination shall also take into consideration: (w) the definition of rentable area or net rentable area with respect to which such rental rates are computed and (x) annual market escalations of base rent, tax and operating expense stops, and the like.

34.7           Determination Procedure.  The Fair Market Rental Rate for each Renewal Term shall be determined pursuant to the provisions of this Article 34, and Landlord and Tenant shall have no further right to appraisal, shall be bound by any determination made pursuant to this Article 34 and shall be obligated to pay and accept the rate as determined hereby.  Landlord shall make its determination of the Fair Market Rental Rate for the applicable Renewal Term by using its good faith judgment.  Landlord shall provide written notice of such amount to Tenant within thirty (30) days after the later of (i) Landlord's receipt of Tenant's Renewal Notice or (ii) fifteen (15) months before the applicable Renewal Term Commencement Date.

(i)           Tenant shall have fifteen (15) business days ("Tenant’s Review Period") after receipt of Landlord’s notice of the Fair Market Rental Rate within which to accept such rental or to object thereto in writing.  In the event Tenant accepts Landlord's determination of the Fair Market Rental Rate in writing, Landlord and Tenant shall execute an amendment setting forth the terms and conditions of Tenant's lease of the Leased Premises during the Renewal Term.  In the event Tenant fails to accept or rejects Landlord’s determination of the Fair Market Rental Rate in writing prior to the expiration of Tenant's Review Period, Tenant shall be deemed to have objected to Landlord's determination.  In the event that Tenant objects or is deemed to have objected to Landlord's determination of the Fair Market Rental Rate, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their good faith efforts.  If Landlord and Tenant fail to reach agreement within forty-five (45) days following the expiration of Tenant’s Review Period (the "Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (iii) and (iv) below.

(ii)           In the event that Landlord fails to timely generate the initial written notice of Landlord’s determination of the Fair Market Rental Rate within thirty (30) days after the later of (A) Landlord's receipt of Tenant's Renewal Notice or (B) fifteen (15) months prior to the applicable Renewal Term Commencement Date, Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days ("Landlord's Review Period") after receipt of Tenant’s notice of Tenant's determination of the Fair Market Rental Rate within which to accept such rental.  In the event Landlord fails to accept in writing such rental proposed by Tenant within such fifteen (15) day period, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate using their good faith efforts.  If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord’s Review Period (which shall be, in such event, the "Outside Agreement Date" in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (iii) and (iv) below.

(iii)           Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange their respective determinations of the Fair Market Rental Rate in sealed envelopes and then open such envelopes in each other’s presence (each determination respectively, "Landlord's Determination" and "Tenant's Determination", and together, the "Determinations").  If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, the Fair Market Rental Rate shall be determined as follows, each party being bound by its determination and Landlord's Determination and Tenant's Determination establishing the only two choices available to the Appraisal Panel (as hereinafter defined).

(iv)           Within ten (10) days after the parties exchange the Determinations, the parties shall each appoint an arbitrator who shall be (A) a licensed Illinois real estate broker with at least ten (10) years' experience in leasing commercial office space in buildings similar to the Building in the Pertinent Market immediately prior to his or her appointment and (B) familiar with the rentals then being charged in the Building and in the comparable buildings.  Landlord and Tenant may each appoint the real estate brokers who assisted in shaping Landlord's Determination and Tenant's Determination, respectively, as their respective arbitrators.  If either Landlord or Tenant fails to appoint an arbitrator within the ten (10) day period, the Fair Market Rental Rate for the Renewal Term shall be deemed to be the Determination of the party who properly selected an arbitrator.  Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly qualified, independent arbitrator who has not had any prior business relationship with either party (the "Independent Arbitrator").  If an Independent Arbitrator has not been so selected by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the Chicago Association of Realtors or the American Arbitration Association (or any successor thereto).  Within five (5) days after the appointment of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the "Appraisal Panel").  The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentation, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish.  Within fifteen (15) days following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination of Fair Market Rental Rate for the Renewal Term, shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of the Lease, and the Appraisal Panel shall render such decision to Landlord and Tenant within such fifteen (15) day period.  The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of the law of the State of Illinois.  In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.  The party whose determination was not selected by the Appraisal Panel shall pay all of the fees and expenses of the arbitrators designated by each party, the fees and expenses of the Independent Arbitrator, and the costs and expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

35. RETAIL PREMISES RELINQUISHMENT OPTION.

(A)           Provided that Tenant is not in Default on either the Retail Relinquishment Date (as defined herein) or the Retail Relinquishment Notice Date (as defined herein), Tenant shall have the right effective as of December 31, 2010 (the "Retail Relinquishment Date") to terminate the Lease with respect to (i) all of the Retail Premises ("Total Retail Relinquishment Option"); or (ii) a portion of the Retail Premises ("Partial Retail Relinquishment Option"), provided that the portion of the Retail Premises that is not relinquished by Tenant: (a) begins at the western-most portion of the Retail Premises parallel to LaSalle Street, (b) ends at a logical demarcation point (e.g., at a column) within the Retail Premises, and (c) does not extend east of the cross-hatched portion of the Retail Premises as depicted on Exhibit N attached hereto.  The portion of the Retail Premises that is relinquished by Tenant pursuant to this Article 35 shall be referred to as the "Relinquished Premises").  The Total Retail Relinquishment Option and the Partial Retail Relinquishment Option are sometimes together referred to herein as the "Retail Relinquishment Option".  The Retail Relinquishment Option shall be exercised by Tenant giving written notice to Landlord (the "Retail Relinquishment Notice") on or before April 1, 2010 (the "Retail Relinquishment Notice Date").

(B)           If Tenant exercises the Total Retail Relinquishment Option in accordance with the terms of this Article 35: (a) all obligations of Landlord and Tenant (including the payment of Rent and other charges) under this Lease with respect to the Retail Premises, except indemnification and other obligations under this Lease which expressly survive any termination or expiration hereof, shall cease as of midnight on the Retail Relinquishment Date, (b) the Retail Premises and the Retail Signs shall be surrendered by Tenant upon the Retail Relinquishment Date in accordance with the terms of Article 18 and Section 28.3, respectively, of this Lease, (c) Tenant's Retail Premises Proportionate Share shall be eliminated, (d) Tenant shall remove, and have no further right to operate, "ATM 1" as depicted on Exhibit N attached hereto, and (e) the rentable square footage of the Retail Premises shall be removed from the Leased Premises and Tenant shall continue to lease from Landlord the rentable square footage of the Leased Premises which shall remain thereafter until the Termination Date, subject to the terms of Articles 36 and 37 hereinbelow.

(C)           If Tenant exercises the Partial Retail Relinquishment Option in accordance with the terms of this Article 35: (a) Tenant's Retail Relinquishment Notice shall set forth the size and configuration of the Relinquished Premises; (b) all obligations of Landlord and Tenant (including the payment of Rent and other charges) under this Lease solely with respect to the Relinquished Premises, except indemnification and other obligations under this Lease which expressly survive any termination or expiration hereof, shall cease as of midnight on the Retail Relinquishment Date, (c) the Relinquishment Premises and the Retail Signs shall be surrendered by Tenant upon the Retail Relinquishment Date in accordance with the terms of Article 18 and Section 28.3, respectively, of this Lease, (d) Tenant's Retail Premises Proportionate Share shall be reduced accordingly, (e) Tenant shall remove, and have no further right to operate, "ATM 1" as depicted on Exhibit N attached hereto, and (f) the rentable square footage of the Relinquished Premises shall be removed from the Leased Premises and Tenant shall continue to lease from Landlord the rentable square footage of the Leased Premises (including that portion of the Retail Premises which has not been relinquished) which shall remain thereafter until the Termination Date, subject to the terms of Articles 36 and 37 hereinbelow.

(D)           If Tenant fails to timely deliver the Retail Relinquishment Notice, Tenant's Retail Relinquishment Option granted hereunder shall automatically and without further action by the parties hereto be deemed to be null and void.  If Landlord or Tenant so requires, Landlord and Tenant shall execute an amendment to this Lease not less than thirty (30) days prior to the Retail Relinquishment Date memorializing the modification to the Leased Premises, Rent, Tenant's Retail Premises Proportionate Share, and other terms and conditions of this Lease.

36. TERMINATION OPTION.

Provided that Tenant is not in Default on either the Early Termination Date (as defined herein) or the Early Termination Notice Date (as defined herein), Tenant shall, during the Term, have a one (1)-time right effective 11:59 p.m. on December 31, 2018 ("Early Termination Date") to terminate the Lease with respect to all (and not a part) of the Leased Premises.  Such option to terminate shall be exercised by Tenant giving written notice to and received by Landlord ("Early Termination Notice") on or before December 31, 2017 ("Early Termination Notice Date").  In the event Tenant exercises the termination option described herein, Tenant shall deliver to Landlord a payment equal to Landlord's unamortized transaction costs, which shall be: (i) Landlord's Maximum Contribution and any subsequent tenant improvement allowance, (ii) free rent, if any (as to any space added to the Leased Premises after the Effective Date, including but not limited to Upper Level Premises Expansion Space, Refusal Space and First Offer Space) but expressly excluding any beneficial occupancy, and (iii) any leasing or brokerage commissions paid by Landlord in connection with this Lease, calculated based on an interest rate of eight percent (8%) per annum on a compounded basis, plus three (3) months of Tenant's gross Rent in effect upon the Early Termination Date (collectively, the "Early Termination Fee"); provided, however, that one half (1/2) of the Early Termination Fee shall be delivered to Landlord simultaneously with the Early Termination Notice, and the remaining one half (1/2) of the Early Termination Fee shall be delivered to Landlord upon the Early Termination Date.  The parties acknowledge and agree that the Early Termination Fee is the reasonable consideration payable to Landlord for such termination with respect to the Leased Premises leased to Tenant in the Building.

37. UPPER LEVEL RELINQUISHMENT OPTIONS.

(A)           If Tenant is leasing the Threshold Amount of rentable square feet in the Building upon the last day of the sixth (6th) Lease Year, Tenant shall have two (2) options (each being an "Upper Level Relinquishment Option") to terminate the Lease with respect to one (1) entire floor (and not a portion thereof) of the Upper Level Premises (e.g., one (1) entire floor with respect to each Upper Level Relinquishment Option) located on the sixth (6th) floor or higher (each such floor constituting a "Recapture Floor") which options, if exercised, shall be effective at 11:59 p.m. on (a) the last day of the seventh (7th) Lease Year as to the first (1st) option (the "First Upper Level Relinquishment Date") and (b) the last day of the twelfth (12th) Lease Year as to the second (2nd) option (the "Second Upper Level Relinquishment Date", with the First Upper Level Relinquishment Date and the Second Upper Level Relinquishment Date each being known as an "Upper Level Relinquishment Date").  Notwithstanding the foregoing, if Tenant is leasing less than the Threshold Amount of rentable square feet in the Building upon the last day of the sixth (6th) Lease Year, Tenant shall have the right to exercise only one (1) Upper Level Relinquishment Option with respect to one (1) Recapture Floor upon either the First Upper Level Relinquishment Date or the Second Upper Level Relinquishment Date.  Any Upper Level Relinquishment Option shall be exercised by Tenant giving written notice thereof to Landlord (the "Upper Level Relinquishment Notice") at least twelve (12) months prior to the applicable Upper Level Relinquishment Date.  If Tenant exercises an Upper Level Relinquishment Option in accordance with the terms of this Article 37 (a) all obligations of Landlord and Tenant (including the payment of Rent and other charges) under this Lease with respect to the applicable Recapture Floor, except indemnification and other obligations under this Lease which expressly survive any termination or expiration hereof, shall cease as of midnight on the applicable Upper Level Relinquishment Date, (b) the applicable Recapture Floor shall be surrendered by Tenant upon the applicable Upper Level Relinquishment Date in accordance with the terms of Article 18 of this Lease, (c) Tenant's Upper Level Premises Proportionate Share shall be reduced accordingly, and (d) the rentable square footage of the applicable Recapture Floor shall be removed from the Leased Premises and Tenant shall continue to lease from Landlord the rentable square footage of the Leased Premises which shall remain thereafter until the Termination Date, subject to the terms of Article 36 hereinabove.  If Tenant fails to timely deliver an Upper Level Relinquishment Notice for any Upper Level Relinquishment Option granted hereunder, such Upper Level Relinquishment Option shall automatically and without further action by the parties hereto be deemed to be null and void.  Furthermore, notwithstanding anything contained in this Article 37 to the contrary, if Tenant delivers a written acceptance of the Upper Level Premises Expansion Space set forth in Landlord's Expansion Response Notice pursuant to Section 33(D) of this Lease, Tenant shall automatically forfeit Tenant's right to exercise the first Upper Level Relinquishment Option.

(B)           In the event Tenant exercises an Upper Level Relinquishment Option described herein, Tenant shall deliver to Landlord, simultaneously with the Upper Level Relinquishment Notice, a payment equal to Landlord's unamortized transaction costs, which shall be: (i) Landlord's Maximum Contribution and any subsequent tenant improvement allowance, (ii) free rent, if any (as to any space added to the Leased Premises after the Effective Date, including but not limited to Upper Level Premises Expansion Space, Refusal Space and First Offer Space) and expressly excluding any beneficial occupancy, and (iii) any leasing or brokerage commissions paid by Landlord in connection with the applicable Recapture Floor, calculated based on an interest rate of eight percent (8%) per annum on a compounded basis, plus three (3) months of Tenant's gross Rent in effect for such Recapture Floor upon the applicable Upper Level Relinquishment Date (collectively, the "Recapture Floor Termination Fee").  The parties acknowledge and agree that the Recapture Floor Termination Fee is the reasonable consideration payable to Landlord for such termination with respect to any particular Recapture Floor leased to Tenant in the Building.

(C)           Tenant's right to exercise any Upper Level Relinquishment Option is made expressly subject to the conditions that (i) on the date upon which Tenant delivers an Upper Level Relinquishment Notice to Landlord and (ii) upon the applicable Upper Level Relinquishment Date, neither this Lease nor Tenant's right to possession of the Leased Premises has been previously terminated and Tenant is not in Default under this Lease.

(D)           If Landlord or Tenant so requires, Landlord and Tenant shall execute an amendment to this Lease not less than thirty (30) days prior to any Upper Level Relinquishment Date memorializing the modification to the Leased Premises, Rent, and other conditions of this Lease resulting from the exercise of any Upper Level Relinquishment Option.

38. RIGHT OF FIRST REFUSAL

38.1 Right of First Refusal. Landlord hereby grants Tenant a one-time right of first refusal ("Right of First Refusal") with respect to certain space in the Building located on floors ten, eleven and twelve ("Refusal Space"), subject to the terms and conditions set forth in this Article 38.  Landlord shall use commercially reasonable efforts to lease floors nine, ten, eleven and twelve from the top down.

38.2 Procedure. Provided that as of the date of the giving of the Refusal Notice (as defined in Section 38.3 below) through and including the Refusal Space Commencement Date (as defined in Section 38.3 below), (i) Tenant has exercised the Expansion Options (other than the Upper Level Premises Expansion Option and the Lower Level Premises Option) subject to the terms of Section 38.6 below, and (ii) Tenant is not in Default under the Lease, then, if at any time during the Term the Refusal Space is, or is to become, vacant and unencumbered by any rights of any third party, and if Landlord enters into and completes a serious negotiation from which a lease draft is expected to be produced ("Serious Negotiation") for the Refusal Space with anyone (a "Proposed Tenant") who is interested in leasing all or any portion of the Refusal Space, Landlord shall first offer to Tenant the right to lease such Refusal Space upon all the terms and conditions that the Proposed Tenant and Landlord agree upon and are willing to accept with respect to the Refusal Space (“Proposed Lease”), including but not limited to: (a) the proposed Annual Base Rent for the Refusal Space, (b) the proposed commencement date for the Refusal Space, (c) any economic terms for the Proposed Tenant’s Lease of the Refusal Space, including any tenant improvement allowance or rent abatement and other concessions, (d) the term of the lease for the Refusal Space, and (e) the exact square footage of the Refusal Space being offered.

38.3 Refusal Notice. Such offer of the Refusal Space shall be made by Landlord to Tenant in a written notice (the "Refusal Notice") which Refusal Notice shall contain a copy of an executed or unexecuted final letter of intent and shall specify: (a) the location, configuration and rentable square footage of the Refusal Space and the date of commencement of the term of the Refusal Space (the "Refusal Space Commencement Date") under the Proposed Lease with the Proposed Tenant, (b) the Annual Base Rent for the Refusal Space, (c) the expiration date for Tenant’s lease of the Refusal Space and (d) any other material economic terms contained in the Proposed Lease.  Landlord shall use commercially reasonable efforts to provide Tenant with written or verbal notices regarding the general status of negotiations with the Proposed Tenant before such negotiations are complete.  Provided Landlord has previously notified Tenant of the negotiations with the Proposed Tenant before delivering the Refusal Notice, Tenant may accept the offer set forth in the Refusal Notice by delivering to Landlord an unconditional acceptance of such offer, in writing, within five (5) business days after delivery by Landlord of the Refusal Notice to Tenant ("Tenant's Acceptance Notice").  If Landlord has not notified Tenant of the negotiations with the Proposed Tenant in writing or verbally at least five (5) business days before delivering the Refusal Notice to Tenant, then Tenant shall have ten (10) business days to deliver Tenant's Acceptance Notice.  If Tenant does not accept (or fails to timely submit Tenant's Acceptance Notice) an offer made by Landlord pursuant to the provisions of this Section 38.3 with respect to the Refusal Space designated in the Refusal Notice, then Landlord shall be under no further obligation to Tenant with respect to such space. In order to send the Refusal Notice, Landlord does not need to have a negotiated lease with the Proposed Tenant but may merely have entered into and completed a Serious Negotiation.

38.4 All Refusal Space. Tenant must accept all Refusal Space offered by Landlord in the Refusal Notice if it desires to accept any of such Refusal Space and may not exercise its right with respect to only a portion of such space.  If Landlord desires to lease more than just the Refusal Space to a Proposed Tenant, Landlord may offer to Tenant, pursuant to all of the terms of this Article 38 all such space which Landlord desires to lease, and Tenant may exercise its rights hereunder with respect to all such space or for the Refusal Space only.  If Tenant at any time declines the Refusal Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Article 38 with respect to the Refusal Space that was the subject of the Refusal Notice, and Landlord shall be free to lease the Refusal Space to the Proposed Tenant, or any other interested party, provided that such lease with the Proposed Tenant or other interested party (A) is executed within one hundred and eighty (180) days after the date Tenant's Right of First Refusal lapsed or Tenant waived the same, and (B) is on the same terms and conditions set forth in the Refusal Notice; otherwise, Tenant's rights under this Article 38 with respect to such Refusal Space shall be deemed reinstated and Landlord shall resubmit a Refusal Notice to Tenant for any new proposed transaction.  If Tenant properly exercises its Right of First Refusal, Landlord shall prepare an amendment (the "Refusal Space Amendment") adding the Refusal Space to the Leased Premises on the terms set forth in the Refusal Notice and reflecting the changes in the Annual Base Rent, the Rentable Square Feet of the Leased Premises, Tenant's Upper Level Premises Proportionate Share of Operating Expenses, the Refusal Space Commencement Date, other concessions set forth in the Refusal Notice, and otherwise on the same terms as contained in the Lease.  A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of Tenant's notice of exercise, and the parties shall proceed diligently to fully execute the Refusal Space Amendment within fifteen (15) business days thereafter.

38.5 Delivery of Refusal Space. If Tenant properly exercises any Right of First Refusal as set forth in this Article 38, Landlord shall deliver possession of the Refusal Space to Tenant on or prior to the Refusal Space Commencement Date; provided, however, that if Landlord is unable to deliver any portion of the Refusal Space to Tenant on the applicable Refusal Space Commencement Date, (i) Tenant shall not be obligated to pay any Rent with respect to such portion of the Refusal Space until the date such portion of the Refusal Space is actually delivered by Landlord; (ii) the Expiration Date of this Lease shall not be affected thereby; and (iii) Landlord shall pay to Tenant the amount of the holdover rent actually received by Landlord for the tenant’s holdover in the applicable Refusal Space which exceeds the actual monthly base rent and additional rent payable by the holdover tenant during the last month of the tenant’s lease term, after Landlord deducts any reasonable, out-of-pocket expenses incurred by Landlord in conjunction with such holdover, including, but not limited to, reasonable attorneys’ fees and court costs, if any.

38.6 Expansion Options. In the event that Tenant has not exercised the Expansion Options with respect to all of the Initial Expansion Space or Additional Expansion Space prior to the date Landlord delivers the Refusal Notice, Tenant may exercise Tenant's Right of First Refusal with respect to the Refusal Space if, and only if Tenant exercises any remaining (if any) option to expand into the Expansion Space then available (“Simultaneous Exercise of Expansion Option”).  The Simultaneous Exercise of Expansion Option shall be exercised in accordance with the terms and conditions set forth in Article 33 above, except that Tenant shall only be able and required to lease the Expansion Space then available which is not (a) being leased or occupied by another tenant or occupant of the Building, or (b) subject to the rights of such other tenant or occupant.

38.7           One-time Right.  Once Tenant rejects (or fails to timely accept) the Refusal Space set forth in Landlord's Refusal Notice, Tenant shall have no further rights to such Refusal Space under this Article 38, subject to the terms of Sections 38.3 and 38.4.  Landlord shall use commercially reasonable efforts to lease the Refusal Space, or any portion thereof, to a Proposed Tenant starting with the highest floors of the Refusal Space first; provided, however, Tenant acknowledges and agrees that Landlord shall not be liable to Tenant, Tenant shall have no claim against Landlord and Landlord shall not be in default under this Lease if a Proposed Tenant chooses to not to lease the Refusal Space starting with the highest floors first, provided Landlord has used such commercially reasonable efforts.

38.8           Additional Rights of First Refusal.  Notwithstanding anything to the contrary contained in this Lease, commencing upon the Effective Date, Landlord grants Tenant ongoing rights of first refusal on (i) the LL Expansion Space ("Lower Level Refusal Space") (the "Lower Level Refusal Option") and (ii) any space located on the ninth (9th) floor of the Building ("Ninth Floor Refusal Space") (the "Ninth Floor Refusal Option"), upon the terms and conditions set forth below.

(A)           Lower Level Refusal Option.  Landlord must offer the Lower Level Refusal Space to Tenant in accordance with all of the terms and conditions of Section 38.2 through Section 38.5 which apply to the Refusal Space, except that: (1) Tenant shall not be required to exercise the Expansion Options not previously exercised to accept the Lower Level Refusal Space designated in Landlord's Refusal Notice; and (2) once Tenant rejects (or fails to timely accept) any Lower Level Refusal Space set forth in Landlord's Refusal Notice, Tenant's Lower Level Refusal Option shall still apply to such Lower Level Refusal Space if the Proposed Tenant elects not to lease such space or elects to lease such space on terms and conditions that vary from those set forth in the Refusal Notice.

(B)           Ninth Floor Refusal Option.  Landlord must offer the Ninth Floor Refusal Space to Tenant in accordance with all of the terms and conditions of Section 38.2 through Section 38.5 which apply to the Refusal Space, except that: (1) Tenant shall not be required to exercise the Expansion Options not previously exercised to accept any of the Ninth Floor Refusal Space set forth in Landlord's Refusal Notice; (2) Tenant's Ninth Floor Refusal Option shall be subject and subordinate to the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then leasing space on the ninth floor (or any of its subtenants, affiliates or assignees) pursuant to a renewal or extension option set forth in such lease, provided that such renewal or extension option was documented in Landlord's Refusal Notice, and (3) once Tenant rejects (or fails to timely accept) any Ninth Floor Refusal Space set forth in Landlord's Refusal Notice, Tenant's Ninth Floor Refusal Option shall still apply to such Ninth Floor Refusal Space if the Proposed Tenant elects not to lease such space or elects to lease such space on terms and conditions that vary from those set forth in the Refusal Notice.

38.9           Special Conditions on Term of Lease of Refusal Space or Ninth Floor Refusal Space.  Notwithstanding anything to the contrary contained in this Article 38, with respect to the Refusal Space and the Ninth Floor Refusal Space only, (i) if the initial term set forth in the Refusal Notice delivered by Landlord to Tenant expires prior to the Expiration Date of the initial Term of this Lease and Tenant properly exercises the Right of First Refusal, Tenant shall lease such Refusal Space and/or Ninth Floor Refusal Space for the term set forth in the Refusal Notice and the instrument governing Tenant's lease of such space shall contain options to renew the term of Tenant's lease of such space at the Fair Market Rental Rate, in accordance with the renewal procedures set forth in Sections 34.6 and 34.7 of this Lease, so that it shall expire coterminous with the Term of this Lease; and (ii) if Landlord delivers any Refusal Notice prior to December 31, 2013 in which the term of the proposed lease for such Refusal Space and/or Ninth Floor Refusal Space expires after the Expiration Date of this Lease, Tenant shall have the right to lease such Refusal Space and/or Ninth Floor Refusal Space for a term which expires coterminously with the Term of this Lease notwithstanding the term set forth in the Refusal Notice.

39. RIGHT OF FIRST OFFER

39.1 Right of First Offer. Landlord hereby grants Tenant an ongoing right of first offer ("Right of First Offer”) commencing April 1, 2010 and expiring December 31, 2020 with respect to the Initial Expansion Space and Additional Expansion Space ("First Offer Space"), subject to the terms and conditions set forth in this Article 39.

39.2 Procedure. Provided that as of the date of the giving of the First Offer Notice (as defined in Section 39.3 below), Tenant is not in Default under the Lease, then, if at any time on or prior to December 31, 2020, all or any portion of the First Offer Space is, or is to become, vacant and unencumbered by any rights of any third party, and if Landlord is interested in leasing the First Offer Space other than to the tenant then leasing such space (or its subtenants, affiliates or assignees), Landlord shall first offer to Tenant the right to lease such portion of the First Offer Space upon all the terms and conditions set forth in the Lease with respect to the Upper Level Premises except as otherwise set forth in Landlord’s First Offer Notice, subject to Section 39.6 below.  Notwithstanding anything to the contrary contained in this Lease, Tenant's Right of First Offer shall be subject and subordinate to the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then leasing such space (or any of its subtenants, affiliates or assignees), whether pursuant to a renewal or extension option in such lease or otherwise.

39.3 First Offer Notice. Such offer of the First Offer Space shall be made by Landlord to Tenant in a written notice (the "First Offer Notice") which shall specify (a) the location, configuration and rentable square footage of the First Offer Space and the date Landlord plans to deliver such First Offer Space to Tenant (the "First Offer Space Delivery Date"), (b) the Annual Base Rent for the First Offer Space, and (c) any other material economic terms pertaining to the First Offer Space.  Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord (i) an unconditional acceptance of such offer or (ii) an acceptance of such offer noting Tenant's objection to items (b) and (c) above, in writing, within ten (10) days after delivery by Landlord of the First Offer Notice to Tenant ("Tenant's First Offer Acceptance Notice").  If Tenant does not accept (or fails to submit Tenant's First Offer Acceptance Notice timely) an offer made by Landlord pursuant to the provisions of this Article 39 with respect to the First Offer Space designated in the First Offer Notice, then Landlord shall be under no further obligation to Tenant with respect to such First Offer Space except as otherwise expressly set forth in 39.4 below.  If Tenant's First Offer Acceptance Notice contains an objection to items (b) and (c) above, Landlord and Tenant shall use commercially reasonable efforts to agree on the Annual Base Rent and other economic terms for the First Offer Space within thirty (30) days after Landlord's receipt of Tenant's First Offer Acceptance Notice.  If Landlord and Tenant are unable to reach an agreement within such thirty (30) day period, the Annual Base Rent and other economic terms of Tenant's lease of the First Offer Space shall be determined in accordance with Sections 34.7(iii) and 34.7(iv) of this Lease (provided that the thirty (30) day period described in the immediately preceding sentence shall be deemed the Outside Agreement Date in accordance with Section 34.7(iii) of this Lease).

39.4 All First Offer Space. Tenant must accept all and not a portion of the First Offer Space offered by Landlord in the First Offer Notice if it desires to accept any of such First Offer Space.  If Tenant at any time declines the First Offer Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Article 39 with respect to the First Offer Space that was the subject of the First Offer Notice, and Landlord shall be free to lease the First Offer Space to another proposed tenant (the "Proposed First Offer Tenant"), provided that such lease with the Proposed First Offer Tenant is executed within one hundred eighty (180) days after the date Tenant's Right of First Offer lapsed or Tenant waived the same.  If the lease with the Proposed First Offer Tenant is not executed within such one hundred and eighty (180) day period, the subject portion of the First Offer Space shall once again be subject to Tenant's Right of First Offer as set forth in this Article 39, and Landlord must re-offer the First Offer Space to Tenant.  If Tenant properly exercises its Right of First Offer, Landlord shall prepare an amendment (the "First Offer Space Amendment") adding that portion of the First Offer Space to the Leased Premises on the terms set forth in the First Offer Notice and reflecting the changes in, among other things, the Annual Base Rent, the Rentable Square Feet of the Leased Premises, Tenant's Upper Level Premises Proportionate Share of Operating Expenses and otherwise on the same terms as contained in the Lease.  A copy of the First Offer Space Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of Tenant's notice of exercise, and the parties shall proceed diligently to fully execute the First Offer Space Amendment within fifteen (15) business days thereafter.

39.5 Delivery of First Offer Space. The commencement date for Tenant's lease of any First Offer Space ("First Offer Space Commencement Date") shall be the earlier to occur of: (i) one hundred and twenty (120) days after the date Landlord actually delivers the First Offer Space to Tenant or (ii) the date Tenant substantially completes Tenant's build-out of such First Offer Space.  If Tenant properly exercises any Right of First Offer as set forth in this Article 39, Landlord shall deliver possession of the First Offer Space to Tenant on or prior to the First Offer Space Delivery Date; provided, however, that if Landlord is unable to deliver any portion of the First Offer Space to Tenant on the applicable First Offer Space Delivery Date, (i) Tenant shall not be obligated to pay any Rent with respect to such portion of the First Offer Space until the First Offer Space Commencement Date; (ii) the Expiration Date of this Lease shall not be affected thereby; and (iii) Landlord shall pay to Tenant the amount of the holdover rent actually received by Landlord for the tenant’s holdover in the applicable First Offer Space which exceeds the actual monthly base rent and additional rent payable by the holdover tenant during the last month of the tenant’s lease term, after Landlord deducts any reasonable, out-of-pocket expenses incurred by Landlord in conjunction with such holdover, including, but not limited to, reasonable attorneys’ fees and court costs, if any.

39.6 Termination Date.  Notwithstanding anything contained in this Article 39 to the contrary, Tenant's lease of any First Offer Space shall expire concurrently with the Termination Date of this Lease.

40. LANDLORD DEFAULT.

(A)           In the event that Landlord shall default in the performance or observance of any of the terms, conditions or agreements in this Lease, Tenant shall give written notice thereof to Landlord and any Mortgagee of which Tenant has been made aware in writing.  Landlord shall be deemed to be in default ("Landlord Default") of this Lease if Landlord or any such Mortgagee fails to perform any act to be performed by Landlord hereunder or to comply with any condition or to comply with any condition or covenant contained herein on Landlord's part to be performed and such failure continues for more than thirty (30) days after Landlord receives written notice thereof from Tenant (or if such failure involves a hazardous or dangerous condition and is not cured by Landlord immediately upon written notice to Landlord), unless such failure by its nature cannot reasonably be cured within said thirty (30) day period (or immediately in the event of an emergency as aforesaid), in which event, provided Landlord commences to cure such failure within such thirty (30) day period (or immediately in the event of an emergency as aforesaid) and thereafter diligently and continuously proceeds to cure such failure, Landlord shall have such additional time as is reasonably necessary to cure such failure.  If a Landlord Default under this Lease occurs, Tenant may: (i) pursue the remedy of injunctive relief, including specific performance; (ii) sue Landlord for damages (expressly excluding consequential or punitive damages) suffered by Tenant as a result of the Landlord Default; or (iii) in certain circumstances and in accordance with the terms and conditions set forth in Section 40(B) below, cure the Landlord Default and seek expedited recovery of all costs and expenses incurred by Tenant in effecting such cure.

(B)           If Landlord defaults in the performance of any of its obligations under this Lease and such default remains uncured beyond the time periods set forth in Section 40(A) above, Tenant may cure such default if, and only if, all of the following conditions exist ("Self Help Conditions"): (1) Landlord has failed to cure the Landlord default within the applicable notice and cure periods set forth above; (2) prior to curing the default, Tenant provides Landlord with advance written notice (or oral notice in the event of an emergency) of the fact that Tenant intends to cure the default on Landlord's behalf; (3) if there is a mortgage on the Building, Tenant has complied with the terms of any subordination, non-disturbance and attornment agreement (or similar agreement) between Tenant and such mortgagee; (4) the action required to cure the default does not require Tenant to have access to the premises of any other tenant or occupant of the Building; and (5) the action required to cure the default does not involve the performance of work with respect to any of the following: (i) the structural integrity of the Building; or (ii) the heating, ventilating or air-conditioning systems of the Building; or (iii) the main (as opposed to lines, ducts and distribution channels located within the Leased Premises) electrical, exhaust, mechanical, plumbing, life safety, telecommunications, or security systems of the Building; or (iv) the Escalators or Tenant's Dedicated Elevator; or (v) the Ornamental Surfaces of the Grand Banking Hall.  If any Landlord Default occurs and the Self Help Conditions set forth in (1) through (5) above do not exist, Tenant shall have no right to perform any curative work.  In attempting to cure any default by Landlord, Tenant shall use commercially reasonable efforts to pursue the least expensive commercially reasonable course of action that can reasonably be expected to cure the default in question and, to the extent reasonably apparent to Tenant at such time, shall perform only so much work as is reasonably necessary to cure the default.  Tenant, in accordance with Tenant's indemnification obligations under this Lease, shall indemnify, defend and hold harmless Landlord and the Landlord Parties for any and all direct, out-of-pocket and reasonable liabilities, obligations, damages, penalties, claims, actions, charges and expenses arising from Tenant's negligence or willful misconduct in connection with the performance of such work, including any claims requiring defense by Landlord of tenants or occupants of the Building that are adversely affected by Tenant's performance of such work.  Upon completion of the curative work by Tenant, Tenant shall submit to Landlord all invoices, receipts and other documentation evidencing the costs and expenses incurred by Tenant in curing such Landlord Default ("Cure Costs").  Within fifteen (15) days after Landlord's receipt of such documentation, Landlord shall elect to either: (i) reimburse Tenant for all Cure Costs; or (ii) deliver written notice to Tenant (the "Disapproval Notice") objecting to such Cure Costs and stating the specific reason(s) for such objection (i.e. the documentation does not support the amount of the Cure Costs, the Self Help Conditions did not exist, the default cured by Tenant was not a Landlord Default under this Lease) (collectively, the "Disapproved Conditions").  If Landlord delivers the Disapproval Notice and Landlord and Tenant are unable to agree on the Disapproved Conditions within five (5) business days thereafter, the matter shall be submitted to expedited arbitration in accordance with Article 41 set forth below.  If Landlord neither completes item (i) nor item (ii) within such fifteen (15) day period as set forth above, Landlord shall be deemed to have elected item (ii), and, in such event, the matter shall be submitted to expedited binding arbitration in accordance with Article 41 of this Lease.  The arbitrator's determination shall be final and binding on the parties and the non-prevailing party shall pay for all costs and expenses associated with such arbitration.

41. ARBITRATION OF DISPUTES.  Landlord and Tenant hereby acknowledge and agree that the following arbitration provision shall not be binding on Landlord or Tenant in the event of any dispute under this Lease, unless such dispute is pursuant to Article 40 hereof; however, in the event Landlord transfers or assigns its interest in this Lease or otherwise sells or transfers the Property, this Article 41 shall be binding on Landlord's successor-in-interest (expressly excluding Landlord's Mortgagee or any affiliate of Landlord) and Tenant for any and all disputes under this Lease.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ANY CONTROVERSY, DISPUTE, OR CLAIM WHATSOEVER ARISING OUT OF, IN CONNECTION WITH, OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR BREACH OF ANY OF THE PROVISIONS OF THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE VALIDITY, SCOPE AND ENFORCEABILITY OF THIS ARBITRATION PROVISION, SHALL BE SETTLED, AT THE REQUEST OF ANY PARTY, BY EXPEDITED BINDING ARBITRATION CONDUCTED IN COOK COUNTY, ILLINOIS, IN ACCORDANCE WITH THE THEN EXISTING RULES FOR COMMERCIAL ARBITRATION OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF.  THE PARTIES EXPRESSLY AGREE THAT SUCH MATTERS SHALL BE SUBMITTED TO ONE (1) ARBITRATOR WHO SHALL BE A RETIRED JUDGE OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS.  IF THE PARTIES CANNOT AGREE UPON AN ARBITRATOR, ONE SHALL BE APPOINTED BY THE CHIEF JUDGE OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS FROM AMONG THAT COURT’S LIST OF RETIRED JUDGES OF SUCH COURT.  IT IS INTENDED THAT THIS ARBITRATION PROVISION BE VALID AND ENFORCEABLE.

42. GUARANTY AND SNDA CONTINGENCY.

This Lease shall not be deemed effective or binding upon Landlord or Tenant until: (A) Private Bancorp, Inc., an Illinois corporation ("Guarantor") executes and delivers to Landlord a guaranty in the form attached hereto as Exhibit P (the "Guaranty"); and (B) Landlord and AXA EQUITABLE LIFE INSURANCE COMPANY, the Mortgagee, execute and deliver the SNDA in the form attached hereto as Exhibit H to Tenant.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date and year first above written.

LANDLORD: TR 120 S. LASALLE CORP., a Delaware corporation By: /s/ Jenifer A. Ratcliffe Name: Jenifer A. Ratcliffe Its:President	TENANT: THE PRIVATEBANK AND TRUST COMPANY, an Illinois chartered bank By: /s/ C. Brant Ahrens Name: C. Brant Ahrens Its: Managing Director